UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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United Rentals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

March 21, 2017

Dear Fellow Stockholders:

You are cordially invited to attend this year’s annual meeting of stockholders, which will be held on Thursday, May 4, 2017, at the Boston Marriott Cambridge, 50 Broadway, Cambridge, Massachusetts. The meeting will start at 9:00 a.m., Eastern time.

Under U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On March 21, 2017, we mailed to our stockholders a Notice and Access to Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2017 proxy statement and annual report for the fiscal year ended December 31, 2016. The Notice also provides instructions on how to vote online or over the telephone and includes instructions on how to receive, free of charge, a paper copy of the proxy materials by mail.

Details of the business expected to come before the annual meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and proxy statement. Your vote is important. Whether or not you intend to be present at the meeting, it is important that your shares be represented. In addition to voting in person, stockholders of record may vote via a toll-free telephone number or over the Internet. Stockholders who received a paper copy of the proxy materials by mail may also vote by promptly completing, signing and mailing the enclosed proxy card in the return envelope provided.

Thank you for your continued support.

Sincerely,

JENNE K. BRITELL	MICHAEL J. KNEELAND
Chairman	Chief Executive Officer

UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

The annual meeting of stockholders of United Rentals, Inc. (the “Annual Meeting”) will be held at the Boston Marriott Cambridge, 50 Broadway, Cambridge, Massachusetts, on Thursday, May 4, 2017, at 9:00 a.m., Eastern time, for the following purposes:

1.	To elect the 9 directors nominated and recommended by the Board of Directors, as named in the accompanying proxy statement;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.	To approve our executive compensation on an advisory basis;

4.	To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years;

5.	To consider the Company’s proposal to amend the Company’s Restated Certificate of Incorporation to remove supermajority voting requirements;

6.	To consider a stockholder proposal on special shareowner meetings, if properly presented at the meeting;

7.	To consider the Company’s proposal to amend the Company’s Restated Certificate of Incorporation to allow amendment to By-Laws granting stockholders holding 25% or more the ability to call special meetings of stockholders; and

8	To transact such other business, if any, properly brought before the meeting.

The meeting may be adjourned or postponed from time to time. At any reconvened or rescheduled meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders, except as may be required by our By-Laws. Stockholders of record at the close of business on March 7, 2017, are entitled to notice of, and to vote on, all matters at the meeting and any reconvened or rescheduled meeting following any adjournment or postponement.

We are pleased to take advantage of U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivering proxy materials and reducing the environmental impact of the Annual Meeting.

March 21, 2017

By Order of the Board of Directors,

JOLI L. GROSS

Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 4, 2017. Prior to May 4, 2017, the Notice and Proxy Statement for the 2017 Annual Meeting of Stockholders and the Company’s 2016 Annual Report to Stockholders are available electronically at https://materials.proxyvote.com/911363. These materials are also available at https://www.unitedrentals.com/en/our-company/investor-relations/annual-reports-proxy-statements.

Page
Proxy Statement Summary	1

Annual Meeting of Stockholders	7

Proposal 1 - Election of Directors	13

Executive Officers	20

Board Matters	22

Corporate Governance Matters	27

Executive Compensation	31

Director Compensation	60

Equity Compensation Plan Information	62

Security Ownership of Certain Beneficial Owners and Management	63

Certain Relationships and Related Person Transactions	66

Audit Committee Report	67

Proposal 2 - Ratification of Appointment of Public Accounting Firm	68

Proposal 3 - Advisory Approval of Executive Compensation	70

Proposal 4 - Advisory Vote on Frequency of Executive Compensation Vote	72

Proposal 5 - Company Proposal to Amend the Company’s Restated Certificate of Incorporation to Remove Supermajority Voting Requirements	73

Proposal 6 - Stockholder Proposal on Special Shareowner Meetings	75

Proposal 7 - Company Proposal to Amend the Company’s Restated Certificate of Incorporation to Allow Amendment to By-Laws Granting Stockholders Holding 25% or More the Ability to Call Special Meetings of Stockholders	77

Other Matters	80

Appendix A: Proposed Changes to Company’s Restated Certificate of Incorporation to Remove Supermajority Voting Requirements	A-1

Appendix B: Proposed Changes to Company’s Restated Certificate of Incorporation to Remove Restrictions Allowing only the Board of Directors or Chief Executive Officer to Call Special Meetings of Stockholders

B-1

Appendix C: Proposed Changes to Company’s By-Laws to Allows Stockholders To Call a Special Meeting of Stockholders	C-1

Proxy Statement Summary

This summary highlights information about United Rentals, Inc. (the “Company” or “United Rentals”) and certain information contained elsewhere in this proxy statement (“Proxy Statement”) for our 2017 annual meeting of stockholders. This summary does not contain all of the information that you should consider in voting your shares. You should read the entire Proxy Statement carefully before voting.

  Voting Matters and Board Recommendations

Proposal			Board Vote Recommendation	Page Reference
Proposal 1	–	Election of Directors	FOR each nominee	13
Proposal 2	–	Ratification of Appointment of Public Accounting Firm	FOR	68
Proposal 3	–	Advisory Approval of Executive Compensation	FOR	70
Proposal 4	–	Advisory Vote on Frequency of Executive Compensation Vote	EVERY YEAR	72
Proposal 5	–	Company Proposal to Amend the Company’s Restated Certificate of Incorporation to Remove Supermajority Voting Requirements	FOR	73
Proposal 6	–	Stockholder Proposal on Special Shareowner Meetings	AGAINST	75
Proposal 7	–	Company Proposal to Amend the Company’s Restated Certificate of Incorporation to Allow Amendment to By-Laws Granting Stockholders Holding 25% or More the Ability to Call Special Meetings of Stockholders	FOR	77

  Casting Your Vote

How to Vote	Stockholder of Record (Shares registered in your name with American Stock Transfer & Trust Company) and Employee Benefit Plan Participants	Street Name Holders (Shares held through a Broker, Bank or Other Nominee)
Visit the applicable voting website and follow the on-screen instructions:	www.voteproxy.com	Refer to voting instruction form.
In the United States call: In foreign countries call:	1-800-PROXIES (776-9437) 1-718-921-8500	Refer to voting instruction form.
To the extent you have requested paper copies of proxy materials, sign, date and return your completed proxy card by mail.
For instructions on attending the 2017 annual meeting in person, please see “Voting—Voting at the Annual Meeting” on page 8.

Board Nominees

You are being asked to vote on the following 9 nominees for director. All directors are elected annually by a majority of the votes cast. All nominees meet the New York Stock Exchange (“NYSE”) governance standards for director independence, except for Mr. Kneeland, who is not independent due to his position as an executive officer. Information about each director’s experiences, qualifications, attributes and skills can be found beginning on page 14.

Name	Age	Director Since	Principal Occupation	Independent	Board Committee Membership*
José B. Alvarez	54	2009	Faculty, Harvard Business School, Retired Executive Vice President-Global Business Development, Royal Ahold NV	Yes	NC, SC
Jenne K. Britell, Ph.D.	74	2006	Chairman, United Rentals, Inc., formerly Chairman and Chief Executive Officer, Structured Ventures, Inc.	Yes
Bobby J. Griffin	68	2009	Retired President-International Operations, Ryder System, Inc.	Yes	AC, NC, SC
Michael J. Kneeland	63	2008	President and Chief Executive Officer, United Rentals, Inc.	No	SC
Singleton B. McAllister	65	2004	Of Counsel, Husch Blackwell	Yes	CC, SC
Jason D. Papastavrou, Ph.D.	54	2005	Chief Executive Officer and Chief Investment Officer, ARIS Capital Management	Yes	AC
Filippo Passerini	59	2009	Operating Executive-U.S. Buyouts, Carlyle Group and Former President, Global Business Services and Chief Information Officer, Procter & Gamble	Yes	AC, CC
Donald C. Roof	65	2012	Retired Executive Vice President and Chief Financial Officer, Joy Global, Inc.	Yes	AC, CC, NC
Shiv Singh	39	N/A	Senior Vice President, Global Head of Digital and Marketing Transformation, Visa, Inc.	Yes	N/A

* AC – Audit Committee      CC – Compensation Committee        NC – Nominating and Corporate Governance Committee

SC – Strategy Committee

The Board intends to appoint Gracia C. Martore as a director after the Company’s 2017 annual meeting of stockholders. Ms. Martore is currently President and Chief Executive Officer of TEGNA Inc. (“TEGNA”), but is expected to retire in the first half of 2017. Because Ms. Martore sits on another public company’s board of directors, she is not available to join the Company’s board until she retires from TEGNA. Accordingly, we are unable to include Ms. Martore as a director nominee in this Proxy Statement and you are not being asked to vote on her. We include this disclosure to be transparent with our stockholders and to highlight our continued focus on board refreshment. See “Board Matters—New Director to be Appointed After Annual Meeting” for Ms. Martore’s biography and additional information.

Corporate Governance Highlights

We are committed to the highest standards of ethics, business integrity and corporate governance. We are focused on increasing stockholder value and understand our ethical obligations to our stockholders, employees, customers, suppliers, and the communities in which we operate. Our governance practices are designed to establish and preserve management accountability, provide a structure that allows the Board to set objectives and monitor performance, ensure the efficient use and accountability of resources, and enhance stockholder value.

●	8 of our 9 director nominees are independent
●	Chairman is an independent director
●	Board is diverse in experience and perspective
●	Stock ownership guidelines for directors and executive officers
●	Roles of Chairman and Chief Executive Officer are separated
●	Board engaged independent consulting and search firm to assist with board refreshment plan
●	New director retirement age policy
●	Annual election of directors
●	Annual Board and committee self-evaluations
●	Policies prohibiting hedging and pledging of our shares
●	No shareholder rights plan or poison pill
●	No directors or executives are involved in material related party transactions
●	No recent amendment to governing documents that introduced a reduction in stockholder rights
●	Directors elected by majority vote
●	No directors serve on excessive number of boards
●	Four members of the Audit Committee are financial experts as defined by the SEC
●	All NYSE-required Board committees consist solely of independent directors
●	Comprehensive Code of Conduct and Corporate Governance Guidelines
●	Board and each committee have express authority to retain outside advisors

Stockholder Engagement

We value our stockholders’ perspective on our business and each year interact with stockholders through numerous stockholder engagement activities. In 2016, these included our biennial investor day, our annual stockholder meeting, quarterly earnings calls, various investor conferences and several (non-deal) road shows. We also conducted engagement calls with several large institutional investors and proxy advisory firms to discuss their perspectives on our corporate governance practices and executive compensation programs. These engagement activities, and the feedback we receive, are informative and helpful to us in our ongoing effort to increase stockholder value.

Our Investor Relations department is the contact point for stockholder interaction with United Rentals. Stockholders may also access investor information about the Company through our website. For questions concerning Investor Relations, please contact Ted Grace at 203-618-7122.

2016 Business Highlights

The Company generated solid results for 2016, with total revenue of $5.76 billion; adjusted EBITDA1 of $2.76 billion at a margin of 47.9%; and record free cash flow2 of $1.18 billion. Economic profit improvement (“EPI”)3 declined by $60 million year-over-year. Return on invested capital (“ROIC”)4 was 8.3% for 2016. The modest declines in total revenue, adjusted EBITDA and ROIC were largely attributable to four headwinds: global economic concerns in the first quarter, which caused some uncertainty in our end markets; the ongoing drag from the upstream oil and gas sector; continued weakness in the Canadian economy; and industry over-fleeting. Despite these constraints, our total revenue, adjusted EBITDA and free cash flow all exceeded the upper-band of our revised guidance, and our fleet on rent (based on original equipment cost or “OEC”) increased year-over-year.

Notably, the Company’s specialty rental operations of Trench Safety, Power & HVAC, and Pump Solutions experienced solid growth in 2016, with year-over-year increases in rental revenue of 9%, 15% and 3%, respectively. While we opened 14 specialty rental branches in 2016, the bulk of the revenue increase came from same-store performance. This was primarily driven by standalone demand for our specialty services and by cross-selling our specialty fleet to our general rental customers. Additional achievements in 2016 included one of the safest years on record for Company operations, and the launch of an innovative digital platform to expand our market reach.

For more information regarding our 2016 performance, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “Form 10-K”).

[1]	Adjusted EBITDA is a non-GAAP financial measure, as defined on page 24 of the Company’s Form 10-K. Please refer to the Form 10-K for the adjusted EBITDA-to-GAAP reconciliations.
[2]	Free cash flow is a non-GAAP financial measure, as defined on page 38 of the Company’s Form 10-K. Please refer to the Form 10-K for a free cash flow-to-GAAP reconciliation.
[3]	EPI is a non-GAAP financial measure that measures the year-over-year change in the spread between ROIC and the Company’s weighted cost of capital, which is the weighted average after-tax cost of the Company’s debt and equity capital sources. For 2016, we assumed a constant weighted cost of capital of 10%.
[4]	ROIC is a non-GAAP financial measure that is calculated by dividing after-tax operating income for the trailing 12 months by average stockholders’ equity (deficit), debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, the federal statutory rate of 35% is used to calculate after-tax operating income.

Executive Compensation Overview

Our executive compensation program aims to attract and retain high-caliber management talent to lead our business and reward them for outstanding performance.

Principal Elements of Pay: Our program emphasizes variable pay that aligns compensation with performance and stockholder value and has three key elements: base salary, annual incentive compensation and long-term incentive compensation. Each of these elements serves a specific purpose in our compensation strategy.

Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain highly skilled executive talent.
Annual Incentive Compensation Plan (“AICP”)	Cash and Vested Shares of Company Stock (Variable)	Focus executives on achieving annual financial and strategic objectives that promote growth, profitability and returns.
Long-Term Incentive Plan (“LTIP”)	Equity (Variable)	Provide incentive for executives to reach financial goals and align their long-term economic interests with those of stockholders through meaningful use of equity compensation.

Pay Mix: The mix of pay elements is heavily leveraged toward variable, performance-based compensation. For 2016, the significant majority of named executive officer (“NEO”) pay was variable: 87% for the Chief Executive Officer (“CEO”) and an average of 72% for our other NEOs, excluding one-time supplemental RSU awards made in March 2016.

Stockholder Support: At the Company’s 2016 annual meeting of stockholders, we received substantial support for our executive compensation program, with over 95% of the stockholders who voted on the “say on pay” proposal approving the compensation of our NEOs. We interpreted this exceptionally strong level of support as affirmation of the structure of our program and our approach to making compensation decisions. As a result, we did not make substantive changes to the program design in 2016.

Compensation Governance: Our program is built on the foundation of the following best practices and policies:

What We Do		What We Don’t Do
✓	Heavy emphasis on variable (“at-risk”) compensation	×	No significant perquisites
✓	Stock ownership guidelines supported by net share retention requirements	×	No supplemental executive retirement plans
✓	Double-trigger equity vesting upon a change in control	×	No history of re-pricing equity awards
✓	Clawback contract provisions and anti-hedging/pledging policy	×	No option or stock appreciation rights granted below fair market value
✓	Engage an independent compensation consultant	×	No tax gross-ups

2016 Pay Decisions: The Compensation Committee took the following compensation-related actions for fiscal 2016:

●	Base salaries: The CEO did not receive a base salary increase. The other NEOs received increases of approximately 3%, except for Mr. Pintoff who received a 12% base salary increase in connection with his promotion.

●	Incentive compensation: Based on Company performance, the funding for both our AICP and LTIP was below target. Annual bonuses were funded at 74.2% of target, and LTIP awards were earned at 78.0% of target.

For specific details about the executive compensation program, please refer to the Compensation Discussion & Analysis (“CD&A”) starting on page 31 of this Proxy Statement.

Company Awards

2016 AWARDS AND RECOGNITIONS
National Diversity Excellence Award (sixth consecutive year, supplier category) Association of Builders and Contractors	Top Veteran Friendly Companies List, Best of Best Results List (first year) U.S. Veterans Magazine
Most Valuable Employer of Military and Transitioning Veterans (sixth consecutive year) Civilian Jobs	Top 50 Military Friendly spouse employer (third consecutive year) G.I. Jobs
Top Military Friendly employer – Gold Award (eighth consecutive year, >$1B revenue category) G.I. Jobs	Top 10 Company for Driving Long-term Shareholder Return (first year) Agenda
#57 Employer of Choice for Transitioning Military and Veterans (third consecutive year) Military Times Best for Vets	Proud Sponsor of the United Compassion Fund, an employee-funded program for assisting United Rentals employees in need

UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

March 21, 2017

Proxy Statement

Annual Meeting of Stockholders

We are providing this Proxy Statement in connection with the solicitation by the Board of Directors (the “Board”) of United Rentals, Inc. (the “Company”) of proxies to be voted at our 2017 annual meeting of stockholders to be held at the Boston Marriott Cambridge, 50 Broadway, Cambridge, Massachusetts, on Thursday, May 4, 2017, at 9:00 a.m., Eastern time, and at any reconvened or rescheduled meeting following any adjournment or postponement.

This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

Internet Availability of Proxy Materials

We are making this Proxy Statement and our 2016 annual report to stockholders available to our stockholders on the Internet. On March 21, 2017, we mailed our stockholders a Notice and Access to Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this Proxy Statement and our 2016 annual report. Stockholders will be able to access all proxy materials over the Internet free of charge, with such materials being searchable, readable and printable. The Notice also provides instructions on how to vote over the Internet, by telephone or by mail. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.

Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the cost of our annual meetings, and reduce the environmental impact of such meetings. However, if you received the Notice by mail and would like to receive a printed copy of our proxy materials, free of charge, please follow the instructions for requesting such materials contained in the Notice.

Record Date

The record date for determining stockholders entitled to notice of, and to vote at, the annual meeting (and at any reconvened or rescheduled meeting following any adjournment or postponement) has been established as the close of business on March 7, 2017.

Voting Securities Outstanding on Record Date

As of the record date, there were 84,455,334 shares of our common stock outstanding and entitled to vote. From April 20 to May 3, 2017, a list of the stockholders entitled to vote at the annual meeting will be available for inspection during ordinary business hours at our principal executive offices located at 100 First Stamford Place, Suite 700, Stamford, Connecticut. The list will also be available at the annual meeting.

Right to Vote

With respect to each matter properly brought before the annual meeting, each holder of our common stock as of the record date will be entitled to one vote for each share held on the record date.

Voting

Voting Before the Annual Meeting

If you are a stockholder of record, meaning that you hold your shares in certificate form or through an account with our transfer agent, American Stock Transfer & Trust Company, you have three options to vote before the annual meeting:

●	VIA THE INTERNET—Visit the website http://www.voteproxy.com and follow the on-screen instructions. Please be sure to make reference to the Notice or, to the extent applicable, your proxy card when you access the web page and use the Company Number and Account Number contained therein. The submission of your proxy via the Internet is available 24 hours a day. To be valid, a submission via the Internet must be received by 11:59 p.m., Eastern time, on Wednesday, May 3, 2017.

●	BY TELEPHONE—Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 in foreign countries from any touch-tone telephone and follow the instructions. Please be sure to make reference to the Notice or, to the extent applicable, your proxy card when you call and use the Company Number and Account Number contained therein. The submission of your proxy by telephone is available 24 hours a day. To be valid, a submission by telephone must be received by 11:59 p.m., Eastern time, on Wednesday, May 3, 2017.

●	BY MAIL—To the extent you have requested paper copies of the proxy materials, sign, date and return your completed proxy card by mail. To be valid, a submission by mail must be received by 5:00 p.m., Eastern time, on Wednesday, May 3, 2017.

If you indicate a choice with respect to any matter to be acted upon when voting via the Internet (or by telephone or on your returned proxy card, if applicable) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone, or sign, date and return a proxy card, you must attend the annual meeting in person in order to vote.

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker.

If you are a participant in the United Rentals 401(k) Plan, you should have received a separate proxy voting instruction card from the plan trustee, and you have the right to provide voting instructions to the plan trustee by submitting your voting instruction card for those shares that are held by the plan and allocated to your plan account. For your voting instructions to be processed, they must be received by 11:59 p.m., Eastern time, on Monday, May 1, 2017.

Voting at the Annual Meeting

If you are a stockholder of record, you may vote your shares at the annual meeting if you attend in person. If you intend to vote your shares at the annual meeting, you will need to bring valid picture identification with you. We will confirm that you were a stockholder of record on the record date and will provide you with a blank proxy card, which will serve as a ballot on which to record your vote.

If you hold your shares in “street name,” you must obtain a legal proxy from your bank or broker in order to vote at the annual meeting. A legal proxy is an authorization from your bank or broker to vote the shares it holds in its name. In addition to a legal proxy, you will need to bring with you valid picture identification and a recent account statement from your bank or broker, confirming your holdings on the record date. Based on these documents, we will confirm that you have proper authority to vote and will provide you with a blank proxy card to serve as a ballot.

If you are a participant in the URI 401(k) Plan, you may not vote plan shares in person at the annual meeting because the plan trustee submits one proxy to vote all shares held by the plan.

Even if you plan to attend the annual meeting, we encourage you to vote your shares before the meeting via the Internet, by telephone or by mail.

Directions to the annual meeting are available by calling the Boston Marriott Cambridge at 1-617-494-6600 or visiting its website at http://www.marriott.com/hotels/maps/travel/boscb-boston-marriott-cambridge/.

Failure to Provide Specific Voting Instructions

If you are a stockholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted:

●	FOR the election of all 9 nominees for director named in “Proposal 1—Election of Directors”

●	FOR “Proposal 2—Ratification of Appointment of Public Accounting Firm”

●	FOR “Proposal 3—Advisory Approval of Executive Compensation”

●	EVERY YEAR on “Proposal 4—Advisory Vote on Frequency of Executive Compensation Vote”

●	FOR “Proposal 5—Company Proposal to Amend the Company’s Restated Certificate of Incorporation to Remove Supermajority Voting Requirements”

●	AGAINST “Proposal 6—Stockholder Proposal on Special Shareowner Meetings” and

●	FOR “Proposal 7—Company Proposal to Amend the Company’s Restated Certificate of Incorporation to Allow Amendment to By-Laws Granting Stockholders Holding 25% or More the Ability to Call Special Meetings of Stockholders”

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker. Banks and brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent registered public accounting firm is considered a routine matter under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least ten days before the date of the annual meeting. However, some brokers will only vote uninstructed shares in the same proportion as all other shares are voted with respect to a proposal. Unlike the proposal to ratify the appointment of our independent registered public accounting firm, proposals 1, 3, 4, 5, 6 and 7 are each non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on these proposals on behalf of beneficial owners if such owners do not return specific voting instructions.

If you are a participant in the URI 401(k) Plan, you should have received a separate proxy voting instruction card from the plan trustee. If you sign and return the voting instruction card but otherwise leave it blank or if you do not otherwise provide voting instructions to the plan trustee by mail, Internet or telephone, your shares will be voted by the plan trustee:

●	FOR the election of all 9 nominees for director named in “Proposal 1—Election of Directors”

●	FOR “Proposal 2—Ratification of Appointment of Public Accounting Firm”

●	FOR “Proposal 3—Advisory Approval of Executive Compensation”

●	EVERY YEAR on “Proposal 4—Advisory Vote on Frequency of Executive Compensation Vote”

●	“FOR “Proposal 5—Company Proposal to Amend the Company’s Restated Certificate of Incorporation to Remove Supermajority Voting Requirements”

●	AGAINST “Proposal 6— Stockholder Proposal on Special Shareowner Meetings” and

●	FOR “Proposal 7—Company Proposal to Amend the Company’s Restated Certificate of Incorporation to Allow Amendment to By-Laws Granting Stockholders Holding 25% or More the Ability to Call Special Meetings of Stockholders”

Quorum

The presence at the annual meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote will constitute a quorum for the transaction of business. If a share is deemed present at the annual meeting for any matter, it will be deemed present for all other matters. Abstentions and broker non-votes are treated as present for quorum purposes.

Right to Revoke Proxies

If you are a stockholder of record (even if you voted via the Internet, by telephone or by mail), you retain the power to revoke your proxy or change your vote. You may revoke your proxy or change your vote at any time prior to its exercise by (i) sending a written notice of such revocation or change to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary, which notice must be received by 5:00 p.m., Eastern time, on Wednesday, May 3, 2017, (ii) voting in person at the annual meeting, (iii) submitting a new proxy via the Internet or by telephone that is received by 11:59 p.m., Eastern time, on Wednesday, May 3, 2017, or (iv) executing and mailing a later-dated proxy card to American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219, which proxy card must be received by 5:00 p.m., Eastern time, on Wednesday, May 3, 2017.

“Street name” stockholders who wish to revoke a proxy already returned on their behalf must direct the institution holding their shares to do so.

Participants in the URI 401(k) Plan who wish to revoke or change voting instructions provided to the plan trustee must follow the instructions of the trustee in order to do so.

Method and Cost of Solicitation

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronic communication or other means. We have also retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies, for an estimated fee of $22,500, plus reimbursement of reasonable out-of-pocket expenses and disbursements. Our directors, officers and employees receive no additional compensation for solicitation of proxies.

We will bear all costs associated with soliciting proxies for the annual meeting. We will, upon request, and in accordance with applicable regulations, reimburse banks, brokers, other institutions, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

Matters to Be Acted Upon

As discussed in more detail under “Proposal 1—Election of Directors,” each director is required to be elected by a majority of votes cast with respect to such director, i.e., the number of votes cast “for” must exceed the number of votes cast “against.” Abstentions and shares not represented at the meeting will have no effect on the election of directors. Brokers are not entitled to vote on director elections if not furnished voting instructions by their client. As a result, broker non-votes will not be treated as votes cast and will have no effect on the election of directors.

The matter described in “Proposal 2—Ratification of Appointment of Public Accounting Firm” is required to be approved by the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against this proposal, whereas shares not represented at the meeting will not be counted for purposes of determining whether such matter has been approved. Brokers may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. As a result, broker non-votes will not arise in connection with, and thus will have no effect on, this proposal.

With respect to “Proposal 3—Advisory Approval of Executive Compensation,” the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter is required for approval of the compensation of our named executive officers. Voting for Proposal 3 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board or the Compensation Committee. Abstentions will have the same effect as a vote against this proposal, whereas shares not otherwise represented at the meeting will have no effect on the outcome of this proposal. Brokers are not entitled to vote on Proposal 3 if not furnished voting instructions by their client. As a result, broker non-votes will have no effect on the outcome of Proposal 3.

With respect to “Proposal 4—Advisory Vote on Frequency of Executive Compensation Vote,” we are asking stockholders whether the advisory vote on executive compensation should occur every three years, every two years, or every year. The option of once every three years, once every two years or once every year that receives the greatest number of votes will be the frequency approved by stockholders. Voting on Proposal 4 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board or the Compensation Committee. Abstentions and shares not otherwise represented at the meeting will have no effect on the outcome of Proposal 4. Brokers are not entitled to vote on Proposal 4 if not furnished voting instructions by their client. As a result, broker non-votes will have no effect on the outcome of Proposal 4.

With respect to “Proposal 5—Company Proposal to Amend the Company’s Restated Certificate of Incorporation to Remove Supermajority Voting Requirements,” the affirmative vote of holders of at least 66-2/3% of the voting power of all shares of capital stock of the Company entitled to vote generally for the election of directors is required for approval. Abstentions will have the same effect as a vote against this proposal, whereas shares not otherwise represented at the meeting will have no effect on the outcome of this proposal. Brokers are not entitled to vote on Proposal 5 if not furnished voting instructions by their client. As a result, broker non-votes will have no effect on the outcome of Proposal 5. If stockholders vote to approve Proposal 5, it will be effective upon the filing of an amendment to the Restated Certificate of Incorporation with the Secretary of State of Delaware. We intend to file the amendment immediately after the requisite vote is obtained during the annual meeting and prior to the vote on Proposals 6 and 7. Then, after confirmation of receipt from the Secretary of State of Delaware, we will proceed with Proposals 6 and 7.

With respect to “Proposal 6—Stockholder Proposal on Special Shareowner Meetings,” the affirmative vote of holders of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter is required for approval. Abstentions will have the same effect as a vote against this proposal, whereas shares not otherwise represented at the meeting will have no effect on the outcome of this proposal. Brokers are not entitled to vote on Proposal 6 if not furnished voting instructions by their client. As a result, broker non-votes will have no effect on the outcome of Proposal 6. The vote is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company.

With respect to “Proposal 7—Company Proposal to Amend the Company’s Restated Certificate of Incorporation to Allow Amendment to By-Laws Granting Stockholders Holding 25% or More the Ability to Call Special Meetings of Stockholders,” if Proposal 5 passes and we file the related amendment to the Company’s Restated Certificate of Incorporation during the annual meeting prior to voting on Proposal 7, the affirmative vote of holders of at least 50% of the voting power of all shares of capital stock of the Company entitled to vote generally for the election of directors is required for approval. If Proposal 5 does not pass or if we do not file the amendment to the Company’s Restated Certificate of Incorporation during the annual meeting, the affirmative vote of holders of at least 66-2/3% of the voting power of all shares of capital stock of the Company entitled to vote generally for the election of directors is required for approval. Abstentions will have the same effect as a vote against this proposal, whereas shares not otherwise represented at the meeting will have no effect on the outcome of this proposal. Brokers are not entitled to vote on Proposal 7 if not furnished voting instructions by their client. As a result, broker non-votes will have no effect on the outcome of Proposal 7.

The Board unanimously recommends that you vote:

●	FOR the election of all 9 nominees recommended by the Board;

●	FOR the ratification of the appointment of our public accounting firm;

●	FOR the resolution approving the compensation of our named executive officers on an advisory basis;

●	EVERY YEAR on the advisory vote on frequency of executive compensation vote;

●	FOR the resolution approving an amendment to the Company’s Restated Certificate of Incorporation to Remove Supermajority Voting Requirements;

●	AGAINST the stockholder proposed resolution asking the Board to take steps to amend the Company’s bylaws and governing documents to allow stockholders to call special meetings; and

●	FOR the Company proposed resolution for amendments to the Company’s Restated Certificate of Incorporation to allow amendment to By-Laws granting stockholders holding 25% or more the ability to call special meetings of stockholders.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board is currently comprised of the following 11 members: Jenne K. Britell, José B. Alvarez, Bobby J. Griffin, Michael J. Kneeland, Singleton B. McAllister, Brian D. McAuley, John S. McKinney, Jason D. Papastavrou, Filippo Passerini, Donald C. Roof and Keith Wimbush. All directors were elected annually for one-year terms, which expire at the 2017 annual meeting.

The Board, upon the recommendation of our Nominating and Corporate Governance Committee, has nominated eight current directors, Jenne K. Britell, José B. Alvarez, Bobby J. Griffin, Michael J. Kneeland, Singleton B. McAllister, Jason D. Papastavrou, Filippo Passerini and Donald C. Roof, to stand for re-election at the 2017 annual meeting, and one new director, Shiv Singh, to stand for election at the 2017 annual meeting. Each director elected at the 2017 annual meeting will hold office until our 2018 annual meeting of stockholders and, subject to the resignation policy described below, until such director’s successor is elected and qualified. As part of our board refreshment efforts, three current directors, Brian D. McAuley, John S. McKinney and Keith Wimbush, will not stand for re-election, and immediately following the 2017 annual meeting, the size of our Board will be reduced to 9 members until Ms. Martore retires from TEGNA. We thank Mr. McAuley, Mr. McKinney and Mr. Wimbush for their years of service on the Board and their dedication to the Company.

Voting

Our By-Laws require a director to be elected by a majority of votes cast with respect to such director in uncontested elections. The number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions and shares not represented at the meeting have no effect on the election of directors. Directors will continue to be elected by a plurality of votes cast in contested elections. A “contested election” takes place at any meeting in respect of which (i) our corporate secretary receives a notice pursuant to our By-Laws that a stockholder intends to nominate a director or directors and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date on which the Company first mails its notice of meeting for such meeting to its stockholders.

If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law, the director would continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified. However, under our Corporate Governance Guidelines, any director who fails to be elected by a majority vote must offer to tender his or her resignation to the Board on the date of the certification of the election results. The Nominating and Corporate Governance Committee will then consider the resignation offer and make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will accept such resignation unless it determines that the best interests of the Company and its stockholders would not be served in doing so. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days from the date of the certification of the election results, unless such action would cause the Company to fail to comply with any requirement of the NYSE or any rule or regulation under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which event the Company will take action as promptly as is practicable while continuing to meet those requirements. The Board will promptly disclose its decision and the rationale behind it in a Form 8-K report furnished to the Securities and Exchange Commission (“SEC”). The director who offers to tender his or her resignation will not participate in the Nominating and Corporate Governance Committee’s recommendation or in the Board’s decision.

If a nominee who is not already serving as a director is not elected at an annual meeting, under Delaware law, that nominee would not be a “holdover director” and the process described above would not apply.

Eight of the nominees for election at the 2017 annual meeting are currently serving on the Board. Each person nominated has agreed to continue to serve if elected. If any nominee becomes unavailable for any reason to serve as a director at the time of the annual meeting, then the shares represented by each proxy may be voted for such other person as may be determined by the holders of such proxy.

The Board unanimously recommends a vote FOR the election of each of Drs. Britell and Papastavrou, Ms. McAllister and Messrs. Alvarez, Griffin, Kneeland, Passerini, Roof and Singh to hold office until the 2018 annual meeting of stockholders (designated as Proposal 1) and until such director’s successor is elected and qualified.

Information Concerning Directors and Board Consideration of Director Experience and Qualifications

In addition to the independence matters described under “Corporate Governance Matters – Director Independence”, the Board and the Nominating and Corporate Governance Committee considered the specific experience, qualifications, attributes and skills of the directors named herein and concluded that based on the aforementioned factors, and including each director’s demonstrated business acumen, ability to exercise sound judgment, integrity and collegiality, such directors should serve as directors of the Company. Following, for each director nominee, is their age, period of service as a director, committee membership, business experience, attributes and skills and other directorships.

Jenne K. Britell, Ph.D. Independent Chairman and Director Age: 74 Director Since: 2006 Chairman Since: 2008 Board Committees: ● none

BACKGROUND:

Dr. Britell was chairman and chief executive officer of Structured Ventures, Inc., advisors to U.S. and multinational companies, from 2001 to 2009. From 1996 to 2000, Dr. Britell was a senior executive of GE Capital. At GE Capital, she most recently served as the executive vice president of Global Consumer Finance and president of Global Commercial and Mortgage Banking. From January 1998 to July 1999, she was president and chief executive officer of GE Capital, Central and Eastern Europe, based in Vienna. Before joining GE Capital, she held significant management positions with Dime Bancorp, Inc., HomePower, Inc., Citicorp and Republic New York Corporation. Earlier, she was the founding chairman and chief executive officer of the Polish-American Mortgage Bank in Warsaw, Poland.

ATTRIBUTES AND SKILLS:

Dr. Britell has served in senior management positions with both public and private companies, including GE Capital, where she was executive vice president of Global Consumer Finance and president of Global Commercial and Mortgage Banking. She also has significant experience with public company directorships, which provides her with leadership and consensus-building skills to guide the Board, as well as exposure to a broad array of best practices. Dr. Britell was named the 2011 Director of the Year by the National Association of Corporate Directors. She was also named one of six outstanding directors for 2011 by the Outstanding Directors Exchange, a division of the Financial Times.

OTHER DIRECTORSHIPS:

Dr. Britell is also a director of Crown Holdings, Inc., Quest Diagnostics, Inc. and previously the U.S.-Russia Investment Fund and the U.S.-Russia Foundation for Entrepreneurship and the Rule of Law. Dr. Britell has also served as a member of the board of directors of West Pharmaceutical Services, Aames Investment Corp. and Lincoln National Corp. In early 2012, Dr. Britell was elected a member of the Council on Foreign Relations. She is also a member of the Board of the Santa Fe Opera and, previously, a member of the Board of the Santa Fe Institute.

José B. Alvarez Independent Director Age: 54 Director Since: 2009 Board Committees: ● Nominating and Corporate Governance ● Strategy

BACKGROUND:

Mr. Alvarez has been on the faculty of the Harvard Business School since February 2009. Until December 2008, he was the executive vice president—global business development for Royal Ahold NV, one of the world’s largest grocery retailers. Mr. Alvarez joined Royal Ahold in 2001 and subsequently held several key senior management positions, including president and chief executive officer of the company’s Stop & Shop and Giant-Landover brands. Previously, he served in executive positions at Shaw’s Supermarket, Inc. and American Stores Company.

ATTRIBUTES AND SKILLS:

Mr. Alvarez has held several key management positions with Royal Ahold NV, one of the world’s largest grocery retailers, providing him with business leadership experience in, and valuable knowledge of, the global retail industry. These experiences, together with his other public company directorships and academic credentials as a member of the Harvard Business School faculty, allow him to contribute to the Company and the Board a combination of strategic thinking and industry knowledge with respect to marketing and retailing. Mr. Alvarez holds an MBA degree from the University of Chicago Graduate School of Business and an AB degree from Princeton.

OTHER DIRECTORSHIPS:

Mr. Alvarez also serves as a director of The TJX Companies, Inc. and served previously as a director of Church & Dwight Co., Inc.

Bobby J. Griffin Independent Director Age: 68 Director Since: 2009 Board Committees: ● Audit ● Nominating and Corporate Governance ● Strategy

BACKGROUND:

From March 2005 to March 2007, Mr. Griffin served as president—international operations for Ryder System, Inc., a global provider of transportation, logistics and supply chain management solutions. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder, including as executive vice president—international operations from 2003 to March 2005 and executive vice president—global supply chain operations from 2001 to 2003. Prior to Ryder, Mr. Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder in 1986.

ATTRIBUTES AND SKILLS:

Mr. Griffin has notable business experience in the areas of transportation, logistics and supply chain management, including extensive international experience, due to his past senior leadership positions with Ryder System, Inc. In addition to these attributes, Mr. Griffin’s public company directorship experience provides a valuable perspective for the Board and the Company.

OTHER DIRECTORSHIPS:

Mr. Griffin also serves as a director of Hanesbrands Inc., WESCO International, Inc. and Atlas Air Worldwide Holdings, Inc. Previously, Mr. Griffin served as a director of Horizon Lines, Inc. from May 2010 until April 2012.

Michael J. Kneeland Director, President and CEO Age: 63 Director Since: 2008 Board Committees: ● Strategy

BACKGROUND:

Michael J. Kneeland was appointed president and chief executive officer of United Rentals, and a director of the Company, in 2008. He had previously served as interim chief executive officer since 2007. Mr. Kneeland joined United Rentals in 1998 as district manager upon the Company’s acquisition of Equipment Supply Company. In 1999 his responsibilities were expanded to include multiple districts within United Rentals’ aerial operations. He was subsequently named vice president-aerial operations in 2000, and vice president-southeast region in 2001, before being appointed executive vice president-operations in 2003. His more than 33 years of management experience in the equipment rental industry includes key positions in sales and operations with private, public and investor-owned companies, including Free State Industries, Inc. Mr. Kneeland served as Free State’s president from 1995 until the company was sold to Equipment Supply Company in 1996. From 1996 to 1998 he served as general manager for Rylan Rents d/b/a Free State Industries, a division of Equipment Supply. At the time it was acquired by United Rentals, Equipment Supply was the largest aerial equipment rental company in North America.

ATTRIBUTES AND SKILLS:

Mr. Kneeland has served in a variety of positions in the equipment rental industry for over 30 years, including a number of senior management positions with the Company, as well as Free State Industries, Inc. and Equipment Supply Company. He has extensive experience and knowledge of the competitive environment in which the Company operates. Further, he has demonstrated strategic and operational acumen that the Board believes has been of significant value to the Company.

OTHER DIRECTORSHIPS:

In 2011, Mr. Kneeland was appointed to serve on the board of directors of YRC Worldwide, Inc., a leading provider of transportation and global logistics services, where he serves as the Chairman of the Compensation Committee. In 2015, he was designated Co-Chair, Transportation Stakeholder Alliance (The Business Council of Fairfield County) and was also appointed to the National Advisory Board for the Johns Hopkins Berman Institute of Bioethics.

Singleton B. McAllister Independent Director Age: 65 Director Since: 2004 Board Committees: ● Compensation ● Strategy

BACKGROUND:

Ms. McAllister is Of Counsel at the law firm Husch Blackwell. Before joining Husch Blackwell in May 2014, Ms. McAllister had been a partner in the law firms of Williams Mullen from 2012 to 2014, Blank Rome LLP from 2010 to 2012 and LeClairRyan from 2007 to 2010. Prior to entering private practice, Ms. McAllister served for five years as the general counsel for the United States Agency for International Development and has served in senior positions in the U.S. House of Representatives.

ATTRIBUTES AND SKILLS:

Ms. McAllister has served as the general counsel of the United States Agency for International Development and currently is Of Counsel at the law firm Husch Blackwell. With her vast legal experience, she serves as an important resource to the Board with regard to legal and regulatory matters. Like other Board members, Ms. McAllister’s service on other public company boards serves as an important benefit by providing the Company a broad perspective at the Board level.

OTHER DIRECTORSHIPS:

Ms. McAllister is also a director of Alliant Energy Corporation, Interstate Power and Light Company, Wisconsin Power and Light Company and the Proxy Board of Securitas Infrastructure Services, Inc. Additionally, she previously chaired the National Women’s Business Center. Ms. McAllister is a member of the Council on Foreign Relations and a fellow to the National Academy of Public Administration. She has also served on the Advisory Board of the African Development Foundation and has been appointed Secretary to the Virginia State Board of Elections.

Jason D. Papastavrou, Ph.D. Independent Director Age: 54 Director Since: 2005 Board Committees: ● Audit

BACKGROUND:

Dr. Papastavrou has served as chief executive officer and chief investment officer of ARIS Capital Management, an investment management firm, since founding the company in January 2004. He previously held senior positions at Banc of America Capital Management and at Deutsche Asset Management. Dr. Papastavrou, who holds a Ph.D. in electrical engineering and computer science from the Massachusetts Institute of Technology, taught at Purdue University’s School of Industrial Engineering and is the author of numerous academic publications.

ATTRIBUTES AND SKILLS:

Dr. Papastavrou currently serves as the chief executive officer and chief investment officer of ARIS Capital Management, and has held senior positions at other investment management firms, such as Banc of America Capital Management and Deutsche Asset Management. Collectively, these experiences allow him to contribute to the Board and the Company a valuable perspective on finance and risk-related matters.

OTHER DIRECTORSHIPS:

Dr. Papastavrou is also a director of XPO Logistics, Inc.

Filippo Passerini Independent Director Age: 59 Director Since: 2009 Board Committees: ● Audit ● Compensation

BACKGROUND:

Mr. Passerini is an Operating Executive in U.S. Buyouts at Carlyle Group. Prior to joining Carlyle Group in 2015, he served as Procter & Gamble Company’s Group President, Global Business Services (GBS) and Chief Information Officer (CIO), positions he held since February 2008 and July 2004, respectively. Mr. Passerini joined Procter & Gamble, a leading multinational manufacturer of consumer goods, in 1981 and held executive positions in the United Kingdom, Greece, Italy, Turkey, Latin America and the United States. On behalf of the Procter & Gamble organization, he oversaw over 170 distinct services in 70 countries and led the integration of Procter & Gamble’s IT and services groups to form GBS, one of the largest and most progressive shared services organizations in the world.

ATTRIBUTES AND SKILLS:

Mr. Passerini has gained significant global business and leadership experience in the consumer goods industry as well as valuable knowledge of technology and the global retail industry through his various senior level positions with Procter & Gamble, including Chief Information Officer, for more than 33 years. Mr. Passerini has particular strength with international operations, which he acquired through his previous executive positions in the United Kingdom, Greece, Italy, Latin America and Turkey. He is a member of the CIO Hall of Fame and has received numerous awards, including: the inaugural Fisher-Hopper Prize for Lifetime Achievement in CIO Leadership; Shared Service Thought Leader of the Year; and InformationWeek’s Chief of the Year. He is a native of Rome, Italy and holds a degree in Operations Research from the University of Rome.

OTHER DIRECTORSHIPS:

Mr. Passerini is also a director of Integer Holdings Corporation (formerly Greatbatch, Inc.) and ABM Industries. Since, 2015, Mr. Passerini has also served as a director of Poste Italiane SpA, an Italian company that provides postal and infrastructure services.

Donald C. Roof Independent Director Age: 65 Director Since: 2012 Board Committees: ● Audit ● Compensation ● Nominating and Corporate Governance

BACKGROUND:

Donald C. Roof became a director of the Company on April 30, 2012, in connection with the acquisition of RSC Holdings Inc. (“RSC”). Mr. Roof served as a Director of RSC and RSC Equipment Rental from August 2007 to April 2012. Mr. Roof most recently served as Executive Vice President and Chief Financial Officer of Joy Global Inc. (“Joy”), a worldwide manufacturer of mining equipment, from 2001 to 2007. Prior to joining Joy, Mr. Roof served as President and Chief Executive Officer of American Tire Distributors/Heafner Tire Group, Inc. from 1999 to 2001 and as Chief Financial Officer from 1997 to 1999.

ATTRIBUTES AND SKILLS:

Mr. Roof has significant experience in finance and accounting, general management, business development and strategic planning, board experience/governance, and other functions, including merchandising and distribution as evidenced by his over 35 years of experience serving in executive positions ranging from President/CEO to Executive Vice President/CFO with an international manufacturer of mining equipment and a distributor and retailer of tires and related products, as well as his years of experience serving on the board of directors and audit committees of other public companies. Mr. Roof had significant experience during his career in capital raising, mergers and acquisitions, and operating in highly-leveraged situations.

OTHER DIRECTORSHIPS:

Mr. Roof has previously served on the board of directors and audit committee of two additional NYSE companies, Accuride Corporation from March 2005 through January 2010, and Fansteel, Inc. from September 2000 through March 2003.

Shiv Singh Independent Director Age: 39 Director Since: N/A Board Committees: N/A

BACKGROUND:

Mr. Singh is a senior vice president in the innovation and strategic partnerships group at Visa Inc. (“Visa”), where he is responsible for driving the go-to-market strategy for some of the company’s most disruptive products and innovations. In this role, he is also focused on guiding major Visa clients around the future of payments and their own go-to-market strategies. Prior to this, Mr. Singh served in various senior brand and marketing roles at Visa, where he was responsible for launching the Visa brand and communications platform, driving Visa’s digital marketing transformation including the re-imagination of Visa.com across 120 countries, managing global media partnerships and leading marketing innovation programs. Prior to joining Visa, Mr. Singh was the Global Head of Digital at PepsiCo Beverages, responsible for all digital engagement in paid, owned, and social media across consumer marketing, shopper marketing, and food service marketing. From 1999 to 2010, Mr. Singh served in various positions at Razorfish, most recently as VP and Global Social Media Lead.

ATTRIBUTES AND SKILLS:

Mr. Singh has significant experience in marketing, with a focus on digital marketing, as evidenced by his 17 years in the industry and receipt of various industry awards, including being inducted into the American Advertising Federation Hall of Achievement in November 2016, being recognized by AdWeek as a Top 50 marketer in 2015 and being recognized by Ad Age as a 2009 Media Maven. Mr. Singh is also author of the book, “Social Media Marketing for Dummies” and has written for the Harvard Business Review online, Ad Age magazine, The Huffington Post and other publications. Collectively, Mr. Singh’s experiences will allow him to contribute to the Board and provide the Company a fresh and valuable perspective on digital marketing and related matters.

OTHER DIRECTORSHIPS:

None.

EXECUTIVE OFFICERS

General

The table below identifies, and provides certain information concerning, our current executive officers other than our chief executive officer whose information is included above.

William B. Plummer Executive Vice President and Chief Financial Officer Age: 58 Current Position Since: 2008 With Company Since: 2008

Mr. Plummer joined the Company as our executive vice president and chief financial officer in December 2008. Before joining the Company, Mr. Plummer served as chief financial officer of Dow Jones & Company, Inc., where he set policy for global finance and corporate strategy, from September 2006 to December 2007. Prior to Dow Jones & Company, Mr. Plummer was vice president and treasurer of Alcoa Inc., where he was responsible for global treasury policy and relationship management with commercial and investment banks, since 2000. He also held similar executive positions at Mead Corporation and GE Capital, the financial services subsidiary of General Electric. Mr. Plummer is also a director of John Wiley & Sons, Inc. Mr. Plummer holds degrees in aeronautics and astronautics from the Massachusetts Institute of Technology, and a master of business administration degree from Stanford University’s Graduate School of Business.

Matthew J. Flannery Executive Vice President and Chief Operating Officer Age: 52 Current Position Since: 2012 With Company Since: 1998	Mr. Flannery was appointed as our executive vice president and chief operating officer in April 2012. Mr. Flannery has extensive experience in all areas of the Company’s operations, having previously served as executive vice president—operations and sales, senior vice president—operations east and in two regional vice president roles in aerial operations. Mr. Flannery has also served as a district manager, district sales manager and branch manager of the Company. He has over two decades of sales, management and operations experience in the rental industry. Mr. Flannery joined the Company in 1998 as part of the Company’s acquisition of Connecticut-based McClinch Equipment.

Dale A. Asplund Executive Vice President—Business Services and Chief Information Officer Age: 49 Current Position Since: 2017 With Company Since: 1998	Mr. Asplund was promoted to executive vice president—business services and chief information officer in January 2017, after previously serving as senior vice president—business services and chief information officer since April 2012 and senior vice president—business services since 2011. Joining the Company in 1998, he has held various senior positions that included responsibility for supply chain, fleet management and shared services. His current position also includes management of the Company’s information technology systems. Mr. Asplund previously worked for United Waste Systems, Inc. as a divisional manager.

Craig A. Pintoff Executive Vice President—Chief Administrative and Legal Officer Age: 47 Current Position Since: 2017 With Company Since: 2003	Mr. Pintoff was promoted to executive vice president—chief administrative and legal officer in March 2017, with responsibility for leading the Company’s legal and human resources functions, after previously serving as senior vice president, general counsel and human resources since January 2016. Mr. Pintoff has led the United Rentals human resources team since 2005, first as vice president, and since April 2011, as senior vice president. He joined United Rentals in 2003 as director-legal affairs. Prior to joining the Company, Mr. Pintoff was chief benefits and employment counsel for Crompton Corporation in Connecticut. Previously, he was an attorney for White & Case LLP in Manhattan. Mr. Pintoff holds a Juris Doctor from the Columbia Law School and an LL.M. from the New York University School of Law.

Jeffrey J. Fenton Senior Vice President—Business Development Age: 59 Current Position Since: 2013 With Company Since: 2013	Mr. Fenton was named senior vice president—business development of United Rentals in 2013. Prior to joining the Company, he was a Principal of Devonshire Advisors LLC for nine years, and held senior executive and board positions with BlueLinx Holdings Inc., Global MotorSports Group, Transamerica Trailer Leasing and Maxim Crane Works Holdings, Inc. During his over 20 years with General Electric, he served in numerous positions culminating in chief executive officer of GE Capital Modular Space and was an officer of GE Capital Corporation. Mr. Fenton is also a director of ModusLink Global Solutions, Inc.

Jessica T. Graziano Senior Vice President—Controller and Principal Accounting Officer Age: 44 Current Position Since: 2017 With Company Since: 2014

Ms. Graziano was promoted to Senior Vice President—Controller and Principal Accounting Officer in March 2017, with responsibility for oversight of the Company’s accounting, risk management and financial planning and analysis departments, after previously serving as vice president—controller and principal accounting officer since joining the Company in December 2014. Before joining the Company, Ms. Graziano served as senior vice president—chief accounting officer, corporate controller and treasurer of Revlon, Inc. since April 2013. Prior to that, she served as Revlon’s senior vice president—global operations finance from December 2010 through March 2013 and as Revlon’s vice president and controller—U.S. customer finance from July 2009 to December 2010. Prior to Revlon, Ms. Graziano held other financial positions with UST Inc. (Altria Group) and KPMG LLP. Ms. Graziano holds a Bachelor’s degree from Villanova in Accountancy and an MBA in Finance from Fairfield University and is a certified public accountant.

BOARD MATTERS

General

Our Board is currently comprised of the following 11 members: Jenne K. Britell, José B. Alvarez, Bobby J. Griffin, Michael J. Kneeland, Singleton B. McAllister, Brian D. McAuley, John S. McKinney, Jason D. Papastavrou, Filippo Passerini, Donald C. Roof and Keith Wimbush. All directors are elected annually for one-year terms.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee (the “N&CG Committee”), has nominated Drs. Britell and Papastavrou, Ms. McAllister and Messrs. Alvarez, Griffin, Kneeland, Passerini and Roof to stand for re-election at the annual meeting. In addition, as a result of the Board’s board refreshment project, the Board, upon recommendation of the N&CG Committee, has nominated Mr. Singh to stand for election as a new director.

New Director to be Appointed After Annual Meeting

Our Board intends to appoint Gracia C. Martore as a director after the Company’s annual meeting of stockholders. Ms. Martore is currently President and Chief Executive Officer of TEGNA Inc., but is expected to retire in the first half of 2017. Because Ms. Martore sits on another public company’s board of directors, she is not available to join our Board until she retires from TEGNA. While we are unable to include Ms. Martore as a director nominee in this Proxy Statement, we are including disclosure about the planned post-meeting director appointment to be transparent with our stockholders and to highlight our continued focus on board refreshment.

Ms. Martore was appointed President and Chief Executive Officer of TEGNA, formerly known as Gannett Co., Inc., in October 2011. Prior to that and beginning in 1985, she served in various other management positions with TEGNA, including as President and Chief Operating Officer and Executive Vice President and Chief Financial Officer. It has been announced that Ms. Martore will retire from TEGNA in mid-2017. Prior to TEGNA, Ms. Martore worked for 12 years in the banking industry. Ms. Martore has financial expertise, broad business experience and extensive management, leadership and operational expertise as a result of her 32 years of experience in a variety of senior leadership roles at TEGNA. Ms. Martore’s background, experience and judgment as chief executive officer and chief financial officer of a major publicly traded company provide her with leadership, business, financial and governance skills that will benefit the Company and its board of directors. Ms. Martore is also a director of TEGNA Inc., WestRock Company, The Associated Press and FM Global. In July 2016, she was also elected to the Board of Trustees of Wellesley College.

Meetings of the Board and its Committees

During 2016, the Board met five times. During 2016, each then-current member of the Board attended 100% of the aggregate of (i) the total number of Board meetings held during the period for which he or she was a director and (ii) the total number of meetings of each committee of the Board on which the director served during the period for which he or she was on the committee, except for one director who attended 93.75% of the aggregate of (x) the total number of Board meetings held during the period for which he was a director and (y) the total number of meetings of each committee of the Board on which he served during the period for which he was on the committee.

Committees of the Board

The following table summarizes the current composition of the four current standing committees of the Board: the Audit Committee, the Compensation Committee, the N&CG Committee, and the Strategy Committee. Our Chairman, Dr. Britell, is not a member of any of the Board’s standing committees. However, she usually attends meetings of the Board’s committees, as all directors are invited.

	Audit Committee	Compensation Committee	N&CG Committee	Strategy Committee
José B. Alvarez			Chairman	X
Bobby J. Griffin	X		X	Chairman
Michael J. Kneeland				X
Singleton B. McAllister		X		X
Brian D. McAuley			X
John S. McKinney	X		X
Jason D. Papastavrou	Chairman
Filippo Passerini	X	X
Donald C. Roof	X	Chairman	X
Keith Wimbush		X	X

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries or had any relationship with the Company requiring disclosure as a related party transaction under applicable rules of the SEC. During fiscal year 2016, none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board.

Audit Committee

We have a separately-designated Audit Committee established in accordance with the Exchange Act. The Audit Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document on our website at http://www.unitedrentals.com (under “Corporate Governance” in the Our Company—Investor Relations section) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purposes of the Audit Committee are to:

●	assist the Board in monitoring (i) the integrity of the Company’s financial statements, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent registered public accounting firm, and (iv) the Company’s compliance with legal and regulatory requirements;

●	assist the Board in overseeing the Company’s enterprise-wide risk management practices including (i) the process by which management identifies and assesses the Company’s exposure to risk, including but not limited to financial risk, and (ii) the risk management infrastructure established by management to manage such risks, in order to effectively support the Company’s strategic and operational objectives while maintaining the Company’s sound financial condition; and

●	prepare the report required by the rules and regulations of the SEC to be included in the Company’s annual proxy statement and any other reports that the rules and regulations of the SEC may require of a company’s audit committee.

The Audit Committee also has the sole authority to appoint or replace the independent auditor (subject, if applicable, to stockholder ratification) and to approve compensation arrangements for the independent auditor.

The current members of the Audit Committee are Dr. Papastavrou and Messrs. Griffin, McKinney, Passerini and Roof. Each member of the Audit Committee meets the general independence requirements of the NYSE and the additional independence requirements for audit committees specified by Rule 10A-3 under the Exchange Act. The Board has determined that each of Messrs. Griffin, McKinney and Roof and Dr. Papastavrou qualifies as an “audit committee financial expert” as defined by the SEC and has “accounting or related financial management expertise” within the meaning of the corporate governance standards of the NYSE, and that each member of the Audit Committee is financially literate within the meaning of the corporate governance standards of the NYSE.

In 2016, the Audit Committee met six times.

Compensation Committee

The Compensation Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document on our website at http://www.unitedrentals.com (under “Corporate Governance” in the Our Company—Investor Relations section) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purpose of the Compensation Committee is to aid the Board in discharging its responsibilities relating to: (i) the oversight of executive officer and director compensation, (ii) oversight of the relationship between risk management policies and practices, corporate strategy and senior executive compensation and (iii) the development of compensation policies that support the Company’s business goals and objectives. The Compensation Committee is also responsible for producing an annual report on executive compensation and assisting management in the preparation of a Compensation Discussion and Analysis. For additional information concerning the Compensation Committee, see “Executive Compensation—Compensation Discussion and Analysis.”

The current members of the Compensation Committee are Messrs. Wimbush, Passerini and Roof and Ms. McAllister. Effective March 8, 2017, Mr. Roof replaced Mr. Wimbush as Chairman. Each member of the Compensation Committee meets the independence requirements of the NYSE. In addition, each member qualifies as an “outside director” within the meaning of Internal Revenue Code Section 162(m) and as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

The Compensation Committee may select and retain outside compensation consultants to advise with respect to director, chief executive officer or executive officer compensation; it may also terminate engagements with outside compensation consultants. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting and other advisors. Although the Company pays for any compensation consultant, the Compensation Committee, in its sole discretion, approves the fees and other terms related to the consultant’s engagement. The Compensation Committee’s use of compensation consultants is described below under “Executive Compensation—Compensation Discussion and Analysis.”

The Compensation Committee may delegate all or any portion of its duties and responsibilities to a subcommittee consisting of one or more members of the Compensation Committee.

In 2016, the Compensation Committee met five times.

Nominating and Corporate Governance Committee

The N&CG Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document on our website at http://www.unitedrentals.com (under “Corporate Governance” in the Our Company—Investor Relations section) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general responsibilities of the N&CG Committee include: (i) developing criteria for evaluating prospective candidates to the Board (or its committees) and identifying and recommending such candidates to the Board; (ii) taking a leadership role in shaping the corporate governance of the Company and developing the Company’s Corporate Governance Guidelines; and (iii) coordinating and overseeing the evaluation processes for the Board and management which are required by the Company’s Corporate Governance Guidelines. For additional information concerning this committee, see “Corporate Governance Matters—Director Nomination Process.”

The current members of the N&CG Committee are Messrs. McAuley, Alvarez, Griffin (since July 20, 2016), McKinney, Roof (since July 20, 2016) and Wimbush. Effective March 8, 2017, Mr. Alvarez replaced Mr. McAuley as Chairman. Each member of the N&CG Committee meets the independence requirements of the NYSE.

In 2016, the N&CG Committee met seven times.

Strategy Committee

Pursuant to its charter, the Strategy Committee assists the Board in overseeing and facilitating the development and implementation of the Company’s corporate strategy, including long- and short-term strategic plans and related operational decision-making. You can access the charter on our website at http://www.unitedrentals.com (under “Corporate Governance” in the Our Company—Investor Relations section) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The current members of the Strategy Committee are Messrs. Griffin, Alvarez and Kneeland and Ms. McAllister.

In 2016, the Strategy Committee met three times.

Risk Oversight

The Board has overall responsibility for risk oversight, including, as a part of regular Board and committee meetings, general oversight of the way the Company’s executives manage risk. A fundamental part of risk oversight is not only understanding the material risks the Company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Our Board’s involvement in reviewing our business strategy is integral to the Board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company.

The Compensation Committee has responsibility for reviewing incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and oversees the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

The Audit Committee shares responsibility for risk management with senior management and the Company’s Enterprise Risk Management Council (the “ERM Council”), which is comprised of senior representatives from field operations and from each of the primary corporate functions. Risks are initially identified by each department and then communicated to senior management and the ERM Council for the development of appropriate risk management programs and policies which are subsequently implemented at the department or other appropriate level within the Company. The Audit Committee oversees the process by which management identifies and assesses the Company’s exposure to risk, including but not limited to financial risk, and helps ensure that the risk management infrastructure established by management is capable of managing those risks. In addition, the Audit Committee periodically reviews and assesses critical risk management policies and infrastructure implemented by management and recommends improvements where appropriate. The Audit Committee coordinates communications regarding risk among the various Board committees and keeps risk on both the full Board’s and management’s agenda on a regular basis.

In addition to the work done by the Compensation Committee, Audit Committee, ERM Council and senior management, the Company’s Internal Audit department conducts an annual risk assessment. Such assessment consists of reviewing the risks identified by the Audit Committee and the ERM Council as well as risks identified during the prior year’s risk assessment and the audit work performed during the year. In addition, the Internal Audit department collaborates with the ERM Council to identify discrete risks and common risk themes to be considered in developing the internal audit plan.

The Audit Committee, ERM Council and senior management also devote significant resources to cybersecurity and risk management processes to adapt to the changing cybersecurity landscape and respond to emerging threats in a timely and effective manner. This includes taking steps to reduce the potential for fraud and service disruptions. The Company has been focused on, among other matters, expanding investments in information technology security, expanding end-user training, using layered defenses, identifying and protecting critical assets, continuously testing defenses and engaging experts.

Director Attendance at Previous Annual Meeting

We encourage our directors to attend the annual meeting of stockholders, and we typically schedule Board and committee meetings to coincide with the annual meeting. All of our current directors attended the 2016 annual meeting of stockholders.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines to promote the effective functioning of the Board. The guidelines address, among other things, criteria for selecting directors and director duties and responsibilities. We amended the guidelines in 2016 to add a director retirement age policy. The director retirement age policy provides that directors reaching the age of 76 will not stand for reelection. We have also adopted categorical independence standards (in addition to the requirements of the NYSE) by which we assess the independence of our directors. You can access these documents on our website at http://www.unitedrentals.com (under “Corporate Governance” in the Our Company—Investor Relations section) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

Code of Business Conduct

We have adopted a Code of Business Conduct for our employees, officers and directors. You can access this document on our website at http://www.unitedrentals.com under “Corporate Governance” in the Our Company—Investor Relations section. This document is also available in print to any stockholder upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902. The Code constitutes a “code of ethics” as defined by the rules of the SEC. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to the Code of Business Conduct or waivers from any provision of the Code of Business Conduct applicable to our principal executive officer, principal financial officer and controller by posting such information on our website at the location set forth above within four business days following the date of such amendment or waiver.

Proxy Access

On September 8, 2016, the Board approved amendments to the Company’s By-Laws, effective immediately, to implement proxy access, which provides stockholders the ability to nominate individuals for election as a director and to have the nominee included in the Company’s proxy statement and proxy. The Board’s adoption of proxy access followed a careful evaluation by the N&CG Committee and Board over the course of several meetings of stockholder views, policies and votes at other companies on proxy access, evolving practices at other large corporations, relevant academic research, the potential impact on the Company of the adoption of proxy access, alternatives to proxy access and proxy access frameworks adopted by other companies. New Section 3.10 of the Company’s By-Laws permits a stockholder, or a group of up to 20 stockholders, owning at least 3% of the Corporation’s outstanding common stock continuously for at least three years to nominate and include in the Corporation’s proxy materials director nominees constituting up to the greater of (i) 20% of the Board or (ii) two directors, provided that the stockholders and the nominees satisfy the requirements specified in the By-Laws. The Board’s adoption of proxy access enhanced stockholders’ rights without taking away any of the existing rights stockholders had to nominate directors.

Board Leadership Structure

Our Board has separated the roles of Chairman of the Board and Chief Executive Officer. The current Chairman, Dr. Jenne Britell, is an independent director. We believe that an independent Chairman is better able to provide oversight and guidance to management, especially in relation to the Board’s essential role in risk management oversight, and to ensure the efficient use and accountability of resources. Furthermore, this separation provides for focused engagement between these two roles in their respective areas of responsibility, while still providing for collaborative participation. The separation of the Chairman and Chief Executive Officer roles, together with our other comprehensive corporate governance practices, are designed to establish and preserve management accountability, provide a structure that allows the Board to set objectives and monitor performance, and enhance stockholder value.

Director Independence

In assessing director independence, we follow the criteria of the NYSE. In addition, and without limiting the NYSE independence requirements, we apply our own categorical independence standards. Under these standards, we do not consider a director to be independent if he or she is, or in the past three years has been:

●	employed by the Company or any of its affiliates;

●	an employee or owner of a firm that is one of the Company’s or any of its affiliates’ paid advisors or consultants (unless the Company’s relationship, or the director’s relationship, with such firm does not continue after the director joins the Board, or the Company’s annual payments to such firm did not exceed 1% of such firm’s revenues in any year);

●	employed by a significant customer or supplier;

●	party to a personal service contract with the Company or the chairman, chief executive officer or other executive officer of the Company or any of its affiliates;

●	an employee or director of a foundation, university or other non-profit organization that receives significant grants or endowments from the Company or any of its affiliates or a direct beneficiary of any donations to such an organization;

●	a relative of any executive officer of the Company or any of its affiliates; or

●	part of an interlocking directorate in which the chief executive officer or other executive of the Company serves on the Board of a third-party entity (for-profit or not-for-profit) employing the director.

A substantial majority of our directors must be independent under our Corporate Governance Guidelines, which are more stringent than NYSE rules in this regard. Ten of our eleven current directors have been determined by the N&CG Committee and the Board to be independent under those criteria: Jenne K. Britell; José B. Alvarez; Bobby J. Griffin; Singleton B. McAllister; Brian D. McAuley; John S. McKinney; Jason D. Papastavrou; Filippo Passerini; Donald C. Roof and Keith Wimbush. In addition, the Board has determined that each of these directors also meets the categorical independence standards described above. Michael J. Kneeland, our chief executive officer, is not considered independent because he is an employee of the Company.

In accordance with SEC regulations, with respect to the directors that we have identified as being independent under NYSE rules, we discuss below any relationships considered by the Board in making its independence determinations. Given the size of the Company and the nature of its business, it has purchase, finance and other transactions and relationships in the normal course of business with companies with which certain Company directors or their relatives are associated, but which are not material to the Company, the directors or the companies with which the directors are associated. Each such transaction and relationship was determined by the Board to be an “immaterial relationship” that would not disqualify the particular director from being classified as an independent director.

In particular, the N&CG Committee and the Board took into account the fact that Filippo Passerini is an Operating Executive at The Carlyle Group, an investment manager with, as of December 31, 2016, $158 billion in assets under control across 281 investment vehicles. Because of the size of The Carlyle Group and the nature of its business, The Carlyle Group has ownership in certain entities with which the Company made purchases or sales. In all instances, the amount of payments made and received by each entity represented less than $1 million. The Board and the N&CG Committee believe that all of these transactions and relationships during fiscal year 2016 were on arm’s-length terms that were reasonable and competitive and the directors did not personally benefit from such transactions.

Because of the Company’s extensive operations, the number of Company store locations and employees, and the thousands of products rented and sold by each store location, transactions and relationships of this nature are expected to take place in the ordinary course of business in the future.

In addition, the N&CG Committee and the Board considered that José B. Alvarez is a director of Daily Table, a non-profit organization to which the Company made an equipment donation in 2016. The donated equipment was worth less than $20,000. The Board determined that the donation was not “significant” or “material” and that the relationship did not disqualify Mr. Alvarez from being classified as an independent director under the NYSE rules or our guidelines.

Executive Sessions of the Board

Our Corporate Governance Guidelines provide that our non-management directors should meet, at least twice a year, in executive sessions without the presence of management. The purpose of executive sessions is to facilitate free and open discussion among the participants. The Chairman of the Board (or, in the absence of the Chairman, the Chairman of the Audit Committee or such other independent director as may be selected by the Board) should preside over executive sessions and, as required, provide feedback to the chief executive officer, and to such other officers as is appropriate, based upon the matters discussed at such meetings.

Director Nomination Process

General

The Board has established the N&CG Committee, as described above. The responsibilities of this Committee include, among other things: (i) developing criteria for evaluating prospective candidates to the Board or its committees; (ii) identifying individuals qualified to become members of the Board or its committees; and (iii) recommending to the Board those individuals that should be nominees for election or re-election to the Board or otherwise appointed to the Board or its committees (with authority for final approval remaining with the Board).

For information on how stockholders may submit director recommendations, see “Other Matters—Submission of Stockholder Proposals for the 2018 Annual Meeting—Other Stockholder Proposals or Nominees for Presentation at the 2018 Annual Meeting (Advance Notice)” and “Other Matters—Submission of Stockholder Proposals for the 2018 Annual Meeting—Stockholder Nominees for Inclusion in the 2018 Proxy Statement (Proxy Access).”

Process for Identifying and Evaluating Candidates

The N&CG Committee may identify potential Board candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders or any other source the N&CG Committee deems appropriate. The N&CG Committee may also engage a search firm to assist in identifying director candidates. The N&CG Committee has been given sole authority to select, retain and terminate any such search firm and to approve its fees and other retention terms.

In considering candidates for the Board, the N&CG Committee evaluates the entirety of each candidate’s credentials. In accordance with our Corporate Governance Guidelines, the N&CG Committee considers, among other things: (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (iv) personal qualities and characteristics, accomplishments, integrity and reputation in the business community; (v) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, backgrounds, experience, expertise, skills and other demographics; (vi) willingness and ability to commit sufficient time to Board and committee duties and responsibilities; and (vii) qualification to serve on Board committees, such as the Audit Committee or the Compensation Committee. The N&CG Committee recommends candidates based on its consideration of each individual’s specific skills and experience and its annual assessment of the composition and needs of the Board as a whole, including with respect to diversity. Consideration of diversity as one of many attributes relevant to a nomination to the Board is implemented through the N&CG Committee’s standard evaluation process. In particular, the N&CG Committee obtains and reviews questionnaires, interviews candidates as appropriate and engages in thorough discussions at Committee meetings in an effort to identify the best candidates and to populate an effective Board. The effectiveness of the Board’s diverse mix of viewpoints, backgrounds, experience, expertise, skills and other demographics is considered as part of the N&CG Committee’s assessment.

The 9 nominees for election as directors at the 2017 annual meeting are: Jenne K. Britell, who has been a director since December 2006; José B. Alvarez, who has been a director since January 2009; Bobby J. Griffin, who has been a director since January 2009; Michael J. Kneeland, who has been a director since August 2008; Singleton B. McAllister, who has been a director since April 2004; Jason D. Papastavrou, who has been a director since June 2005; Filippo Passerini, who has been a director since January 2009; Donald C. Roof, who has been a director since April 2012; and Shiv Singh, a new director nominee. In making its recommendation to the Board, the N&CG Committee reviewed and evaluated, in addition to each nominee’s background and experience and other criteria set forth in the Company’s Corporate Governance Guidelines, each director’s independence, each incumbent director’s performance during his or her recent tenure with the Board and whether each was likely to continue to contribute positively to the Board.

Board Refreshment and Director Tenure

Board composition and refreshment remains a priority for the Company. We strive to maintain a Board composed of directors who bring diverse viewpoints, perspectives and areas of expertise, exhibit a variety of key skills and relevant professional experiences, and effectively represent the long-term interests of our stockholders. We believe that longer-serving directors, in particular, bring critical skills to the boardroom due to their experience, institutional knowledge and understanding of the challenges facing the Company; however, we are also cognizant of the need to maintain a balanced mix of tenures.

Director succession presents an opportunity for the Company to expand and replace key skills and experience, build on our record of board diversity and bring fresh perspectives to the boardroom. Accordingly, in addition to commencing a robust self-evaluation of its members, our Board engaged an independent consulting and search firm to assist in developing a long-term succession plan to identify, recruit and appoint new directors whose qualifications bring further strength to our Board. In furtherance of our commitment to board refreshment, on October 17, 2016, we amended our Corporate Governance Guidelines to add a director retirement age policy. The director retirement age policy provides that directors reaching the age of 76 will not stand for reelection. As a result of this change and our board refreshment initiative, three of our current directors will not stand for re-election. In addition, Mr. Singh is being nominated as a new director and Ms. Martore will be appointed as a new director upon her retirement from TEGNA.

Direct Communications with Directors

We have adopted procedures to enable our security holders and other interested parties to communicate with the Board or with any individual director or directors. If you wish to send a communication, you should do so in writing. Security holders and other interested parties may send communications to the Board or the particular director or directors, as the case may be, in the manner described in the Company’s written policy available on its website at http://www.unitedrentals.com under “Corporate Governance” in the Our Company—Investor Relations section.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

Our executive compensation program aims to attract, retain, and reward high caliber management talent who will lead our business and execute our strategy for long-term profitable growth. This CD&A outlines our 2016 executive compensation philosophy and objectives, describes the elements of our executive compensation program, and explains how the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) arrived at its compensation decisions for our 2016 named executive officers (“NEOs”) listed below:

NEO	Principal Position and Title
Michael Kneeland	President and Chief Executive Officer
William Plummer	Executive Vice President and Chief Financial Officer
Matthew Flannery	Executive Vice President and Chief Operating Officer
Dale Asplund	Senior Vice President, Business Services and Chief Information Officer(1)
Craig Pintoff	Senior Vice President, General Counsel and Human Resources(2)
(1)	Mr. Asplund was promoted to Executive Vice President in January 2017.
(2)	Mr. Pintoff was promoted to Executive Vice President in March 2017.

EXECUTIVE SUMMARY

2016 Business Highlights

The Company generated solid results for 2016, with total revenue of $5.76 billion; adjusted EBITDA(1) of $2.76 billion at a margin of 47.9%; and record free cash flow(2) of $1.18 billion. Economic profit improvement (“EPI”)(3) declined by $60 million year-over-year. Return on invested capital (“ROIC”) was 8.3% for 2016(4). The modest declines in total revenue, adjusted EBITDA and ROIC were largely attributable to four headwinds: global economic concerns in the first quarter, which caused some uncertainty in our end markets; the ongoing drag from the upstream oil and gas sector; continued weakness in the Canadian economy; and industry over-fleeting. Despite these constraints, our total revenue, adjusted EBITDA and free cash flow all exceeded the upper-band of our revised guidance, and our fleet on rent (based on original equipment cost or “OEC”) increased year-over-year.

(1)	Adjusted EBITDA is a non-GAAP financial measure, as defined on page 24 of the Company’s Form 10-K. Please refer to the Form 10-K for the adjusted EBITDA-to-GAAP reconciliations.

(2)	Free cash flow is a non-GAAP financial measure, as defined on page 38 of the Company’s Form 10-K. Please refer to the Form 10-K for a free cash flow-to-GAAP reconciliation.

(3)	EPI is a non-GAAP financial measure that measures the year-over-year change in the spread between ROIC and the Company’s weighted cost of capital, which is the weighted average after-tax cost of the Company’s debt and equity capital sources. For 2016, we assumed a constant weighted cost of capital of 10%.

(4)	ROIC is a non-GAAP financial measure that is calculated by dividing after-tax operating income for the trailing 12 months by average stockholders’ equity (deficit), debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, the federal statutory rate of 35% is used to calculate after-tax operating income.

Notably, the Company’s specialty rental operations of Trench Safety, Power & HVAC, and Pump Solutions experienced solid growth in 2016, with year-over-year increases in rental revenue of 9%, 15% and 3%, respectively. While we opened 14 specialty rental branches in 2016, the bulk of the revenue increase came from same-store performance. This was primarily driven by standalone demand for our specialty services and by cross-selling our specialty fleet to our general rental customers. Additional achievements in 2016 included one of the safest years on record for Company operations, and the launch of an innovative digital platform to expand our market reach.

Much of this success can be attributed to the skilled implementation of our business strategy by the Company’s senior management and the Board. In 2016, our senior management and the Board continued to collaborate on creating long-term value for our stockholders. The chart below shows the total cumulative three-year return of the Company’s stock since December 31, 2013, compared with the S&P 500 and the Company’s 2016 Executive Compensation Peer Group (as defined on page 37).

2016 Incentive Compensation Highlights

Despite our solid performance in 2016, we underachieved against our internal business plan. As a result, the funding was below target for both our Annual Incentive Compensation Plan (“AICP”) and our Long-Term Incentive Plan (“LTIP”). This is largely attributable to the combination of the external factors described above and the plans’ performance goals, which are intended to be challenging each year. Annual bonuses were funded at 74.2% of target, and LTIP awards were earned at 78.0% of target. For details, please refer to “The 2016 Executive Compensation Program in Detail” section starting on page 37.

2016 Pay Mix

Our executive compensation program emphasizes variable pay that aligns compensation with performance and stockholder value. For the NEOs, the mix of compensation elements is heavily weighted toward variable, performance-based compensation. The CEO’s compensation, in particular, has a greater emphasis on variable compensation than that of the other NEOs because his actions have a greater influence on the performance of the Company as a whole.

As shown below, the significant majority of NEO pay continues to be variable (87% for the CEO and an average of 72% for our other NEOs, excluding one-time supplemental RSU awards made in March 2016) based upon actual fiscal year 2016 compensation.

2016 “Say on Pay” Results and Changes for 2017

At the Company’s 2016 annual meeting of stockholders, we received substantial support for our executive compensation program, with over 95% of the stockholders who voted on the “say on pay” proposal approving the compensation of our NEOs. We interpreted this exceptionally strong level of support as an affirmation of our current program and our approach to making compensation decisions. To this end, we did not make any significant changes to the executive compensation program for 2016.

As our business environment continues to evolve, we are committed to ensuring that our executive compensation program is aligned with market practices; continues to support our emphasis on growth and returns; addresses any stakeholder concerns; and strongly reinforces our compensation philosophy. To align with these objectives, the Committee took several actions that impact the metrics and weightings under both the AICP and LTIP incentive plans for fiscal year 2017.

2017 Incentive Plan Highlights
Plan:	AICP		LTIP
Metrics:	Adjusted EBITDA	EPI	Revenue	ROIC
Weightings:	70%	30%	70%	30%
Key Points:

●     Adjusted EBITDA is more heavily weighted to emphasize growth while continuing strong accountability for returns

●     ROIC modifier has been eliminated

●     Maximum award opportunity has decreased from 225% to 200% of target

●     EPI no longer overlaps with LTIP

●     Revenue is more heavily weighted, and EPI has been replaced by ROIC to emphasize growth while continuing strong accountability for returns

●     ROIC modifier has been eliminated

●     Maximum award opportunity has decreased from 300% to 200% of target

●     EPI no longer overlaps with AICP

Summary of Our Executive Compensation Practices

WHAT WE DO		WHAT WE DON’T DO
✓	Heavy emphasis on variable (“at-risk”) compensation	×	No significant perquisites
✓	Stock ownership guidelines supported by net share retention requirements	×	No supplemental executive retirement plans
✓	Double-trigger equity vesting upon a change in control	×	No history of re-pricing equity awards
✓	Clawback contract provisions and anti-hedging/pledging policy	×	No option or stock appreciation rights granted below fair market value
✓	Engage an independent compensation consultant	×	No tax gross-ups

WHAT GUIDES OUR PROGRAM

Our Compensation Philosophy

The foundation of our compensation philosophy is to ensure that our executive compensation program is designed to align with the Company’s business strategy and drive long-term stockholder value. Our compensation philosophy is supported by three pillars: stockholder alignment, market competitiveness, and internal balance. These pillars are reinforced by the following objectives:

Stockholder Alignment	Market Competitiveness	Internal Balance

●     Align the interests of executives to those of our stockholders through equity compensation that correlates with long-term stockholder value

●     Make efficient use of equity-based compensation

●     Encourage significant management ownership and retention of our common stock

●     Attract, retain and motivate a leadership team capable of maximizing the Company’s performance

●     Set target total direct compensation at competitive levels

●     Be competitive with the programs of companies with which the Company competes for talent

●     Link substantial portions of compensation to Company, business unit and individual performance

●     Reward the appropriate balance of short-term and long-term financial and strategic business results

●     Maintain alignment of incentive compensation metrics across senior executives and the general employee population

The Principal Elements of Pay: Total Direct Compensation (“TDC”)

Our compensation philosophy is supported by the following principal elements of pay:

TDC Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain highly skilled executive talent
AICP	Cash and Vested Shares of Company Stock (Variable)	Focus executives on achieving annual financial and strategic objectives that promote growth, profitability, and returns
LTIP	Equity (Variable)	Provide incentive for executives to reach financial goals and align their long-term economic interests with those of stockholders through meaningful use of equity compensation

As discussed below, we also provide our NEOs with a 401(k) retirement plan, limited perquisites and other personal benefits, as well as severance and change in control protection.

2016 Target Total Direct Compensation

The following table shows the 2016 target total direct compensation (“TDC”) opportunity for each of the NEOs.

NEO	Target TDC(1)			Total
	Base Salary(2)	Target AICP	Target LTIP
Michael Kneeland	$950,000	$1,425,000	$6,250,000	$8,625,000
William Plummer	$599,872	$539,885	$1,500,000	$2,639,757
Matthew Flannery	$599,872	$539,885	$1,500,000	$2,639,757
Dale Asplund	$523,623	$471,261	$1,000,000	$1,942,521
Craig Pintoff	$475,010	$427,509	$900,000	$1,755,018

(1)	The amounts in this table differ from the amounts determined under SEC rules as reported for 2016 in the Summary Compensation Table set forth on page 49. The above table is not a substitute for the Summary Compensation Table set forth on page 49.

(2)	Annual base salaries were effective as of April 1, 2016, other than for Mr. Kneeland, whose base salary has not increased since October 22, 2012, and for Mr. Pintoff, whose base salary was increased effective as of January 11, 2016 in connection with his promotion.

Our Decision-Making Process

The Role of the Compensation Committee

The Committee oversees the executive compensation program for our NEOs and is made up of independent, non-employee members of the Board. The Committee works very closely with management and its independent consultant to evaluate the effectiveness of the Company’s executive compensation program throughout the year. The Committee’s specific responsibilities are set forth in its charter, which can be found on the Company’s website at http://www.unitedrentals.com under “Corporate Governance” in the Investor Relations section.

The Committee makes all final compensation and equity award decisions regarding our NEOs. The Committee seeks to ensure that the total compensation paid to our NEOs is fair, reasonable, and competitive, provides an appropriate balance of base pay and short-term and long-term incentives, and does not cause unnecessary risk-taking.

The Role of Management

Our CEO, CFO, and Executive Vice President—Chief Administrative and Legal Officer have two key responsibilities with respect to the executive compensation program:

●	Develop proposals regarding compensation program design and administration for the Committee’s review and approval. Management considers the business strategy, key operating goals, economic environment, and organizational culture in formulating proposals. Proposals are then brought to the Committee for thorough discussion. The Committee ultimately has the authority to approve or disapprove management’s proposals.

●	Make recommendations for compensation actions each year. Management considers market data; the individual responsibilities, contributions, performance, and capabilities of each of the NEOs; and the compensation arrangements management believes will drive the desired results and behaviors of each NEO (these executives do not participate in such discussions on their own pay). These considerations are used to determine if any change in compensation or award is warranted, as well as the amount and type of any proposed change or award. After consulting with the Executive Vice President—Chief Administrative and Legal Officer, the CEO makes compensation recommendations, other than with respect to his own compensation, to the Committee. The Committee reviews management’s recommendations; considers input from its independent compensation consultant; and subsequently either approves or suggests changes to the proposal or seeks further analysis or background on the proposal.

The Role of the Independent Compensation Consultant

The Committee has engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. Pearl Meyer reports directly to the Committee and does not provide any other services to the Company. In May 2016, the Committee performed an independence assessment of Pearl Meyer pursuant to SEC and NYSE rules and standards. In performing its evaluation, the Committee took into consideration a letter from Pearl Meyer certifying its independence. At the culmination of the evaluation, the Committee determined that Pearl Meyer is an independent advisor.

As compensation consultant, Pearl Meyer generally reviews, analyzes and provides advice about the Company’s executive compensation programs for senior executives. Pearl Meyer considers the objectives of these programs, compares the programs to designated Executive Compensation Peer Group companies (discussed below under “The Role of Benchmarking and the Executive Compensation Peer Group”) and best practices, and provides information and advice on competitive compensation practices and trends, along with specific views on the Company’s compensation programs. In 2016, Pearl Meyer also provided advice to the Committee on director compensation and related market practices. Pearl Meyer reports directly to the Committee and regularly attends Committee meetings. Pearl Meyer also responds on a regular basis to questions from members of the Committee and provides them with analysis and insights with respect to the design and implementation of current or proposed compensation programs.

In 2016, Meridian Compensation Partners was engaged by management to provide additional support and analysis with respect to a specific executive incentive compensation project.

The Role of Benchmarking and the Executive Compensation Peer Group

The Company competes with business entities across multiple industries for top executive-level talent. To this end, the Committee regularly evaluates industry-specific and general market compensation practices and trends to ensure that our program and NEO pay opportunities remain appropriately competitive.

The Committee compares each component of the total compensation package to the compensation components of comparable executive positions of a peer group of publicly traded companies (the

“Executive Compensation Peer Group”). If information for a sufficient number of comparable positions in the Executive Compensation Peer Group for the applicable year is not publicly available, the Committee will also consider comparisons with general industry executive compensation benchmarking data from Towers Watson’s U.S. CDB General Industry Executive Database.

The companies that make up the Executive Compensation Peer Group and the General Industry Executive Database may vary from year to year. While the Committee does not use a specific formula to determine the allocation between performance-based and fixed compensation, it does review total compensation and competitive benchmarking when determining such allocation.

In setting 2016 target compensation levels for its NEOs, the Company used the Executive Compensation Peer Group detailed below. The 2016 target annual TDC opportunities, consisting of base salary, target AICP, and annual long-term incentive awards, were determined to be, on average, competitive with the market median.

Executive Compensation Peer Group
Avis Budget Group, Inc.	Republic Services, Inc.
Cintas Corporation	Ryder System, Inc.
H.D. Supply Holdings, Inc.	Trinity Industries, Inc.
Hertz Global Holdings, Inc.	Waste Management, Inc.
J.B. Hunt Transport Services, Inc.	WESCO International, Inc.
MSC Industrial Direct Co., Inc.	W.W. Grainger, Inc.
Pitney Bowes, Inc.

Peer Data ($M)(1)
Percentile	Annual Revenue	Market Cap	Enterprise Value
75th	$8,882	$9,950	$17,195
50th	$6,595	$6,270	$10,877
25th	$5,194	$5,055	$8,530
URI(2)	$6,000	$8,835	$16,729
% Rank	33rd	57th	71st

(1)	As presented to the Committee in May 2015. Market-based metrics are as of March 2015 and financial-based metrics are as of the end of each company’s then most recent quarter.

(2)	United Rentals’ annual revenue is estimated 2015 revenue as of March 2015 and does not reflect actual results. United Rentals’ market-based metrics are as of March 2015.

THE 2016 EXECUTIVE COMPENSATION PROGRAM IN DETAIL

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain talent. Base salary levels are reviewed annually. When making adjustments, the Committee considers the Company’s overall performance; the executive’s individual performance; the executive’s experience, career potential and tenure with the Company; the applicable terms, if any, of the executive’s employment agreement; and competitive market practices. Decisions are generally made during the first quarter of the fiscal year and effective in April. For 2016, the Committee determined the appropriate annual base salary rate for each NEO as set forth in the table below. Mr. Pintoff’s base salary was increased effective January 11, 2016 in connection with his promotion to Senior Vice President, General Counsel and Human Resources:

NEO	2015	2016	% Increase
Michael Kneeland	$950,000	$950,000	0%
William Plummer	$582,400	$599,872	3%
Matthew Flannery	$582,400	$599,872	3%
Dale Asplund	$508,372	$523,623	3%
Craig Pintoff	$424,008	$475,010	12%

During the first quarter of 2017, based on the annual review, the Committee determined to increase base salaries for Messrs. Plummer, Flannery, Asplund and Pintoff by $18,128, $50,128, $26,378 and $25,000, respectively, effective April 1, 2017. Mr. Flannery received an above average base salary increase to improve his competitive position relative to our peer group. Mr. Kneeland’s base salary was not increased, and has not increased since October 22, 2012.

Annual Incentive Compensation Plan

2016 AICP At-A-Glance

2016 AICP Targets

Target bonus opportunities are expressed as a percentage of base salary, and are established based on the NEO’s level of responsibility and ability to impact overall results. The Committee also considers market data in setting target award amounts. In May 2016, the Committee determined to increase the target award opportunity for Messrs. Asplund and Pintoff to 90% (from 80%), effective January 1, 2016 in light of increased responsibilities. Following those increases, target award opportunities for 2016 were as follows:

NEO	Target AICP (as a % of Base Salary)
Michael Kneeland	150%
William Plummer	90%
Matthew Flannery	90%
Dale Asplund	90%
Craig Pintoff	90%

2016 Funding Levels and Results

The chart below shows the 2016 goals set for adjusted EBITDA and EPI, as well as actual results. Adjusted EBITDA and EPI were weighted equally.

Payout Level	% of Target	2016 Performance Metrics ($M)
		Adjusted EBITDA (50% weighting)(1)	EPI (50% weighting)(1)
Maximum	150%	$2,970	$23
Target	100%	$2,850	$(12)
Threshold	50%	$2,610	$(82)
		$2,757	$(57)
Actual(1)(2)		80.6% of Target	67.9% of Target
Earned Amount		74.2% of Target

(1)	For AICP, the Committee determined to adjust the adjusted EBITDA and EPI results to normalize for the foreign exchange rate impact. EPI was further adjusted to exclude the effects of our 2016 notes redemptions.

(2)	The actual percent of target achieved for performance between the established levels is calculated based on straight-line interpolation.

For 2016, the AICP also included a multiplier based on ROIC (excluding goodwill from the denominator), which provided for a maximum upside opportunity of 225% of target. Achievement of ROIC above 12% would result in applying a multiplier ranging from 1 to 1.5 to the amount otherwise earned, calculated based on straight-line interpolation, with the multiplier rounded down rather than applied at an amount beyond the first decimal point (e.g., if ROIC performance would extrapolate to a 1.27 multiplier, the multiplier would be rounded down to 1.2). No multiplier was achieved for 2016.

2016 Individual Performance Adjustment

Once the initial level of incentive funding is determined based on the achievement of adjusted EBITDA, EPI and ROIC as described above, the Committee may adjust each NEO’s funding level by 90% to 110% based on the achievement of individual performance goals. The Committee retains discretion to further adjust the award downward or upward based on its overall assessment of performance.

To assess individual performance, the Committee selected qualitative goals tied to key strategic initiatives, as well as each NEO’s respective areas of responsibility. For Messrs. Kneeland, Plummer and Flannery, the Committee selected individual discretionary goals tied to: branch productivity; safety performance; recruitment of diverse employees; and customer service at our branch operations, none of which are dispositive or individually weighted.

For Mr. Asplund, key individual goals were tied to: increased efficiency in fleet management; credit and collections improvements; efficient use of shared services; and information and technology matters, none of which are dispositive or individually weighted. For Mr. Pintoff, key individual goals were tied to: corporate governance matters; litigation management; coordination of board activities; securities and other regulatory filings; business development; talent management; succession planning; recruitment of diverse employees; training and development; and reduction in legal and human resources expenses, none of which are dispositive or individually weighted.

2016 AICP Pay Outcomes

Based on the above adjusted EBITDA, EPI and ROIC results, the funding of the annual incentive amounts was set at 74.2% of each NEO’s applicable bonus target, subject to adjustment up or down between 90% and 110% of the funded amount based on the achievement of the specific performance metrics assigned to the NEO.

To further align the economic interests of our NEOs with those of our stockholders, earned annual incentive amounts were generally delivered as 58% in cash and 42% in vested shares of the

Company’s common stock for 2016. The following table lists the actual awards and bonuses paid to the NEOs in 2016.

NEO	Actual Payout (As a % of Funded Amount)	Actual Payout ($)
		Cash(2)	Vested Shares(2)
Michael Kneeland	110%	$674,590	$488,496
William Plummer(1)	110%	$274,087	$166,567
Matthew Flannery	110%	$255,579	$185,075
Dale Asplund(1)	115%(3)	$275,455	$126,669
Craig Pintoff	115%(3)	$211,581	$153,213
(1)	For Messrs. Plummer and Asplund, who elected to defer a portion of their annual incentive payment under the Executive Nonqualified Excess Plan (discussed on page 45), the 58% cash and 42% stock split is applied to the non-deferred portion of their earned amount (and the deferred portion is shown in the cash column in the table above).

(2)	Amounts rounded to the nearest dollar.

(3)	Due to individual performance results achieved during 2016, the Committee decided to adjust the award for each of Messrs. Asplund and Pintoff upwards to 115%.

As discussed below under “Stock Ownership Guidelines,” the NEOs are required to hold between one and six times their respective base salaries in the Company’s common stock, depending on their position. Until this guideline is met, the NEOs must retain 50% of the Company’s common stock received upon the exercise, vesting or payment of equity-based awards granted by the Company, including the shares paid in respect of their 2016 annual incentives.

Long-Term Incentive Plan (LTIP) (Equity Compensation)

Equity compensation directly aligns the interests of the NEOs with those of stockholders. In 2016, the Company granted equity compensation under our Second Amended and Restated 2010 Long-Term Incentive Plan (“2010 LTIP”) as follows:

Performance-based RSUs are earned and vest only when a specified performance level is achieved. Time-based RSUs vest ratably over a three-year period based solely on continued service. Time-based RSUs help to secure and retain executives and instill an ownership mentality. Historically, the Company’s RSUs have not earned any dividend equivalents.

2016 LTIP Target Award Grants

In determining the size of each equity award granted, the Committee considers a variety of factors, including benchmarking data on competitive long-term incentive values, the percentage of long-term incentive value to be allocated to performance-based RSUs and time-based RSUs, and the NEO’s position within the Company. The actual number of RSUs (both performance-based and time-based)

granted is calculated by dividing the dollar value of the target award by the closing price of the Company’s stock on the equity award grant date. The table below shows the target awards awarded for fiscal 2016 for each of the NEOs:

NEO	Target Number of RSUs
	2016 Performance-Based RSUs(1)	2016 Time-Based RSUs(2)
Michael Kneeland	83,543	20,866
William Plummer	17,544	7,519
Matthew Flannery	17,544	7,519
Dale Asplund	11,696	5,013
Craig Pintoff	10,527	4,512

(1)	Performance-based RSUs vest in one-third increments on each anniversary of the grant date, subject to the satisfaction of the performance criteria described below.

(2)	Time-based RSUs vest in one-third increments on each anniversary of the grant date, subject to continued employment, with full vesting on the third anniversary of grant.

In addition, Mr. Pintoff received an additional 8,203 RSUs on January 11, 2016 in connection with his promotion. The RSUs will vest ratably over a three-year period subject to continued employment.

A Closer Look at Performance-Based RSUs (PRSUs)

Performance-based RSUs measure year-over-year performance over the course of a three-year period, rather than a single measurement at the end of three years, to better account for the dynamic nature of our business. Accordingly, one-third of our NEOs’ performance-based RSUs are eligible to vest each year, in an amount ranging from 0% to 300% of target, based on achievement of annual performance metrics and subject to the NEO’s continued employment through fiscal year-end. We measure performance annually because we operate in a highly cyclical and volatile business environment in which forecasting multi-year performance is extremely difficult and possibly counterproductive. We maintain a long-term perspective by requiring multi-year vesting and denominating our awards in stock, which, coupled with our robust stock ownership guidelines, effectively aligns management’s long-term interests with those of our stockholders.

For 2016, the Committee selected total revenue and EPI as the relevant performance metrics. The chart below shows the performance goals set for total revenue and EPI, as well as actual results. Total revenue and EPI were weighted equally. Consistent with our program structure, these metrics applied to the first tranche of performance-based RSUs awarded in 2016; the second tranche of performance-based RSUs awarded in 2015; and the third tranche of performance-based RSUs awarded in 2014.

Payout Level	% of Target	2016 Performance Metrics ($M)
		Total Revenue (50% weighting)(1)	EPI (50% weighting)(1)
Maximum	200%	$6,051	$23
Target	100%	$5,851	$(12)
Threshold	50%	$5,451	$(82)
Below Threshold	37.5%	N/A	$(116)
Actual(1)(2)		$5,757	$(57)
		88.3% of Target	67.9% of Target
Earned Amount		78.0% of Target

(1)	For the PRSUs, the Committee determined to adjust the total revenue and EPI results to normalize for the foreign exchange rate impact. EPI was further adjusted to exclude the effects of our 2016 notes redemptions.

(2)	The percent of target achieved for performance between the established levels is calculated based on straight-line interpolation.

Performance-based RSUs are also subject to a multiplier based on ROIC (excluding goodwill from the denominator), which provides for a maximum upside opportunity of 300% of target. Achievement of ROIC above 12% would result in applying a multiplier ranging from 1 to 1.5 to the amount otherwise earned, calculated based on straight-line interpolation with the multiplier rounded down, rather than applying at an amount beyond the first decimal point (e.g., if ROIC performance would extrapolate to a 1.27 multiplier, the multiplier would be rounded down to 1.2). No multiplier was achieved for 2016.

2016 LTIP PRSU Outcomes

Based on 2016 performance results, the Committee determined that 78.0% of the target performance-based RSUs were earned for the performance cycle. These PRSUs were settled in shares of the Company’s common stock in the first quarter of 2017.

One-Time Supplemental RSU Awards

The Committee also determined to award one-time supplemental RSU awards to certain key employees, including our NEOs, in March 2016. These grants, designed to retain and incentivize our key leadership, will cliff vest and be settled in shares in 2019, subject to continued employment (and no retirement vesting treatment), in order to further promote leadership continuity. In its determination to make these supplemental awards, the Committee considered the retentive value of currently outstanding awards and the fact that the Company’s incentive programs are more heavily weighted to performance, and thus more at risk, as compared with the Company’s peers. The number of RSUs granted to the NEOs was: 41,772 for Mr. Kneeland, 10,026 for Mr. Plummer, 10,026 for Mr. Flannery, 6,684 for Mr. Asplund, and 6,684 for Mr. Pintoff.

OTHER PRACTICES, POLICIES AND GUIDELINES

Stock Ownership Guidelines

Stock ownership guidelines are a key vehicle for aligning the interests of management and the Company’s stockholders. A meaningful direct ownership stake by our NEOs demonstrates to our investors that each NEO has a strong commitment to the Company’s success. The Committee maintains stock ownership guidelines for our NEOs and other Company officers with a title of vice president and above. For 2016, our stock ownership guidelines were as follows:

Title	Multiple of Base Salary
CEO	6.0x
CFO and COO	3.0x
Senior Vice Presidents & Vice Presidents	1.0x

Shares that count toward meeting these ownership guidelines include: shares directly owned by the executive; shares beneficially owned by the executive, such as shares held in “street name” through a broker or shares held in trust; amounts credited to the executive’s deferred compensation or to 401(k) accounts that are invested or deemed invested in the Company’s common stock; unvested restricted stock or RSUs that vest based on continued service; and the value of the spread (the difference between the exercise price and the full market value of the Company’s common stock) of fully vested stock options.

Until the guidelines are met, NEOs and other officers are required to retain 50% of the net shares of the Company’s common stock received upon the exercise, vesting or payment of equity-based awards granted by the Company. Each of the NEOs had satisfied the stock ownership guidelines when their holdings were measured as of March 2017.

In March 2017, the Committee approved the following changes to our stock ownership guidelines:

Title	Multiple of Base Salary
CEO	6.0x
Executive Vice Presidents	3.0x
Senior Vice Presidents	2.0x
Vice Presidents and Region Vice Presidents	1.0x

The new guidelines are effective for 2017, but our NEOs and other Company officers have five years to come into compliance when moving to a position with a higher ownership level or from the date of a higher ownership level for the same position.

Anti-Hedging Policy; Anti-Pledging Policy

The Company prohibits transactions designed to limit or eliminate economic risks to our NEOs from owning the Company’s common stock, such as transactions involving options, puts, calls or other derivative securities tied to the Company’s common stock. On an annual basis, we also ask our directors and executive officers to identify any shares of Company common stock pledged in a margin brokerage account or otherwise used as collateral to support a borrowing. In response, no such directors or executive officers reported any shares pledged for such purpose in 2016. Further, in 2016, we amended our insider trading policy to prohibit the pledging of Company stock, including use as collateral for a margin loan, by directors, officers, employees and consultants of the Company and its subsidiaries.

Clawback

We include “clawback” provisions in our NEOs’ equity award agreements and certain employment agreements that generally require reimbursement of amounts paid under performance provisions (in the case of cash incentives and performance-based RSUs) if amounts were paid or shares vested based on financial results that subsequently become subject to certain “mandatory” restatements that would have led to lower payments or forfeiture of all or a portion of shares subject to an award. For all RSU and stock option awards since 2009, including both time-based and performance-based RSUs, the award forms include an “injurious conduct” provision that requires forfeiture of the award or, to the extent the award has vested or been exercised within six months prior to the occurrence of the relevant conduct, mandates reimbursement of shares or amounts realized. The injurious conduct concept is generally focused on actions that would constitute “cause” under an employment agreement, namely, actions that are in material competition with the Company or breach the executive’s duty of loyalty to the Company.

Termination and Change in Control Benefits

The provision of reasonable severance benefits is common among similar companies and is essential to recruiting and retaining key executives. Accordingly, the employment agreements with our NEOs generally provide for varying levels of severance in the event that the Company terminates the executive’s employment without “cause” or the executive resigns with “good reason” (each as defined in the employment agreement with the executive, as set forth in more detail under “Benefits upon Termination of Employment”). Upon a qualifying termination, Mr. Kneeland would receive 450% of his base salary paid over a two-year period; Mr. Plummer would receive 190% of his base salary paid over a one-year period; Mr. Flannery would receive 380% of his base salary paid over a two-year period; Mr. Asplund would receive 100% of his base salary paid over a one-year period; and Mr. Pintoff would receive 180% of his base salary paid over a one-year period. The Company also typically provides each NEO with COBRA continuation coverage for a 12 to 18 month period.

Severance payments to the NEOs are conditioned on the execution of a release of claims in favor of the Company. In addition, each of the NEOs is subject to non-competition and non-solicitation restrictions for a period of time following their termination, as described in more detail under “Benefits upon Termination of Employment.” All RSUs and stock options granted to each of the NEOs since 2011 provide for forfeiture on the NEO’s termination of employment for any reason, except in the case of a change in control as described below. Upon a termination as a result of death or permanent disability, a pro rata portion of the awards vest, based on the number of days between the beginning of the applicable performance period and the date of termination. For awards made beginning in 2016, upon a termination as a result of retirement, time-based RSUs will vest and be delivered on the normal settlement schedule, and performance-based RSUs will vest based on actual performance for the full performance period and be delivered on the normal settlement schedule. For the NEOs other than Mr. Kneeland, retirement requires: (1) attainment of age 60; (2) age plus years of continuous service equal to at least 70; and (3) at least one year’s prior written notice of retirement. For Mr. Kneeland, retirement treatment is only available for grants outstanding for at least six months prior to retirement and requires attainment of age 65.

The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers and, accordingly, the Committee believes that appropriate change in control provisions are important tools for aligning executive interests in change in control scenarios with those of stockholders. In addition, changes to the Company following a change in control may affect the ability to achieve previously set performance measures. Consequently, outstanding RSUs and stock option awards held by the NEOs provide for “double trigger” treatment upon a change in control. A “change in control” for this purpose is defined in the employment agreement with the executive or in the applicable award agreement, as set forth in more detail under “Benefits upon a Change in Control.” If the change in control results in shares of common stock of the Company (or any direct or indirect parent entity) being publicly traded, then all such RSUs and stock options will vest in full, and all performance conditions for performance-based RSUs will be deemed satisfied at the target level, only if there is also a termination by the Company without “cause” or by the individual for “good reason” within 12 months following the change in control. However, in the limited circumstances that the change in control results in none of the common stock of the Company (or any direct or indirect parent entity) being publicly traded following a change in control, then all such RSUs and stock options will vest in full, and all performance conditions for performance-based RSUs will be deemed satisfied at their target level, upon the change in control.

The Internal Revenue Code imposes an excise tax on the value of certain payments that are contingent upon a change in control, referred to as parachute payments, which exceed a safe harbor amount. The Company does not provide any executive with a gross-up for any excise tax that may be triggered. Mr. Kneeland’s employment agreement provides that if he receives payments that would result in the imposition of the excise tax, such payments will be reduced to the safe harbor amount so that no excise tax is triggered if the net after-tax benefit to him is greater than the net after-tax benefit that he would receive if no reduction occurred.

The severance and change in control provisions of our NEOs’ employment agreements and other arrangements are described in detail in the sections “Benefits upon Termination of Employment” and “Benefits upon a Change in Control,” respectively.

Employment Agreements

We have entered into employment agreements with each of the NEOs: for Mr. Kneeland, effective August 22, 2008; for Mr. Plummer, effective December 1, 2008; for Mr. Flannery, effective March 12, 2010; for Mr. Asplund, effective April 28, 2008; and for Mr. Pintoff, effective January 20, 2016.

The employment agreements generally provide that the NEOs are entitled to participate in, to the extent otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites generally provided by us to our executives, including family medical insurance (subject to applicable employee contributions). Upon termination of employment or a change in control of the Company, the employment agreements provide for the benefits described above under

“Termination and Change in Control Benefits,” and below under “Benefits upon Termination of Employment” and “Benefits upon a Change in Control.”

The employment agreements also generally provide that, during the period of employment, the NEO shall not engage in any activity that would conflict with the executive’s duties and cannot engage in any other employment. In addition, the employment agreements generally provide for two-year (one-year for Messrs. Plummer and Pintoff) non-compete and non-solicit restrictions.

Indemnification Agreements

We have entered into indemnification agreements with each of the NEOs. These agreements provide, among other things, for us to indemnify and advance expenses to the NEOs against specified claims and liabilities that may arise in connection with each NEO’s services to the Company.

Other Benefits and Perquisites

Nonqualified Deferred Compensation Plan

The Company’s nonqualified deferred compensation plan, the Executive Nonqualified Excess Plan (“ENEP”), is an unfunded plan. The participants in the plan are unsecured general creditors of the Company. The ENEP permits a select group of management and other highly compensated employees, including the NEOs, and independent contractors of the Company to defer all or part of their base salary and annual incentive compensation. Deferred amounts are credited with earnings (or losses) based on the investment experience of measurement indices selected by the participant from among the choices offered by the plan. The ENEP also provides for additional credits that are discretionary on the part of the Company. The Company did not make any contributions to the ENEP in 2016.

Retirement Benefits

The Company maintains a 401(k) plan for all employees, and provides discretionary employer-matching contributions (subject to certain limitations, including an annual limit of $3,000 for 2016 for our NEOs) based on an employee’s contributions.

Perquisites and Other Personal Benefits

We maintain various employee benefit programs, including health and medical benefits, for all of our employees, including our NEOs. In addition, all executives who are senior vice presidents or above, including the NEOs, are eligible to participate in an Executive Wellness Program.

The Company does not have a formal perquisite policy, although the Committee periodically reviews perquisites for our NEOs. Rather, there are certain specific perquisites and benefits with which the Company has agreed to compensate particular executives based on their specific situations. Among these are relocation costs, including temporary housing and living expenses, and use of Company vehicles. In order to make travel time more conducive to work-related activities, we may periodically provide our executives with business-class travel on commercial airlines when traveling for work-related matters.

Tax and Accounting Considerations

When reviewing compensation matters, the Committee considers the anticipated tax and accounting treatment of various payments; the impact to the Company; and, when relevant, to the executive.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits to $1 million the annual tax deduction for compensation paid to each of the chief executive officer and the three other highest-paid executive officers employed at the end of the year (other than the chief financial officer). However, compensation that does not exceed $1 million during any fiscal year or that qualifies as

“performance-based compensation” (as defined under applicable tax regulations) is deductible. The Committee considers these requirements when designing compensation programs for our NEOs.

Both the AICP and the 2010 LTIP are designed to allow for the issuance of awards that satisfy the “performance-based compensation” exception under Section 162(m). These plans operate separately and each permits payment in both cash and stock-based awards, so as to maximize the Company’s flexibility to award deductible compensation while maintaining a pay structure consistent with our compensation philosophy. In the first quarter of 2016, the Committee established performance criteria and set 0.313% of adjusted EBITDA (defined as set forth on page 24 of the Company’s Form 10-K for the year ended December 31, 2016) as the Section 162(m)-compliant maximum for the aggregate amount of incentives awarded to the NEOs under the AICP for the 2016 performance period. This limit does not serve as a basis for the Committee’s compensation decisions for our NEOs, but rather provides for the maximum amount of tax-deductible incentive compensation that the Committee can award to the NEOs under the AICP, with the Committee retaining the discretion to pay less than the maximum. Once the maximum amount was established, actual award levels were determined based on achievement under the Company’s 2016 incentive program. Similarly, for Section 162(m) purposes, the Committee established a minimum adjusted EBITDA metric as a prerequisite for funding of the 2016 performance-based RSUs at maximum, with actual award levels determined based on achievement under the 2016 incentive program.

Although the Company has plans that permit the award of deductible compensation under Section 162(m), the Committee does not necessarily limit executive compensation to the amount deductible under that provision. Rather, it considers the available alternatives and acts to preserve the deductibility of compensation in its discretion to the extent reasonably practicable and consistent with its other compensation objectives. In certain situations, the Committee may in its discretion approve compensation that will not meet these requirements when it determines that such payments are in the best interests of the Company and our stockholders, such as to ensure competitive levels of total compensation for the NEOs, or for other reasons.

Compensation and Risk Management

The Committee performs an annual risk assessment of our executive compensation programs. In 2016, the Committee considered both risk mitigators and risk aggravators—elements of the executive compensation architecture that potentially mitigate excessive risk or encourage risk-taking, respectively. On balance, the Committee found that the sum total of the risk mitigators greatly outweighed the risk aggravators. The risk mitigators include: the opportunity for stockholders to cast advisory votes on executive compensation, stock ownership guidelines for executives, an independent compensation committee and compensation consultant, clawback provisions in employment and equity award agreements, a clearly defined pay philosophy, peer group and market positioning to support the Company’s business objectives, provisions enabling the use of negative discretion in certain payouts, and an effective balance of cash and equity compensation. In performing its assessment, the Committee took into account the annual risk review of the Company’s compensation programs led by the Enterprise Risk Management Council comprised of senior representatives from field operations and from each of the primary corporate functions.

The Enterprise Risk Management Council leads a review of the Company’s compensation policies and practices annually to ensure that they appropriately balance short-term and long-term goals and risks and rewards. Specifically, this review includes the annual cash incentive program that covers all senior management and a broad employee population, and equity compensation. These plans are designed to focus senior management and employees on increasing stockholder value and enhancing financial results. Based on this comprehensive review in 2016, we concluded that our compensation program does not encourage excessive risk-taking. We are confident that our program is aligned with the interests of our stockholders and rewards for performance.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K and discussed that analysis with management and with the Compensation Committee’s independent compensation consultant. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s annual report on Form 10-K and in this Proxy Statement.

THE COMPENSATION COMMITTEE

L. Keith Wimbush, Chairman Singleton B. McAllister Filippo Passerini Donald C. Roof

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)(2)(3)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(6)	Total ($)
Michael Kneeland	2016	950,000	(7)	—	9,522,541	(5)	—	1,163,086	3,000	11,638,27
President and	2015	950,000		—	6,353,954	(4)	—	770,925	3,000	8,077,879
Chief Executive Officer	2014	950,000		—	5,555,756		—	1,894,063	3,000	8,402,819

William Plummer	2016	595,504	(8)	—	2,184,882	(5)	—	440,654	3,000	3,224,040
Executive Vice	2015	576,800		—	1,372,779	(4)	—	283,571	3,000	2,236,150
President and Chief	2014	551,221		—	1,219,938		—	803,880	3,000	2,578,039
Financial Officer

Matthew Flannery	2016	595,504	(9)	—	2,184,882	(5)	—	440,654	3,000	3,224,040
Executive Vice	2015	576,800		—	1,372,779	(4)	—	283,571	3,000	2,236,150
President and Chief	2014	548,668		—	1,219,938		—	803,880	3,000	2,575,486
Operating Officer

Dale Asplund	2016	519,807	(10)	—	1,474,422	(5)	—	402,124	3,000	2,399,353
Senior Vice President	2015	503,779		—	956,418	(4)	—	242,025	3,000	1,705,222
Business Services and	2014	479,343		—	963,885		—	667,205	3,000	2,113,433
Chief Information Officer

Craig Pintoff	2016	473,046	(11)	—	1,634,691		—	364,794	3,000	2,475,531
Senior Vice President,
General Counsel and
Human Resources

(1)	Except as otherwise noted, the amount in this column represents the grant date fair value of the stock awards or option awards, as applicable, computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), disregarding for this purpose the effect of estimated forfeitures.

(2)	Pursuant to FASB ASC Topic 718, the accounting grant date is the date the performance metrics are approved by the Committee and communicated to the employee. Since the Committee does not establish performance metrics until after the beginning of each fiscal year, the performance-based RSUs subject to performance vesting in years 2017 and 2018 have not been expensed and are therefore not included in the table above.

(3)	Amounts for each NEO include the aggregate grant date fair value of time-based RSUs and performance-based RSUs. The aggregate grant date fair value of performance-based RSUs granted on March 7, 2016 as determined under applicable accounting rules, which represents the first tranche of the performance-based RSUs awarded in 2016, the second tranche of the performance-based RSUs awarded in 2015 and the third tranche of the performance-based RSUs awarded in 2014, is computed in accordance with FASB ASC Topic 718, and represents the probable grant date fair values on the date of grant based on target performance. The grant date fair value of such awards for Mr. Kneeland is $3,914,549 (representing 18,412 RSUs awarded in 2014, 19,146 RSUs awarded in 2015 and 27,848 RSUs awarded in 2016), for Mr. Plummer is $798,878 (representing 3,480 RSUs awarded in 2014, 4,020 RSUs awarded in 2015 and 5,848 RSUs awarded in 2016), for Mr. Flannery is $798,878 (representing 3,480 RSUs awarded in 2014, 4,020 RSUs awarded in 2015 and 5,848 RSUs awarded in 2016), for Mr. Asplund is $535,418 (representing 2,367 RSUs awarded in 2014, 2,680 RSUs awarded in 2015 and 3,899 RSUs awarded in 2016) and for Mr. Pintoff is $464,616 (representing 1,547 RSUs awarded in 2014, 2,707 RSUs awarded in 2015 and 3,509 RSUs awarded in 2016). At the maximum level of performance, the grant date fair value for Mr. Kneeland is $11,743,647 (representing 55,236 RSUs awarded in 2014, 57,438 RSUs awarded in 2015 and 83,544 RSUs awarded in 2016), for Mr. Plummer is $2,396,633 (representing 10,440 RSUs awarded in 2014, 12,060 RSUs awarded in 2015 and 17,544 RSUs awarded in 2016), for Mr. Flannery is $2,396,633 (representing 10,440 RSUs awarded in 2014, 12,060 RSUs awarded in 2015 and 17,544 RSUs awarded in 2016), for Mr. Asplund is $1,606,254 (representing 7,101 RSUs awarded in 2014, 8,040 RSUs awarded in 2015 and 11,697 RSUs awarded in 2016) and for Mr. Pintoff is $1,393,847 (representing 4,641 RSUs awarded in 2014, 8,121 RSUs awarded in 2015 and 10,527 RSUs awarded in 2016). Assumptions used to calculate these amounts are set forth in footnote 2 to “Grants of Plan-Based Awards in 2016” and in “Notes to Consolidated Financial Statements—2. Summary of Significant Accounting Policies—Stock-Based Compensation” in the Company’s Form 10-K for the year ended December 31, 2016.

(4)	Includes the following amounts of performance-based RSUs that were granted in 2015 but did not pay out because the threshold performance metrics were not achieved for 2015: Mr. Kneeland, $5,103,916; Mr. Plummer, $922,730; Mr. Flannery, $922,730; Mr. Asplund, $656,357. As discussed in the Company’s 2015 proxy statement, the Committee adjusted the 2015 performance metrics for all other performance-based RSU recipients to normalize for the foreign exchange rate effect and take into account EPI rates below the 50% threshold, resulting in a 55.7% payout, but was unable to make such an adjustment to the NEOs’ awards. The 2015 long-term incentive payouts for the NEOs therefore took the form of new grants of an equivalent number of shares of the Company’s common stock made in January 2016, as further discussed in footnote 5 below.

(5)	Includes the following amounts of vested shares granted to the NEOs under the AICP in January 2016 in respect of 2015 performance: Mr. Kneeland, $1,857,971; Mr. Plummer, $335,935; Mr. Flannery, $335,935; Mr. Asplund, $238,938 (the “2015 Vested Shares”). As discussed in the Company’s 2015 proxy statement and footnote 4 above, the Committee adjusted the 2015 performance metrics for all other performance-based RSU recipients to normalize for the foreign exchange rate effect and take into account EPI rates below the 50% threshold, resulting in a 55.7% payout, but was unable to make such an adjustment to the NEOs’ awards. The 2015 long-term incentive payouts for the NEOs therefore took the form of new grants of an equivalent number of shares of the Company’s common stock made in January 2016. The Committee took into account the Forfeited Awards when determining 2015 bonuses payable under the AICP. The Company considers those awards to be part of 2015 compensation, but due to the timing of the grants, the value of the vested shares is included in the Summary Compensation Table for 2016.

(6)	This column includes the Company’s matching contributions to the Company’s 401(k) plan, which for 2016 was $3,000 for each NEO. For 2016, none of the NEOs received perquisites or personal benefits with a total value exceeding $10,000, and in accordance with SEC regulations, perquisites and personal benefits have been omitted.

(7)	Mr. Kneeland’s base salary was increased to $950,000, effective October 22, 2012. Mr. Kneeland’s base salary has not since been adjusted.

(8)	Mr. Plummer’s annual base salary was $582,400 through March 31, 2016 and was raised to $599,872 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2016. Mr. Plummer elected to defer $87,914 of his annual base salary under the Deferred Compensation Plan, as described below under “Nonqualified Deferred Compensation in 2016.”

(9)	Mr. Flannery’s annual base salary was $582,400 through March 31, 2016 and was raised to $599,872 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2016.

(10)	Mr. Asplund’s annual base salary was $508,372 through March 31, 2016 and increased to $523,619 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2016. Mr. Asplund elected to defer $74,398 of his annual base salary under the Deferred Compensation Plan, as described below under “Nonqualified Deferred Compensation in 2016.”

(11)	Mr. Pintoff’s annual base salary was $424,008 through January 10, 2016 and was raised to $475,010 in connection with his promotion to Senior Vice President, General Counsel and Human Resources, effective January 11, 2016. He did not receive an additional increase effective April 1, 2016.

Grants of Plan-Based Awards in 2016

The table below summarizes the equity and non-equity awards granted to the NEOs in 2016.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)(3)	Target ($)(3)	Maximum ($)(3)	Threshold (#)(4)	Target (#)(4)	Maximum (#)(4)
Michael Kneeland	1/26/2016	—	—	—	—	—	—	32,659	—	—	1,857,971
	3/7/2016	—	—	—	—	—	—	62,657	—	—	3,750,021
	3/7/2016	—	—	—	13,924	27,848	83,541	—	—	—	1,666,703
	3/7/2016	—	—	—	9,206	18,412	55,236	—	—	—	1,101,958
	3/7/2016	—	—	—	9,573	19,146	57,438	—	—	—	1,145,888
		712,500	1,425,000	3,526,875	—	—	—	—	—	—	—

William Plummer	1/26/2016	—	—	—	—	—	—	5,905	—	—	335,935
	3/7/2016	—	—	—	—	—	—	17,545	—	—	1,050,068
	3/7/2016	—	—	—	2,924	5,848	17,544		—	—	350,003
	3/7/2016	—	—	—	1,740	3,480	10,440	—	—	—	208,278
	3/7/2016	—	—	—	2,010	4,020	12,060	—	—	—	240,597
		269,942	539,885	1,336,215	—	—	—	—	—	—	—

Matthew Flannery	1/26/2016	—	—	—	—	—	—	5,905	—	—	335,935
	3/7/2016	—	—	—	—	—	—	17,545	—	—	1,050,068
	3/7/2016	—	—	—	2,924	5,848	17,544		—	—	350,003
	3/7/2016	—	—	—	1,740	3,480	10,440	—	—	—	208,278
	3/7/2016	—	—	—	2,010	4,020	12,060	—	—	—	240,597
		269,942	539,885	1,336,215	—	—	—	—	—	—	—

Dale Asplund	1/26/2016	—	—	—	—	—	—	4,200	—	—	238,938
	3/7/2016	—	—	—	—	—	—	11,697	—	—	700,065
	3/7/2016	—	—	—	1,950	3,899	11,697	—	—	—	233,355
	3/7/2016	—	—	—	903	1,805	5,415	—	—	—	108,029
	3/7/2016	—	—	—	281	562	1,686	—	—	—	33,636
	3/7/2016	—	—	—	1,340	2,680	8,040	—	—	—	160,398
		235,629	471,257	1,166,361	—	—	—	—	—	—	—

Craig Pintoff	1/11/2016	—	—	—	—	—	—	8,203	—	—	500,055
	3/7/2016	—	—	—	—	—	—	11,195	—	—	670,021
	3/7/2016	—	—	—	1,755	3,509	10,527	—	—	—	210,014
	3/7/2016	—	—	—	1,354	2,707	8,121	—	—	—	162,014
	3/7/2016	—	—	—	774	1,547	4,641	—	—	—	92,588
		237,505	427,509	1,058,085	—	—	—	—	—	—	—

(1)	The amounts in this column represent the number of time-based RSUs, including the one-time supplemental RSU grants, awarded to each of the NEOs in 2016.

(2)	The amounts in this column represent the grant date fair value of stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For stock awards, the grant date fair value is the fair market value of the Company’s common stock on the grant date multiplied by the number of shares subject to the grant. For a discussion of the assumptions involved in the Company’s valuations, please see “Notes to Consolidated Financial Statements—2. Summary of Significant Accounting Policies—Stock-Based Compensation” in the Company’s Form 10-K for the year ended December 31, 2016.

(3)	Represents the threshold, target and maximum, as applicable, annual incentive amounts payable under the 2016 AICP. Under the 2016 AICP, as described under “—Compensation Discussion and Analysis—The 2016 Executive Compensation Program in Detail—Annual Incentive Compensation Plan (AICP)” above, the funding of the annual cash incentive is based on the achievement of Adjusted EBITDA and EPI, each weighted one-half and each independent of the other. The Committee retains discretion to pay cash incentives above or below the estimated range shown in the table above. The actual incentive amounts paid to our NEOs for 2016 performance pursuant to the 2016 AICP are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(4)

Represents the target, threshold and maximum number of awards for the third tranche of performance-based RSUs awarded in 2014, the second tranche of performance-based RSUs awarded in 2015 and the first tranche of the performance-based RSUs awarded on March 7, 2016 that have been accounted for pursuant to FASB ASC Topic 718. With regard to the performance-based RSUs awarded in 2014, the target number of units granted on March 7, 2016, without regard to grant date (as determined under applicable accounting rules), was 18,412 for Mr. Kneeland, 3,480 for Mr. Plummer, 3,480 for Mr. Flannery, 2,367 for Mr. Asplund (representing an award of 1,805 and an award of 562) and 1,547 for Mr. Pintoff. With regard to the performance-based RSUs awarded in 2015, the target number of units granted on March 7, 2016, without regard to grant date (as determined under applicable accounting rules), was 19,146 for Mr. Kneeland, 4,020 for Mr. Plummer, 4,020 for Mr. Flannery, 2,680 for Mr. Asplund and 2,707 for Mr. Pintoff. With regard to the performance-based RSUs awarded in 2016, the target number of units granted on March 7, 2016, without regard to grant date (as determined under applicable accounting rules), was 27,848 for Mr. Kneeland, 5,848 for Mr. Plummer, 5,848 for Mr. Flannery, 3,899 for Mr. Asplund and 3,509 for Mr. Pintoff. As described under “—Compensation Discussion and Analysis—The 2016 Executive Compensation Program in Detail—Long Term Incentive Plan (LTIP) (Equity Compensation)” above, the number of units that will vest will vary from 0% to 300% of target based on achievement of annual performance metrics. In 2016, both Revenue and EPI were achieved below target, resulting in a payout of 78.0% of performance-based RSUs. Since the Committee does not establish performance metrics until after the beginning of each fiscal year, the units subject to performance vesting in years 2017 and 2018 have not been expensed and are therefore not included in the table above.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the amount of unexercised and unvested stock options and unvested RSUs for each NEO as of December 31, 2016. The vesting schedule for each grant can be found in the footnotes to this table, based on the grant date.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(2)
Michael Kneeland	48,345	—	53.78	3/7/2023	127,849	(4)	13,498,297	74,841	7,901,713
	32,007	—	41.25	2/16/2022
	38,580	—	31.49	3/8/2021
	84,431	—	8.32	3/10/2020

William Plummer	12,722	—	53.78	3/7/2023	32,893	(5)	3,472,843	15,717	1,659,401
	9,602	—	41.25	2/16/2022
	13,500	—	31.49	3/8/2021
	85,000	—	8.32	3/10/2020
	100,000	—	3.38	3/13/2019

Matthew Flannery	12,722	—	53.78	3/7/2023	32,893	(6)	3,472,843	15,717	1,659,401
	9,602	—	41.25	2/16/2022
	10,000	—	31.49	3/8/2021
Dale Asplund	—	—	—	—	21,986	(7)	2,321,282	10,477	1,106,162
Craig Pintoff	—	—	—	—	29,824	(8)	3,148,818	8,894	939,029

(1)	Amounts in this column reflect a closing price per share of the Company’s common stock on the NYSE of $105.58 on December 30, 2016 (the last business day of the fiscal year).

(2)	Amounts in this column include (i) time-based RSUs and (ii) performance-based RSUs based on the actual performance levels achieved for 2016. As described under “—Compensation Discussion and Analysis—The 2016 Executive Compensation Program in Detail—Long-Term Incentive Plan (LTIP)(Equity Compensation)—A Closer Look at Performance-Based RSUs (PRSUs)” above, in 2016, performance for both the revenue and EPI metrics was above threshold but below target and the ROIC multiplier metric was not achieved, resulting in an earnout of 78.0% of performance-based RSUs eligible to vest for 2016; namely, the first tranche of 2016 awards, the second tranche of 2015 awards and the third tranche of 2014 awards.

(3)	Amounts in this column represent performance-based RSUs for which the applicable performance metrics had not been established as of December 31, 2016. In accordance with applicable accounting and SEC rules, these amounts do not appear in the Summary Compensation Table or the Grants of Plan-Based Awards Table. Amounts are shown at target levels; actual amounts earned, if any, will be based on achievement of performance metrics for 2017 or 2018 (once established), as applicable.

For Mr. Kneeland, represents (i) 19,146 unvested performance-based RSUs remaining from awards on March 10, 2015 and (ii) 55,695 unvested performance-based RSUs remaining from awards on March 7, 2016; for Mr. Plummer, represents (i) 4,021 unvested performance-based RSUs remaining from awards on March 10, 2015 and (ii) 11,696 unvested performance-based RSUs remaining from awards on March 7, 2016; for Mr. Flannery, represents (i) 4,021 unvested performance-based RSUs remaining from awards on March 10, 2015 and (ii) 11,696 unvested performance-based RSUs remaining from awards on March 7, 2016; for Mr. Asplund, represents (i) 2,680 unvested performance-based RSUs remaining from awards on March 10, 2015 and (ii) 7,797 unvested performance-based RSUs remaining from awards on March 7, 2016; and for Mr. Pintoff, represents (i) 1,876 unvested performance-based RSUs remaining from awards on March 10, 2015 and (ii) 7,018 unvested performance-based RSUs remaining from awards on March 7, 2016.

(4)

Represents (i) 20,885 unvested time-based RSUs from a grant on March 7, 2016, 6,962 of which vested on March 7, 2017 and the remaining two-thirds will vest ratably on March 7, 2018 and 2019 subject to continued employment; (ii) 41,772 unvested time-based RSUs from a grant on March 7, 2016, all of which will cliff vest on March 7, 2019 subject to continued employment; (iii) 9,573 unvested time-based RSUs remaining from a grant on March 10, 2015, 4,786 of which vested on March 10, 2017 and the remainder will vest on March 10, 2018 subject to continued employment; (iv) 4,603 unvested time-based RSUs from a grant on March 4, 2014, all of which vested on March 4, 2017; (v) 21,721 unvested performance-based RSUs from an award on March 7, 2016, which vested on January 23, 2017 based upon attainment of performance conditions related to 2016; (vi) 14,934 unvested performance-based RSUs remaining from an award on March 10, 2015, which vested on January 23, 2017 based upon attainment of performance conditions related to 2016; and (vii) 14,361 unvested performance-based RSUs remaining from an award on March 4, 2014, which vested on January 23, 2017 based upon attainment of performance conditions related to 2016.

(5)	Represents (i) 7,519 unvested time-based RSUs from a grant on March 7, 2016, 2,507 of which vested on March 7, 2017 and the remaining two-thirds will vest ratably on March 7, 2018 and 2019 subject to continued employment; (ii) 10,026 unvested time-based RSUs from a grant on March 7, 2016, all of which will cliff vest on March 7, 2019 subject to continued employment; (iii) 3,446 unvested time-based RSUs remaining from a grant on March 10, 2015, 1,723 of which vested on March 10, 2017, and the remainder will vest on March 10, 2018 subject to continued employment; (iv) 1,491 unvested time-based RSUs remaining from a grant on March 4, 2014, all of which vested on March 4, 2017; (v) 4,561 unvested performance-based RSUs from an award on March 7, 2016, which vested on January 23, 2017 based upon attainment of performance conditions related to 2016; (vi) 3,136 unvested performance-based RSUs remaining from an award on March 10, 2015, which vested on January 23, 2017 based upon attainment of performance conditions related to 2016; and (vii) 2,714 unvested performance-based RSUs remaining from an award on March 4, 2014, which vested on January 23, 2017 based upon attainment of performance conditions related to 2016.

(6)	Represents (i) 7,519 unvested time-based RSUs from a grant on March 7, 2016, 2,507 of which vested on March 7, 2017 and the remaining two-thirds will vest ratably on March 7, 2018 and 2019 subject to continued employment; (ii) 10,026 unvested time-based RSUs from a grant on March 7, 2016, all of which will cliff vest on March 7, 2019 subject to continued employment; (iii) 3,446 unvested time-based RSUs remaining from a grant on March 10, 2015, 1,723 of which vested on March 10, 2017, and the remainder will vest on March 10, 2018 subject to continued employment; (iv) 1,491 unvested time-based RSUs remaining from a grant on March 4, 2014, all of which vested on March 4, 2017; (v) 4,561 unvested performance-based RSUs from an award on March 7, 2016, which vested on January 23, 2017 based upon attainment of performance conditions related to 2016; (vi) 3,136 unvested performance-based RSUs remaining from an award on March 10, 2015, which vested on January 23, 2017 based upon attainment of performance conditions related to 2016; and (vii) 2,714 unvested performance-based RSUs remaining from an award on March 4, 2014, which vested on January 23, 2017 based upon attainment of performance conditions related to 2016.

(7)	Represents (i) 5,013 unvested time-based RSUs from a grant on March 7, 2016, 1,671 of which vested on March 7, 2017 and the remaining two-thirds will vest ratably on March 7, 2018 and 2019 subject to continued employment; (ii) 6,684 unvested time-based RSUs from a grant on March 7, 2016, all of which will cliff vest on March 7, 2019 subject to continued employment; (iii) 2,298 unvested time-based RSUs remaining from a grant on March 10, 2015, 1,149 of which vested on March 10, 2017 and the remainder will vest on March 10, 2018 subject to continued employment; (iv) 241 unvested time-based RSUs remaining from a grant on May 6, 2014, all of which will vest on May 6, 2017 subject to continued employment; (v) 773 unvested time-based RSUs remaining from a grant on March 4, 2014, all of which vested on March 4, 2017; (vi) 3,041 unvested performance-based RSUs from an award on March 7, 2016, which vested on January 23, 2017 based upon attainment of performance conditions related to 2016; (vii) 2,090 unvested performance-based RSUs remaining from an award on March 10, 2015, which vested on January 23, 2017 based upon attainment of performance conditions related to 2016; (viii) 438 unvested performance-based RSUs remaining from an award on May 6, 2014, which will vest on May 6, 2017 based upon attainment of performance conditions related to 2016; and (ix) 1,408 unvested performance-based RSUs remaining from an award on March 4, 2014, which vested on January 23, 2017 based upon attainment of performance conditions related to 2016.

(8)	Represents (i) 8,203 unvested time-based RSUs from a grant on January 11, 2016, 2,735 of which vested on January 11, 2017 and the remaining two-thirds will vest ratably on January 11, 2018 and 2019 subject to continued employment; (ii) 4,511 unvested time-based RSUs from a grant on March 7, 2016, 1,504 of which vested on March 7, 2017 and the remaining two-thirds will vest ratably on March 7, 2018 and 2019 subject to continued employment; (iii) 6,684 unvested time-based RSUs remaining from a grant on March 7, 2016, all of which will cliff vest on March 7, 2019 subject to continued employment; (iv) 2,748 unvested time-based RSUs from a grant on December 8, 2015, 1,374 of which will vest ratably on December 8, 2017 and 2018 subject to continued employment; (v) 1,608 unvested time-based RSUs from a grant on March 10, 2015, 804 of which vested on March 10, 2017 and the remainder will vest on March 10, 2018 subject to continued employment; (vi) 663 unvested time-based RSUs from a grant on March 4, 2014, all of which vested on March 4, 2017; (vii) 2,737 unvested performance-based RSUs from an award on March 7, 2016, which vested on January 23, 2017 based upon attainment of performance conditions related to 2016; (viii) 1,463 unvested performance-based RSUs remaining from an award on March 10, 2015, which vested on January 23, 2017 based upon attainment of performance conditions related to 2016; and (ix) 1,207 unvested performance-based RSUs from an award on March 4, 2014, which vested on January 23, 2017 based upon attainment of performance conditions related to 2016.

Option Exercises and Stock Vested in 2016

The table below summarizes, for each NEO, the number of shares acquired upon the exercise of stock options (with the value realized based on the difference between the closing price per share on the NYSE of our common stock and the exercise price on the date of exercise) and the vesting of stock awards in 2016 (with the value realized based on the closing price per share on the NYSE of our common stock on the date of vesting).

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Kneeland	20,000	1,971,160	52,353	3,016,554
William Plummer	—	—	12,452	720,927
Matthew Flannery	—	—	12,452	720,927
Dale Asplund	—	—	7,590	438,185
Craig Pintoff	—	—	6,711	449,746

Pension Benefits

The Company does not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation in 2016

The ENEP is an unfunded plan and the participants in the plan are unsecured general creditors of the Company. The ENEP permits a select group of management and other highly compensated employees and independent contractors of the Company to defer all or part of their base salary, service-based bonus and performance-based compensation. Deferred amounts are credited with earnings (or losses) based on the investment experience of measurement indices selected by the participant from among the choices offered by the plan. The ENEP also provides for additional credits that are discretionary on the part of the Company. The Company did not make any contributions to the ENEP in 2016. Participants must elect to begin receiving distributions on a date at least two years following the end of the year of contribution and may receive payment of his or her vested account balance either in a single lump sum or in a series of annual installments over a period not to exceed five years. The entire vested account balance is paid out in a lump sum once a participant separates from service with the Company, unless the participant is 65 or older, in which case the participant may elect that the balance be paid out as a series of annual installments over a period not to exceed 10 years. The deferrals reflected in the table below were made under the ENEP.

Name	Executive Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ (Distributions) ($)	Aggregate Balance at Last Fiscal Year-End ($)
Michael Kneeland	—		2,621	—	71,326	(2)
William Plummer	87,914	(3)	74,187	—	841,132	(2)
Matthew Flannery	—		—	—	—
Dale Asplund	74,398	(3)	28,096	—	286,760	(2)
Craig Pintoff	—		—	—	—

(1)	The amount of earnings reported in this column is not included in the Summary Compensation Table for 2016 because no such earnings would be considered above-market or preferential earnings.

(2)	This amount represents Messrs. Kneeland’s, Plummer’s and Asplund’s aggregate balances under the Deferred Compensation Plan at the end of 2016. For Mr. Plummer, $138,008, $55,122 and $44,789 of this amount was previously disclosed in the “salary” column of the 2015 Summary Compensation Table, the 2014 Summary Compensation Table and the 2013 Summary Compensation Table, respectively. For Mr. Asplund, $158,605 and $23,683 of this amount was previously disclosed in the “salary” column of the 2015 Summary Compensation Table and the 2014 Summary Compensation Table, respectively.

(3)	This amount is included in the “salary” column in the Summary Compensation Table for 2016.

Benefits upon Termination of Employment

We summarize below the benefits in effect as of December 30, 2016 (the last business day of the fiscal year), which the NEOs would receive upon a termination of employment.

If the employment of any of the NEOs is terminated by us without “cause” or by the executive for “good reason,” the executives would be entitled to the following benefits, subject in each case to the execution of a release of claims in favor of the Company:

●	Cash severance:

¡	Mr. Kneeland would receive a severance payment equal to 450% of his annual base salary paid over a two-year period.

¡	Mr. Plummer would receive a severance payment equal to 190% of his annual base salary paid over a one-year period.

¡	Mr. Flannery would receive a severance payment equal to 380% of his annual base salary paid over a two-year period.

¡	Mr. Asplund would receive a severance payment equal to 100% of his annual base salary paid over a one-year period.

¡	Mr. Pintoff would receive a severance payment equal to 180% of his annual base salary paid over a one-year period.

¡	Any unvested RSUs and options granted to all of the NEOs since 2011 would be canceled and forfeited.

¡	Mr. Kneeland would receive COBRA continuation coverage for up to 18 months at no cost. Each of Messrs. Plummer, Flannery, Asplund and Pintoff would receive COBRA continuation coverage for up to one year at no cost.

If the employment of any of the NEOs is terminated due to death or disability, the executive (or his spouse or estate) would be entitled to the following benefits:

●	Each of Messrs. Kneeland, Plummer, Flannery, Asplund and Pintoff would receive pro-rata vesting of the next tranche of RSUs (based on target levels for performance-based RSUs) and stock options that would have vested based on the executive’s continued employment with the Company.

●	Mr. Kneeland would receive COBRA continuation coverage for up to 18 months at no cost. Messrs. Plummer, Flannery and Pintoff would receive COBRA continuation coverage for up to one year at no cost.

Each of the NEOs is subject to non-competition and non-solicitation restrictions for a period of time following the termination of their employment equal to two years in the case of Messrs. Kneeland, Flannery and Asplund, and one year in the case of Messrs. Plummer and Pintoff.

The table below summarizes the compensation that the NEOs would have received had they been terminated as of December 30, 2016.

	Termination by the Company without cause or by the executive for good reason			Death or disability
Executive	Cash severance ($)(1)	COBRA payments ($)(2)	Total ($)	COBRA payments ($)(2)	Accelerated vesting of RSUs and stock options ($)(3)	Total ($)
Michael Kneeland	4,275,000	21,330	4,296,330	21,330	7,070,271	7,091,601
William Plummer	1,139,757	19,685	1,159,442	19,685	1,648,585	1,668,271
Matthew Flannery	2,279,514	19,685	2,299,199	19,685	1,648,585	1,668,271
Dale Asplund	523,632	14,220	537,839	14,220	1,090,305	1,104,525
Craig Pintoff	855,000	18,727	873,727	18,727	1,145,291	1,164,018

(1)	Severance would be paid in substantially equal installments over two years for Messrs. Kneeland and Flannery and over one year for Messrs. Plummer, Asplund and Pintoff.

(2)	Represents the cost of COBRA continuation coverage for 18 months for Mr. Kneeland and for 12 months for Messrs. Plummer, Flannery, Asplund and Pintoff. Mr. Asplund’s employment agreement does not specifically require the Company to provide COBRA coverage, however, the Company intends to do so.

(3)	Amounts in this column reflect a closing price per share of the Company’s common stock of $105.58 on December 30, 2016 (the last business day of the fiscal year).

For each of Messrs. Kneeland, Plummer, Flannery, Asplund and Pintoff, “cause” generally includes, among other things, and subject to compliance with specified procedures: his willful misappropriation or destruction of our property; his conviction of a felony or other crime that materially impairs his ability to perform his duties or that causes material harm to us; his engagement in willful conduct that constitutes a breach of fiduciary duty to us and results in material harm to us; and his material failure to perform his duties; and “good reason” includes, among other things: demotion from the position set forth in the executive’s employment agreement; a decrease in compensation provided for under such agreement; a material diminution of the executive’s duties and responsibilities; or required relocation to another facility that is based more than 50 miles from Stamford, Connecticut.

The definitions summarized above vary in some respects among the NEOs’ agreements and are described in greater detail in such agreements, which have previously been filed as exhibits to our periodic reports with the SEC.

Benefits upon a Change in Control

We summarize below the benefits in effect as of December 30, 2016 that the NEOs would receive upon a change in control.

If we terminate Mr. Kneeland’s employment without “cause” or he resigns for “good reason” within 12 months following a change in control of the Company, Mr. Kneeland would receive the following benefits:

●	an amount equal to 2.99 times the sum of his annual base salary and his target incentive under the AICP, subject to reduction to the amount that would not trigger any excise tax on “parachute payments” if the reduction would result in a higher after-tax payment; and

●	COBRA continuation coverage for up to 18 months at no cost to Mr. Kneeland.

If we terminate the employment of any of the NEOs other than Mr. Kneeland without “cause” or the NEO resigns for “good reason” within 12 months following a change in control of the Company, the NEO would receive the following benefits:

●	Mr. Plummer would receive a severance payment equal to 190% of his annual base salary paid over a one-year period.

●	Mr. Flannery would receive a severance payment equal to 380% of his annual base salary paid over a two-year period.

●	Mr. Asplund would receive a severance payment equal to 100% of his annual base salary paid over a one-year period.

●	Mr. Pintoff would receive a severance payment equal to 180% of his annual base salary paid over a one-year period.

●	Each of Messrs. Plummer, Flannery, Asplund and Pintoff would receive COBRA continuation coverage for up to one year at no cost.

Pursuant to their applicable award agreements, all of the outstanding options and RSUs granted to our NEOs would become fully vested:

●	if the change in control results in the Company ceasing to be publicly traded; or

●	if the employment of the executive is terminated by the Company without “cause” or by the executive for “good reason” within 12 months following any other type of change in control.

The table below summarizes the compensation that the NEOs would have received in the event of a change in control of the Company as of December 30, 2016. Because the calculations in the table are based upon SEC disclosure rules and made as of a specific date, there can be no assurance that an actual change in control, if one were to occur, would result in the same or similar compensation being paid.

Executive	Accelerated vesting of RSUs and stock options upon a change in control that results in the Company ceasing to be publicly traded ($)(1)	Cash severance upon termination by the Company without cause or by the executive for good reason within 12 months following a change in control ($)(2)	COBRA payments upon termination by the Company without cause or by the executive for good reason within 12 months following a change in control ($)(3)	Total ($)
Michael Kneeland	21,400,010	7,101,250	21,330	28,522,591	(4)
William Plummer	5,132,244	1,139,757	19,685	6,291,686
Matthew Flannery	5,132,244	2,279,514	19,685	7,431,443
Dale Asplund	3,427,444	523,632	14,220	3,965,295
Craig Pintoff	4,087,846	855,018	18,727	4,961,591

(1)	Amounts in this column reflect a closing price per share of the Company’s common stock of $105.58 on December 30, 2016 (the last business day of the fiscal year).

(2)	Severance would be paid in a lump sum for Mr. Kneeland, and would be paid in substantially equal installments over two years for Mr. Flannery and over one year for Messrs. Plummer, Asplund and Pintoff.

(3)	Represents the cost of COBRA continuation coverage for 18 months for Mr. Kneeland and for 12 months for Messrs. Plummer, Flannery, Asplund and Pintoff. Mr. Asplund’s employment agreement does not specifically require the Company to provide COBRA coverage, however, the Company intends to do so.

(4)	In the scenario illustrated in this table, the total amount payable to Mr. Kneeland would have been paid, including any amounts constituting “parachute payments” under Section 280G of the Internal Revenue Code. Under the terms of Mr. Kneeland’s employment agreement, any payments constituting “parachute payments” under Section 280G of the Internal Revenue Code would be reduced if such reduction would result in a higher net after-tax payment to Mr. Kneeland, and based on the assumptions described above, full payment (without reduction) would result in a higher net after-tax payment to Mr. Kneeland.

For purposes of the NEOs’ grants, a “change in control” generally includes a person or entity acquiring more than 50% of the total voting power of the Company’s outstanding voting securities, as well as any merger, sale or disposition by the Company of all or substantially all of its assets, or business combination involving the Company (other than a merger or business combination that leaves the voting securities of the Company outstanding immediately prior thereto continuing to represent—either by remaining outstanding or by being converted into voting securities of the surviving entity—more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or business combination). This definition varies in some respects among the NEOs’ agreements and is described in greater detail in such agreements. In particular, earlier award agreements may contain different definitions.

DIRECTOR COMPENSATION

Director Fees

Directors who are executive officers of the Company are not paid additional compensation for serving as directors.

For 2016, the Company’s non-management directors (other than its non-executive Chairman) received the following compensation (as applicable):

●	annual retainer fees of (i) $80,000 for serving as director, (ii) $30,000 for serving as Chairman of the Audit Committee, (iii) $25,000 for serving as Chairman of the Compensation Committee, (iv) $15,000 for serving as Chairman of the Nominating and Corporate Governance Committee and (v) $20,000 for serving as Chairman of the Strategy Committee;

●	annual retainer fees of (i) $15,000 for serving as a member of the Audit Committee, (ii) $12,500 for serving as a member of the Compensation Committee, (iii) $7,500 for serving as a member of the Nominating and Corporate Governance Committee and (iv) $10,000 for serving as a member of the Strategy Committee;

●	an annual equity grant of $135,043 in fully vested RSUs, generally to be settled after three years (subject to acceleration and further deferral in certain circumstances); and

●	for members of the Nominating and Corporate Governance Committee only, a $1,500 per meeting fee for two committee meetings because the committee met seven times during 2016.

For 2016, the Company’s non-executive chairman received total annual compensation of $460,055, with (i) $200,000 paid in cash, in arrears, quarterly, at the same time that other non-management directors receive the cash component of their pay (as described below), and (ii) $260,055 paid in fully vested RSUs, granted on the date of the Company’s annual meeting and, subject to acceleration in certain circumstances, settled three years after the date of grant. For any partial year, a pro-rata portion of such compensation is paid. Such compensation is in lieu of any other pay (e.g., annual retainer fees and meeting attendance fees).

The Board believes stock ownership guidelines are a key vehicle for aligning the interests of non-management directors and the Company’s stockholders and has adopted stock ownership guidelines for non-management directors. Under these guidelines, within four years after joining the Board (or May 1, 2006 in the case of existing members), each non-management member of the Board is required to hold five times the annual cash retainer in the Company’s common stock. The following shares count towards meeting these ownership guidelines: shares that are directly owned by the non-management director; shares that are beneficially owned by the non-management director, such as shares held in “street name” through a broker or shares held in trust; amounts credited to the non-management director’s deferred compensation account that are invested or deemed invested in the Company’s common stock; unvested restricted stock or RSUs that vest based on continued service; and the value of the spread (the difference between the exercise price and the full market value of the Company’s common stock) of fully vested stock options. Each of the non-management directors had satisfied the stock ownership guidelines when their holdings were measured as of December 31, 2016.

The Company also maintains a medical benefits program, comparable to that offered to its employees, in which its directors are eligible to participate at their own cost.

The Company provides directors with transportation and accommodations in connection with their travel to and from Board, committee and stockholder meetings and other travel related to their functions and duties as directors. Such transportation may include business class travel on commercial airlines.

The Company believes its compensation arrangements for non-management directors are comparable to the compensation levels for non-management directors at the majority of its peer companies and Pearl Meyer has advised that our non-management director arrangements are reasonable compared to our peers.

Deferred Compensation Plan for Directors

The Company maintains the United Rentals, Inc. Deferred Compensation Plan for Directors, under which its non-management directors may elect to defer receipt of the fees that would otherwise be payable to them. Deferred fees are credited to a book-keeping account and are deemed invested, at the director’s option, in either a money market fund or shares of the Company’s common stock. In such event, the director’s account either is credited with shares in the money market fund or RSUs equal to the deferred amount, and the account is fully vested at all times. In addition, non-management directors have the ability to elect to further defer the settlement of their vested RSUs for at least five years beyond the originally scheduled settlement date in a manner consistent with Section 409A and the applicable regulations. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the outstanding RSUs held by the Company’s non-management directors.

Director Compensation for Fiscal Year 2016

The table below summarizes the compensation paid by the Company to non-management directors for the fiscal year ended December 31, 2016.

Name(1)	Fees Earned in Cash in 2016 ($)		Stock Award(2)(3) ($)	Total ($)
Jenne K. Britell, Ph.D.	200,000		260,055	460,055
José B. Alvarez	100,500		135,043	235,543
Bobby J. Griffin	121,381	(4)	135,043	256,424
Singleton B. McAllister	102,500		135,043	237,543
Brian D. McAuley	98,000		135,043	233,043
John S. McKinney	105,500		135,043	240,543
Jason D. Papastavrou, Ph.D.	110,000		135,043	245,043
Filippo Passerini	107,500		135,043	242,543
Donald C. Roof	113,881		135,043	248,924
Keith Wimbush	115,500		135,043	250,543

(1)	As of December 31, 2016, Messrs. Alvarez, McAuley, McKinney, Passerini, and Wimbush, and Ms. McAllister had 4,820 outstanding RSUs each; Dr. Britell had 9,379 outstanding RSUs; Dr. Papastavrou had 28,062 outstanding RSUs; and Mr. Roof had 10,381 outstanding RSUs. As of December 31, 2016, Mr. Griffin had 34,850 outstanding RSUs (including RSUs from deferral of cash compensation). As of December 31, 2016, each of the following directors had the respective number of fully vested shares of the Company’s stock outstanding: Dr. Britell, 21,805; Mr. Alvarez, 1,190; Ms. McAllister, 14,868; Mr. McAuley, 8,000; Dr. Papastavrou, 3,036; Mr. Passerini, 5,968; Mr. Roof, 18,000 (8,500 indirectly held through the Donald and Patricia Roof Family Limited Partnership II); and Mr. Wimbush, 18.

(2)	The amounts in this column represent the grant date fair value of RSU awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718) for 2016. The valuation methodology is based on the fair market value of the Company’s common stock on the grant date. Fair market value is based on the closing price per share of the Company’s common stock of $63.49 on May 3, 2016, the grant date.

(3)	Each non-management director received an award of 2,127 RSUs on May 3, 2016, except for Dr. Britell, who received 4,096 RSUs as the equity component of her compensation arrangement as non-executive Chairman of the Company. For purposes of determining the number of RSUs to grant, the closing price per share of the Company’s common stock of $63.49 on May 3, 2016 was used. Because we do not grant fractional RSUs, the number of RSUs granted is rounded up to the nearest whole share of common stock and, accordingly, the actual value of the RSU component of director compensation may vary slightly from year to year. All RSUs granted to non-management directors in 2016 are fully vested as of the date of grant but are not settled until the earlier of (i) May 3, 2019, (ii) the fifth business day following the director’s termination of service for any reason and (iii) the date of a change in control of the Company (subject to further deferral in certain circumstances).

(4)	Represents cash compensation earned in 2016, 50% of which was deferred under the United Rentals, Inc. Deferred Compensation Plan for Directors, resulting in the issuance of fully vested RSUs. $60,690.57 was paid in cash.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding options and shares reserved for future issuance under the Company’s executive compensation plans in effect as of December 31, 2016:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, and Rights		(b) Weighted Average Exercise Price of Outstanding Options, and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	1,207,556	(1)	$21.37	(1)	3,674,501	(2)

(1)	Consists of awards issued under the Second Amended and Restated 2010 Long Term Incentive Plan and the 2001 Comprehensive Stock Plan. This amount includes 751,045 restricted stock units and 456,511 options. The weighted-average exercise price information in column (b) does not include the restricted stock units.

(2)	Consists of shares available under the Second Amended and Restated 2010 Long Term Incentive Plan, which are available for future awards of stock options, stock appreciation rights, shares of restricted stock, restricted stock units and performance awards as determined by the Committee in its discretion. In addition, shares covered by outstanding awards become available for new awards if the award is forfeited or expires before delivery of the shares. The number of shares available may increase or decrease depending on actual performance and number of performance-based RSUs earned.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, to the best of the Company’s knowledge and belief, certain information regarding the beneficial ownership of the Company’s common stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock (ii) each director and certain named executive officers of the Company, and (iii) all of the Company’s current directors and executive officers as a group.

Security Ownership of Certain Beneficial Owners

The following sets forth certain information concerning each person known to the Company who may be considered a beneficial owner of more than 5% of the Company’s outstanding common stock as of March 7, 2017.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	5,634,896	(1)	6.70%
State Street Corporation and certain affiliates	6,492,974	(2)	7.54%
The Vanguard Group	8,901,148	(3)	10.56%

(1)	Derived from a Schedule 13G/A filed with the SEC on January 27, 2017, by BlackRock, Inc. with respect to holdings as of December 31, 2016. According to the Schedule 13G/A, BlackRock, Inc. is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. BlackRock, Inc. is the beneficial owner of 5,634,896 shares, of which it has sole power to vote or direct the vote of 4,887,183 shares and the sole power to dispose or to direct the disposition of 5,634,896 shares. BlackRock, Inc.’s address is 55 East 52nd Street, New York, New York 10055.

(2)	Derived from a Schedule 13G filed with the SEC on February 14, 2017, by State Street Corporation and State Street Bank and Trust Company with respect to holdings as of December 31, 2016. According to the Schedule 13G, State Street Corporation is a parent holding company or a control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. State Street Corporation is the beneficial owner of 6,492,974 shares, of which it has shared power to vote or direct the vote of 6,492,974 shares and shared power to dispose or to direct the disposition of 6,492,974 shares. State Street Corporation’s address is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(3)	Derived from a Schedule 13G/A filed with the SEC on February 10, 2017, by The Vanguard Group with respect to holdings as of December 31, 2016. According to the Schedule 13G/A, The Vanguard Group is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act. Vanguard Group, Inc. is the beneficial owner of 8,901,148 shares, of which it has sole power to vote or direct the vote of 133,827 shares, shared power to vote or direct the vote of 16,674 shares, sole power to dispose or to direct the disposition of 8,751,060 shares and shared power to dispose or to direct the disposition of 150,088 shares. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Security Ownership by Management

Direct and indirect ownership of common stock by each of the directors, each of the named executive officers and by all current executive officers and directors as a group is set forth in the following table as of March 7, 2017, except where noted, together with the percentage of total shares outstanding at such time represented by such ownership. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(2)
Michael J. Kneeland	480,681	(3)	*
William B. Plummer	244,559	(4)	*
Matthew J. Flannery	43,147	(5)	*
Dale A. Asplund	7,378	(6)	*
Craig A. Pintoff	8,287	(7)	*
Jenne K. Britell	30,676	(8)	*
José B. Alvarez	6,010	(9)	*
Bobby J. Griffin	34,850	(10)	*
Singleton B. McAllister	16,388	(11)	*
Brian D. McAuley	9,820	(12)	*
John S. McKinney	4,820	(13)	*
Jason D. Papastavrou	31,098	(14)	*
Filippo Passerini	6,788	(15)	*
Donald C. Roof	28,381	(16)	*
Keith Wimbush	4,838	(17)	*
All current executive officers and directors as a group (17 persons)	978,533	(18)	1.2%

*	Less than 1%

(1)	The address of each executive officer and director is c/o United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

(2)	Unless otherwise indicated, each person or group of persons named above has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares, which, as of a given date, such person or group has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security, which such person or group has the right to acquire within 60 days after such date, is deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

(3)	Consists of 263,533 outstanding shares, 203,363 shares issuable upon the exercise of currently exercisable stock options, 4,786 shares issuable upon settlement of RSUs that are scheduled to vest in March 2017 and 8,999 shares held indirectly through a retirement plan.

(4)	Consists of 22,012 outstanding shares and 220,824 shares issuable upon the exercise of currently exercisable stock options and 1,723 shares issuable upon settlement of RSUs that are scheduled to vest in March 2017.

(5)	Consists of 9,100 outstanding shares and 32,324 shares issuable upon the exercise of currently exercisable stock options and 1,723 shares issuable upon settlement of RSUs that are scheduled to vest in March 2017.

(6)	Consists of 5,988 outstanding shares, 1,149 shares issuable upon settlement of RSUs that are scheduled to vest in March 2017 and 241 shares issuable upon settlement of RSUs that are scheduled to vest in May 2017.

(7)	Consists of 7,483 outstanding shares and 804 shares issuable upon settlement of RSUs that are scheduled to vest in March 2017.

(8)	Consists of 21,297 outstanding shares and 9,379 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 2,679 RSUs is deferred until May 2017, settlement of 2,604 RSUs is deferred until May 2018 and settlement of 4,096 is deferred until May 2019, subject to acceleration under certain conditions).

(9)	Consists of 1,190 outstanding shares and 4,820 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,340 RSUs is deferred until May 2017, settlement of 1,353 RSUs is deferred until May 2018 and settlement of 2,127 RSUs is deferred until May 2019, subject to acceleration in certain conditions).

(10)	Consists of 25,288 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 7,500 RSUs is deferred until June 2017, settlement of 4,458 RSUs is deferred until May 2018, settlement of 5,076 RSUs is deferred until May 2019, settlement of 3,841 RSUs is deferred until June 2020, settlement of 1,720 RSUs is deferred until May 2021 and settlement of 1,340 RSUs is deferred until May 2022 and settlement of 1,353 RSUs is deferred until May 2023, subject to acceleration in certain conditions) and 9,562 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Mr. Griffin’s service as a director.

(11)	Consists of 11,568 outstanding shares and 4,820 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,340 RSUs is deferred until May 2017, settlement of 1,353 RSUs is deferred until May 2018 and settlement of 2,127 RSUs is deferred until May 2019, subject to acceleration in certain conditions).

(12)	Consists of 5,000 outstanding shares and 4,820 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,340 RSUs is deferred until May 2017, settlement of 1,353 RSUs is deferred until May 2018 and settlement of 2,127 RSUs is deferred until May 2019, subject to acceleration in certain conditions).

(13)	Consists of 4,820 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,340 RSUs is deferred until May 2017, settlement of 1,353 RSUs is deferred until May 2018 and settlement of 2,127 RSUs is deferred until May 2019, subject to acceleration in certain conditions).

(14)	Consists of 3,036 outstanding shares and 28,062 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 2,127 RSUs is deferred until May 2019, settlement of 3,841 RSUs is deferred until June 2020, settlement of 1,720 RSUs is deferred until May 2021, settlement of 4,289 RSUs is deferred until May 2022, settlement of 16,085 RSUs is deferred until May 2023, subject to acceleration in certain conditions).

(15)	Consists of 1,968 outstanding shares and 4,820 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,340 RSUs is deferred until May 2017, settlement of 1,353 RSUs is deferred until May 2018 and settlement of 2,127 RSUs is deferred until May 2019, subject to acceleration in certain conditions).

(16)	Consists of 9,500 outstanding shares, 10,381 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,340 RSUs is deferred until May 2017, settlement of 2,127 RSUs is deferred until May 2019, settlement of 3,841 RSUs is deferred until June 2020, settlement of 1,720 RSUs is deferred until May 2021 and settlement of 1,353 RSUs is deferred until May 2023, subject to acceleration in certain conditions) and 8,500 shares held indirectly through the Donald and Patricia Roof Family Limited Partnership II.

(17)	Consists of 18 outstanding shares and 4,820 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 1,340 RSUs is deferred until May 2017, settlement of 1,353 RSUs is deferred until May 2018 and settlement of 2,127 RSUs is deferred until May 2019, subject to acceleration in certain conditions).

(18)	Consists of 381,414 outstanding shares, 456,511 shares issuable upon the exercise of currently exercisable stock options, 123,109 shares issuable upon settlement of RSUs or Phantom Stock Units that have vested (but with respect to which settlement is deferred) or will vest within 60 days, 8,500 shares held indirectly through a limited partnership, and 8,999 shares held indirectly through the Company’s retirement plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board has adopted a written policy for the review and approval of any “related party transaction,” which is defined under the policy as any relationship, arrangement, transaction or series of similar transactions between the Company and one of our executive officers, directors, director nominees (or their respective immediate family members), 5% stockholders or an entity in which any of the foregoing has a direct or indirect material interest, including transactions requiring disclosure under Item 404(a) of Regulation S-K under the Exchange Act, other than the following:

●	transactions available to all employees generally;

●	transactions where the related party’s interest arises solely from the ownership of our securities and all holders of the securities receive the same benefit on a pro-rata basis, unless, in the case of securities other than our common stock, related parties participating in the transaction in the aggregate own more than 25% of the outstanding shares or principal amount of the securities;

●	transactions involving (or reasonably expected to involve) less than $120,000 in any 12-month period when aggregated;

●	transactions involving director or executive officer retention, services, benefits or compensation approved or recommended by the Compensation Committee or approved by the Board; or

●	transactions between the Company and another entity in which (i) the related party is an immediate family member of a director or executive officer of the Company and his or her only relationship with the other entity is as an employee (other than an executive officer) and/or less than 3% beneficial owner of the entity, and (ii) the aggregate amount involved does not exceed 5% of the other entity’s annual revenues.

Any proposed related party transaction will be reviewed and, if deemed appropriate, approved by the Audit Committee. When practicable, the review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, if deemed appropriate, ratify the transaction. In either case, the Audit Committee will take into account, among other factors deemed appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has also delegated to the Chairman of the Audit Committee the authority to approve or ratify related party transactions in which the aggregate amount involved is reasonably expected to be less than $1 million, subject to reporting at the next Audit Committee meeting any such approval or ratification.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to a written charter, which complies with the corporate governance standards of the NYSE. The Audit Committee reviews and reassesses its charter annually, and recommends any proposed changes to the full Board for approval. The Audit Committee charter was most recently revised in December 2016. A copy of the current charter is available on our website at http://www.unitedrentals.com under “Corporate Governance” in the Our Company—Investor Relations section.

Pursuant to its charter, the Audit Committee assists the Board in monitoring, among other things, the integrity of the Company’s financial statements and the performance of the Company’s internal audit function and independent registered public accounting firm. Management is responsible for the Company’s financial reporting process, the system of internal controls, including internal controls over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for the integrated audit of the consolidated financial statements and internal controls over financial reporting.

In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and EY the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2016.

The Audit Committee has also discussed and reviewed with EY all communications required under the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by EY with the Audit Committee under PCAOB standards.

In addition, EY provided to the Audit Committee a formal written statement describing all relationships between EY and the Company that might bear on EY’s independence as required by the applicable requirements of the PCAOB regarding an independent registered public accounting firm’s communications with the audit committee concerning independence. The Audit Committee reviewed and discussed with EY any relationships that may impact EY’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company, and satisfied itself as to EY’s objectivity and independence.

The Audit Committee also has discussed and reviewed with the Company’s vice president—internal audit (“VP-IA”) and EY, with and without management present, the Company’s work in complying with the requirements of Section 404 under the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting. In connection therewith, the Audit Committee also discussed with the VP-IA, with and without other members of management present, management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2016. The Audit Committee also discussed EY’s audit report on internal controls over financial reporting as of December 31, 2016 with management and EY.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2016 be included in the Company’s annual report on Form 10-K for such fiscal year for filing with the SEC.

THE AUDIT COMMITTEE

Jason D. Papastavrou, Chairman

Bobby J. Griffin

John S. McKinney

Filippo Passerini

Donald C. Roof

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF PUBLIC ACCOUNTING FIRM

General

The Audit Committee has re-appointed EY as independent registered public accounting firm to audit the financial statements and the internal controls over financial reporting of the Company for 2017, subject to ratification by stockholders. EY has served as the Company’s independent registered public accounting firm since the Company was formed in 1997. The Audit Committee annually evaluates the performance of the current independent registered public accounting firm, and determines whether to reengage or consider other firms. Based on its evaluation, the Audit Committee believes that retaining EY to serve as independent registered public accounting firm for the fiscal year ended December 31, 2017 is in the best interest of the Company and its stockholders.

In the event that our stockholders fail to ratify this appointment, or an engagement letter is not finalized, another independent registered public accounting firm will be appointed by the Audit Committee. Even if this appointment is ratified, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

A representative of EY is expected to be present at the 2017 annual meeting with an opportunity to make a statement if he or she so desires and will be available to respond to questions.

Information Concerning Fees Paid to Our Independent Registered Public Accounting Firm

The following table sets forth the fees for professional services provided by EY for fiscal years 2016 and 2015.

	2016	2015
Audit Fees	$3,180,000	$2,810,750
Audit-Related Fees	$62,000	$78,000
Tax Fees	$10,000	$37,592
All Other Fees	$2,015	$2,015

Total	$3,254,015	$2,928,357

Audit Fees.    Audit fees consist of fees associated with the integrated audit of our annual financial statements and internal controls over financial reporting, review of our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Audit-related fees consist of fees for services, other than the services described under “Audit Fees,” primarily related to audits of the Company’s employee benefit plans.

Tax Fees.    Tax fees consist of fees for services rendered for tax compliance, tax advice, tax planning and tax audit assistance.

All Other Fees.    All other fees consist of fees for services other than the services described in the above three categories, principally comprised of support services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The charter of the Audit Committee requires that the committee pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and Rule 2-01 of Regulation S-X thereunder. The Audit Committee pre-approved 100% of the auditing services and permitted non-audit services rendered by EY in fiscal years 2016 and 2015.

The Audit Committee’s policy is to either pre-approve specific services or specific categories of services. In each case, a fee budget is approved for the service or category, as the case may be, and such budget may not be exceeded without further approval by the Audit Committee. When a category of service is pre-approved, sufficient details must be provided to enable the members of the Audit Committee to understand the nature of the services being approved. In addition, the categories must be sufficiently narrow that management will not later be placed in the position of deciding the scope of the services that have been pre-approved.

The Audit Committee may delegate its pre-approval authority to a subcommittee consisting of one or more members of the Audit Committee; provided that any pre-approval by an individual member is required to be reported to the full committee for its review at its next scheduled meeting. The Chairman of the Audit Committee exercises such delegated pre-approval authority on behalf of the Audit Committee.

Policy on Hiring Current or Former Employees of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy regarding the hiring of current or former employees of the Company’s independent registered public accounting firm. Pursuant to this policy, the Company generally will not hire or permit to serve on the Board any person who is concurrently a partner, principal, shareholder or professional employee of its independent registered public accounting firm or, in certain cases, an immediate family member of such a person. In addition, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent registered public accounting firm in a financial reporting oversight role if he or she was a member of the audit engagement team who provided more than ten hours of audit, review or attest services for the Company without waiting for a required two-year “cooling-off” period to elapse. Further, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent registered public accounting firm in an accounting role or a financial oversight role if he or she remains in a position to influence the independent registered public accounting firm’s operations or financial policies, has capital balances in the independent registered public accounting firm or maintains certain other financial arrangements with the independent registered public accounting firm.

This policy is subject to certain limited exceptions, such as with respect to individuals employed by the Company as a result of a business combination between an entity that is also an audit client of the independent registered public accounting firm and individuals employed by the Company in an emergency or other unusual circumstance, provided that the Audit Committee determines that the relationship is in the best interest of the Company’s stockholders.

Voting

Ratification of the appointment of EY as independent registered public accounting firm to audit the financial statements of the Company for 2017 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against such ratification, whereas shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

The Board unanimously recommends a vote FOR the ratification of the appointment of EY as independent registered public accounting firm of the Company (designated as Proposal 2).

PROPOSAL 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As required by Exchange Act rules, we are holding an advisory vote to give stockholders the opportunity to express their views on the compensation of our named executive officers. At our 2011 annual meeting, our stockholders voted (on a non-binding basis) in favor of holding an advisory vote on executive compensation every year, consistent with the recommendation of our Board. After consideration of these results, we have decided to hold future advisory votes on executive compensation each year until the next advisory vote on frequency occurs. Under this policy, the next advisory vote to approve executive compensation is being held this year.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the executive compensation philosophy, policies and programs described in this Proxy Statement. This proposal is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. We ask that you support the compensation of our named executive officers as disclosed under the heading “Executive Compensation,” including the “Compensation Discussion and Analysis” section and the accompanying compensation tables and related narrative disclosure.

We seek to align executive compensation with the achievement of the Company’s business objectives and to attract, reward and retain talented executive officers. The Board believes the Company’s compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and incentivizing the named executive officers to create value for our stockholders. A substantial percentage of our compensation is performance-based compensation, including performance-based securities that are directly linked to, and vest based on, the Company’s financial performance metrics. We set challenging metrics, as demonstrated by below target payouts for 2016 annual incentives and LTIP awards, despite our strong performance in a difficult business environment.

Financial performance and stockholder return. The Company’s key financial performance metrics in 2016 included:

●	Net income was $566 million and adjusted EBITDA[6] was $2.76 billion at a margin of 47.9%;

●	Free cash flow[7] was a record $1.18 billion; and

●	Our closing stock price increased from $72.54 on December 31, 2015 to $129.89 on February 1, 2017, which was one week after we released our 2016 earnings, representing a total stockholder return of 79.1%.

Best practices and strong governance standards. Our compensation program includes the best practices and governance features discussed below:

●	Each of Messrs. Kneeland, Plummer, Flannery and Pintoff’s employment agreements, as well as our current equity award agreements and those used in the past three years, include clawback provisions that generally require reimbursement of amounts paid in the event the Company’s financial results subsequently become subject to certain “mandatory restatements” that would have led to a lower payment or in the event of “injurious conduct” by the executive officer;

●	Our compensation program does not provide for special perquisites for our named executive officers, aircraft usage or tax gross-ups (except in the case of corporate relocations);

[6]	Adjusted EBITDA is a non-GAAP financial measure. For the definition and reconciliations to the most comparable GAAP measures, see pages 24-25 of the Company’s Form 10-K.
[7]	Free cash flow is a non-GAAP financial measure. For the definition and reconciliation to the most comparable GAAP measure, see page 38 of the Company’s Form 10-K.

●	We maintain stock ownership guidelines for our named executive officers. Until the applicable guideline level of ownership is met, the officers are required to retain 50% of the net shares of the Company’s common stock received upon the exercise, vesting or payment of equity-based awards. Each of our named executive officers had satisfied such guidelines when their holdings were measured as of March 2017; and

●	We prohibit transactions designed to limit or eliminate economic risks to our NEOs from owning the Company’s common stock, such as transactions involving options, puts, calls or other derivative securities tied to the Company’s common stock. In 2016, we amended our insider trading policy to prohibit the pledging of Company stock, including holding Company stock in a brokerage account that has been margined, by directors, officers, employees and consultants of the Company and its subsidiaries.

Strong stockholder support. Every year, since the initial vote in 2011, our stockholders have supported the Company’s executive compensation program by voting overwhelmingly in favor of the say-on-pay proposals approving the compensation paid to the named executive officers. Last year, over 95% of the stockholders who voted on the “say-on-pay” proposal supported the compensation of our named executive officers.

You are encouraged to read the information detailed under “Executive Compensation” beginning on page 31 of this Proxy Statement, for additional details about our executive compensation programs.

The Board strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion.”

The Board unanimously recommends a vote FOR the approval of the compensation paid to our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (designated as Proposal 3).

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

At our 2011 Annual Meeting, we first provided our stockholders with the opportunity to cast an advisory vote on how frequently they would like to vote on our executive compensation, which, as described in Proposal 3, is commonly referred to as “Say-on-Pay.” Based on the voting results at our 2011 Annual Meeting, our Board determined to hold Say-on-Pay votes annually. SEC rules require us to ask our stockholders, at least every six years, how often they would like for us to hold Say-on-Pay votes. Accordingly, we are requesting your advisory vote this year to determine the frequency of our future Say-on-Pay votes.

As required by Exchange Act rules, which were adopted pursuant to the Dodd-Frank Act, we are holding an advisory vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 4 should occur every year, every two years or every three years. The option that receives the highest number of votes cast by the Company’s stockholders will be the option that has been selected by stockholders. However, because this vote is advisory, it is not binding on the Company, the Board or the Compensation Committee in any way.

After careful consideration of this proposal, the Board has determined that an annual advisory vote on executive compensation is the most appropriate alternative for the Company, and therefore, the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation. Please note that you are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate your own preference for an annual, biannual or triennial advisory vote.

The Board recognizes that an annual advisory vote on executive compensation will allow the Company’s stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation program are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

An annual advisory vote on executive compensation is consistent with the Board’s desire to take a “best practices” approach to corporate governance, including by seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and programs. We understand that stockholders may have different views as to what may be the best approach for the Company with respect to this proposal, and we look forward to hearing our stockholders’ views.

When casting your vote on your preferred voting frequency in response to the resolution set forth below, you may choose one of the following four options: “every year,” “every two years,” “every three years” or “abstain”:

“RESOLVED, that the option of once every year, once every two years or once every three years that receives the highest number of votes cast for this resolution will be determined to be the stockholders’ preferred frequency with which the Company is to hold a stockholder vote to approve the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

The Board unanimously recommends a vote for the option of EVERY YEAR as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC (designated as Proposal 4).

PROPOSAL 5

COMPANY PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO REMOVE SUPERMAJORITY VOTING REQUIREMENTS

The Company’s Restated Certificate of Incorporation requires the approval of 66 2/3% of outstanding shares for certain fundamental changes to the Company’s corporate governance. This Proposal 5 (the “Company Simple Majority Proposal”) is a result of the Board’s ongoing review of our corporate governance practices and following a vote at the Company’s 2016 annual meeting on a stockholder proposal to adopt a simple majority vote. The stockholders approved the stockholder proposal at the 2016 annual meeting on a non-binding basis. After due consideration of corporate governance best practices for our stockholders, balancing the competing interests discussed below and taking into account the stockholder vote, the Board has determined that it is in the Company stockholders’ best interests to amend the Company’s Restated Certificate of Incorporation to provide for the elimination of each voting requirement that calls for a greater than simple majority vote (the “Simple Majority Amendment”).

The Board consistently evaluates the implementation of appropriate corporate governance measures. In connection with such practice, the Board has evaluated the Company’s voting requirements in the past and has consistently determined that the retention of a supermajority vote standard for certain fundamental changes to the Company’s corporate governance is the best way to ensure that the interests of all stockholders are fully protected. The Board has expressed the belief that fundamental changes to corporate governance should have the support of a broad consensus of all stockholders, not a simple majority. If the Company’s Restated Certificate of Incorporation were amended to remove the supermajority provisions, a relatively small number of stockholders could enact significant corporate changes that benefit only a narrow group of stockholders. Supermajority voting requirements on fundamental corporate matters can help to protect stockholders, particularly minority stockholders, against potentially self-interested transactions of short-term investors.

On the other hand, the Board is aware that certain stockholders and institutions disagree. These entities generally argue that a majority stockholder vote should be sufficient for any corporate action requiring stockholder approval, regardless of the considerations outlined above. The Company Simple Majority Proposal reflects the Board’s determination to acknowledge, and address, that difference in perspective.

The Board has declared advisable and is submitting to Company stockholders for their consideration an amendment to the Company’s Restated Certificate of Incorporation to eliminate each voting requirement that calls for a greater than simple majority vote. Under the existing provisions of the Company’s Restated Certificate of Incorporation, the approval of 66 2/3% of outstanding shares is required for certain fundamental changes to the Company’s corporate governance, including the following: (i) removal of directors, (ii) adopting, altering or repealing the Company’s By-Laws, (iii) amending certain provisions of the Restated Certificate of Incorporation, including adopting provisions granting stockholders the right to call special meetings or to act by written consent; and (iv) amending provisions of the Restated Certificate of Incorporation relating to the foregoing items.

If the proposed Simple Majority Amendment is adopted, each of the foregoing supermajority voting requirements would be removed from the Company’s Restated Certificate of Incorporation. Instead, the foregoing matters will be decided by a majority of the voting power of all shares of the Company entitled to vote at an election of directors. The Company’s By-Laws do not have any provisions containing supermajority voting requirements.

The text of the proposed Simple Majority Amendment, which would modify Paragraphs A and B of Article V and Paragraph D of Article VI of the Company’s Restated Certificate of Incorporation, is attached as Appendix A, with deletions indicated by strikeout and additions indicated by underline.

Vote Required

Approval of the Simple Majority Amendment requires the affirmative vote of the holders of at least 66 2/3% of the total voting power of all outstanding shares of capital stock entitled to vote generally for the election of directors.

The Board continues to believe that the retention of the Company’s existing supermajority voting requirements for certain fundamental changes to the Company’s corporate governance provides stockholders with very meaningful protections against actions that may not be in their best interests. On the other hand, the Board recognizes that certain stockholders and institutions disagree and believes that acknowledgement of this perspective is an important matter of corporate governance. Accordingly, after due consideration of the competing interests discussed above and in recognition of the stockholder vote at the Company’s 2016 annual meeting, the Board has determined to recommend a vote to approve the Simple Majority Amendment.

The Board of Directors recommends that you vote FOR the Company’s proposal to amend the Company’s Restated Certificate of Incorporation to remove supermajority voting requirements (designated as Proposal 5).

PROPOSAL 6

STOCKHOLDER PROPOSAL ON SPECIAL SHAREOWNER MEETINGS

A stockholder has advised the Company that he plans to present the following proposal at the annual meeting. In accordance with SEC rules, the stockholder proposal is presented below as submitted by the stockholder. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement. The name and address of, and the number of shares owned by, such stockholder will be provided upon request to the Secretary of the Company.

FOR THE REASONS STATED IN THE BOARD’S RESPONSE, WHICH FOLLOWS THE STOCKHOLDER PROPOSAL, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

Stockholder Proposal

Proposal 6 – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Delaware law allows 10% of our shares to call a special meeting. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This is important because there could be 15-months or more between annual meetings.

It may be possible to adopt this proposal by incorporating brief text similar to this into our governing documents:

“Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or the President, and shall be called by the Chairman of the Board or President or Secretary upon the order in writing of a majority of or by resolution of the Board of Directors, or at the request in writing of stockholders owning 10% of the entire capital stock of the Corporation issued and outstanding and entitled to vote.”

Please vote to enhance shareholder value:

Special Shareowner Meetings – Proposal 6

Board Response to the Stockholder Proposal

The Board recommends a vote “AGAINST” the Stockholder Special Meeting Proposal for the following reasons:

The Board agrees that providing stockholders with the right to ask the Board to call a special meeting is an important corporate governance practice that enhances stockholder rights. It is well recognized, however, that an unlimited or unrestrained right to call for a special meeting, an extraordinary event for any public company, can be disruptive, costly and inconsistent with the best interests of all of the stockholders. After balancing these important yet competing interests, the Board has now concluded that it should provide stockholders with the opportunity to adopt a by-law that permits holders of 25% (as opposed to 10%) of the Company’s outstanding shares of common stock in the aggregate to call for a special meeting as set out under “PROPOSAL 7 – COMPANY PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO ALLOW AMENDMENT TO BY-LAWS GRANTING STOCKHOLDERS HOLDING 25% OR MORE THE ABILITY TO CALL SPECIAL MEETINGS OF STOCKHOLDERS”.

The Board thus recommends that stockholders vote AGAINST the Stockholder Special Meeting Proposal and in favor of the Company’s Special Meeting Proposal. The Board believes that the 10% threshold of required ownership called for in the Stockholder Special Meeting Proposal is unduly low and would result in disruptions to the Company’s business operations and the costly expense of a special meeting of stockholders, all to consider matters that may be of little or no interest to, and which may not be in the best interests of, the Company’s other stockholders. Special meetings can cause the Company to incur substantial expenses in connection with preparing and providing stockholders with proxy materials and can cause significant disruptions to the Company’s normal business operations by requiring significant attention from our management team, diverting their focus from overseeing and operating our business in the best interest of all stockholders. Abuse of the right to call a special meeting of stockholders by owners of a small minority of shares (i.e., 10%) would only come at the expense of all the other stockholders and the Company. The Board believes that the Company’s resources are better spent on matters that are of interest to a broader portion of the stockholder base.

The Company is committed to the highest standards of corporate governance that promote long-term shareholder value. To that end, we both solicit and value stockholder discussion and input on corporate governance matters and take every step possible to ensure that such input is received in the ordinary course. Our Investor Relations team maintains open and regular lines of direct communication with our stockholders, and we have been responsive to stockholder feedback received in the past. Stockholders and other interested parties may communicate directly and confidentially with the Board as described under “Corporate Governance Matters—Direct Communications with Directors.” Calling for a special meeting, on the other hand, is not in the ordinary course; it is an extreme and disruptive action for a stockholder to take in order to engage management and the Board. With its nominal ownership threshold of just 10%, we cannot support the Stockholder Special Meeting Proposal.

For these reasons, the Board opposes this proposal and recommends a vote AGAINST the stockholder proposal on special shareowner meetings (designated as Proposal 6).

PROPOSAL 7

COMPANY PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO ALLOW AMENDMENT TO BY-LAWS GRANTING STOCKHOLDERS HOLDING 25% OR MORE THE ABILITY TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

Due to provisions in the Company’s Restated Certificate of Incorporation and By-Laws limiting the ability of stockholders to call special meetings, Company stockholders do not presently have the right to require the Company to call a special meeting of stockholders. This Proposal 7 (the “Company Special Meeting Proposal”) is a result of the Board’s ongoing review of our corporate governance practices and its consideration of the stockholder special meeting proposal submitted by a stockholder as set forth in Proposal 6 (the “Stockholder Special Meeting Proposal”). After due consideration of corporate governance best practices for our stockholders and a balancing of the competing interests discussed below, the Board has determined that it is in the Company stockholders’ best interests to provide stockholders with the opportunity to consider the Company Special Meeting Proposal, which would give Company stockholders the ability to request the Board to call a special meeting, as an alternative to the Stockholder Special Meeting Proposal.

The Board has declared advisable and is submitting to Company stockholders for their consideration an amendment to the Company’s Restated Certificate of Incorporation to eliminate the provisions limiting stockholders’ ability to call special meetings of stockholders, with the stockholder right to request the Board to call a special meeting to be addressed in the proposed by-law amendments discussed below. If the Company Special Meeting Proposal is approved by stockholders, the resulting elimination of the limitation in the Company’s Restated Certificate of Incorporation on the ability to call special meetings of stockholders would allow the Board the flexibility to make the necessary changes to the Company’s By-Laws to implement the right for stockholders who own at least 25% of the Company’s outstanding shares of common stock to request the Board to call a special meeting of stockholders. The text of the proposed changes to be effected by the amendment to the Restated Certificate of Incorporation in its Article IX is attached to this Proxy Statement as Appendix B, and the text of the changes to be implemented in the By-Laws in their Section 2.03 is attached to this Proxy Statement as Appendix C, with deletions indicated by strikeout and additions indicated by underline.

The Board believes stockholders should be permitted to request special meetings, but in considering the stockholders’ best interests, the Board must also consider the disruption that special meetings cause to the Company’s business operations and the substantial costs they entail. Specifically, organizing and preparing for a special meeting involves substantial expense and requires significant attention from our management team, diverting their focus from performing their primary functions of overseeing and operating our business in the best interests of all stockholders. For every special meeting called, we must provide each stockholder with a notice of meeting and proxy materials at significant legal, printing and mailing expenses, as well as incur the other costs normally associated with holding a stockholder meeting.

Given that special meetings of stockholders would result in such expenses and disruptions to the Company’s business operations, and therefore may not be in the best interests of the stockholders as a whole, the Board believes it is in the stockholders’ best interests if special meetings are only called to consider matters that a significant portion of stockholders believe warrant immediate attention and cannot be delayed for consideration until the next annual meeting. In furtherance, the Board believes that the Company Special Meeting Proposal strikes the appropriate balance between enhancing the rights of all stockholders and preventing the disruption and waste of corporate assets that would arise if, as the Stockholder Special Meeting Proposal provides, the required ownership threshold were set so low (i.e., at 10%) that owners of a small minority of shares could call a special meeting to consider a matter of little or no interest to, and which may not be in the best interests of, the Company’s other stockholders.

Furthermore, unlike the Stockholder Special Meeting Proposal, which is nonbinding and will require the necessary amendments to the Restated Certificate of Incorporation and By-Laws to be considered and approved at a stockholder meeting subsequent to the upcoming 2017 annual meeting of Company stockholders, the Company Special Meeting Proposal can be approved by stockholders at the 2017 annual meeting, which will allow the Board to implement the right for stockholders who own at least 25% of the Company’s outstanding shares of common stock to request the Board to call a special meeting of stockholders pursuant to the proposed amendments to the By-Laws, which will become effective immediately upon stockholder approval of the Company Special Meeting Proposal without any further action by the Board or stockholders.

The description above of the proposed amendment to our Restated Certificate of Incorporation is qualified in its entirety by reference to and should be read in conjunction with the full text of our certificate of incorporation, as proposed to be amended in Appendix B.

Terms of the Proposed By-Law Amendments Allowing Stockholders to Call Special Meetings

If the amendment to the Company’s Restated Certificate of Incorporation described above and set forth in Appendix B is approved by the stockholders of the Company, the Board will adopt amendments to the By-Laws by which the Board will be required to call a special meeting of the stockholders upon the written request of one or more stockholders who own at least 25% of the Company’s outstanding shares of common stock in the aggregate.

The amendments to the By-Laws as set forth in Appendix C further provide that to be in proper form to call a special meeting of the stockholders, the stockholder request for a meeting must include certain information, including a statement of the purpose of the special meeting as well as an acknowledgement that any sale of shares by the requesting stockholder(s) prior to the special meeting will be deemed a revocation of the special meeting request in respect of the shares so disposed, and that such shares will no longer be counted for purposes of determining whether the 25% ownership requirement has been satisfied.

The amendments to the By-Laws would also be designed to prevent duplicative and unnecessary meetings. The Board would not be required to call a stockholder requested special meeting if, among other things, (i) the Company receives the stockholder request for a meeting during the period beginning 90 days prior to the first anniversary date of the preceding annual meeting of stockholders and ending on the date of the next annual meeting, (ii) the stockholder request for a meeting relates to an item of business that is not a proper subject for stockholder action under applicable law, (iii) a substantially similar item was presented at any meeting of stockholders held within 120 days prior to the Company’s receipt of the stockholder meeting request or (iv) the proposed item(s) of business are presented at another meeting called by the Board within 90 days after receipt of the stockholder request for such meeting.

In the event the amendment described in the Company Special Meeting Proposal is approved, these by-law amendments would become effective without any further action by the Board or stockholders. The Company will then file the amended By-Laws, as amended to include these provisions, as an exhibit to a filing with the Securities and Exchange Commission.

The description above of the proposed amendments to our By-Laws is qualified in its entirety by reference to and should be read in conjunction with the full text of our By-Laws, as proposed to be amended in Appendix C.

Voting

As indicated in the “Annual Meeting of Stockholders—Matters to be Acted Upon” section in this Proxy Statement, if stockholders vote to approve Proposal 5, we intend to file the amendment to our Restated Certificate of Incorporation immediately after the requisite vote is obtained during the annual meeting and prior to the vote on Proposal 7. Then, after confirmation of receipt from the Secretary of State of

Delaware, stockholders will proceed to vote on Proposal 7. If Proposal 5 passes at the annual meeting and we file the related amendment to the Company’s Restated Certificate of Incorporation during the annual meeting prior to voting on Proposal 7, the affirmative vote of holders of at least 50% of the voting power of all shares of capital stock of the Company entitled to vote generally for the election of directors is required for approval. If Proposal 5 does not pass or if we do not file the amendment to the Company’s Restated Certificate of Incorporation during the annual meeting, the affirmative vote of holders of at least 66-2/3% of the voting power of all shares of capital stock of the Company entitled to vote generally for the election of directors is required for approval.

The Board of Directors recommends that you vote FOR the Company’s proposal to amend the Company’s Restated Certificate of Incorporation to remove the limitations on the stockholders’ ability to call special meetings of stockholders (designated as Proposal 7).

OTHER MATTERS

Other Matters to be Presented at the 2017 Annual Meeting

As of the date of this Proxy Statement, the Board does not know of, or have reason to expect that there will be, any matter to be presented for action at the annual meeting other than the proposals described herein. If any other matters not described herein should properly come before the annual meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board’s recommendations.

Availability of Annual Report on Form 10-K and Proxy Statement

Upon the written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC, including financial statements and financial statement schedules, but excluding exhibits. Such requests should be mailed to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary.

We will only deliver one Notice to multiple stockholders of record sharing an address. Stockholders of record sharing an address who wish to receive separate copies of the Notice, or separate paper copies of the proxy statement and annual report to stockholders, or who wish to begin receiving a single paper copy of such materials, may make such request by following the instructions contained in the Notice and as follows:

●	if you are a stockholder of record, by writing to our transfer agent, American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219 or by calling 1-800-937-5449; or

●	if you are a beneficial owner, by contacting your bank, broker or other nominee or fiduciary to make such request.

Stockholders of record sharing an address who elect to receive a single paper copy of the proxy statement and annual report will continue to receive separate proxy cards, to the extent applicable.

If you would like to receive future stockholder communications via the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com and click on “Shareholders/Account Access” to enroll. Please enter your account number and tax identification number to log in, then select “Receive Company Mailings via E-Mail” and provide your e-mail address.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by SEC rules) shall not constitute soliciting materials and should not be deemed filed or so incorporated, except to the extent the Company specifically incorporates such report in such filing.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board, the executive officers and persons who hold more than ten percent of the outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based upon a review of (i) the copies of Section 16(a) reports that we have received from such persons or entities for transactions in our common stock and their common stock holdings for the fiscal year ended December 31, 2016 and (ii) the representations received from one or more of such persons or entities that no annual Form 5 reports were required to be filed by them for the fiscal year ended December 31, 2016, we believe all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and beneficial owners of more than ten percent of our common stock.

Submission of Stockholder Proposals for the 2018 Annual Meeting

Stockholder Proposals for the 2018 Annual Meeting (Exchange Act Rule 14a-8)

Rule 14a-8 under the Exchange Act permits stockholders to submit proposals for inclusion in our proxy statement if the stockholders and the proposals meet certain requirements specified in that rule. A stockholder proposal submitted according to this rule for business to be brought before the 2018 annual meeting of stockholders will be acted upon only in the following circumstances:

●	When to send these proposals. Any stockholder proposal submitted in accordance with Rule 14a-8 under the Exchange Act must be received by our corporate secretary on or before November 21, 2017.

●	Where to send these proposals. Proposals should be sent to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary.

●	What to include. Proposals must conform to and include the information required by Rule 14a-8 under the Exchange Act. In addition, the stockholder proponent must appear in person at the 2018 annual meeting or send a qualified representative to present such proposal.

Stockholder Nominees for Inclusion in the 2018 Proxy Statement (Proxy Access)

Article III, Section 3.10 of our By-Laws permits a stockholder or group of stockholders (up to 20) who have owned at least three percent (3%) of the Company’s common stock for at least three (3) years to submit director nominees (up to the greater of two (2) nominees or twenty percent (20%) of the total number of directors of the Company) for inclusion in our proxy statement if the nominating stockholder(s) satisfies the requirements specified in our By-Laws. Notice of director nominees submitted pursuant to our proxy access by-law must be submitted to the Secretary at the principal executive office of the Company no earlier than 150 calendar days and no later than 120 calendar days before the first anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting of stockholders. Additional information about the proxy access requirements can be found in our By-Laws.

●	When to send these proposals. Notice of director nominees submitted pursuant to our proxy access by-law must be received by our corporate secretary on or after October 22, 2017 but on or before November 21, 2017 (unless the 2018 annual meeting is not scheduled to be held within the period between April 4, 2018 and June 3, 2018, in which case our By-Laws prescribe an alternate deadline).

●	Where to send these proposals. Proposals should be sent to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary.

●	What to include. Proposals must conform to and include the information required by Rule 14a-8 under the Exchange Act. In addition, the stockholder proponent must appear in person as the 2018 annual meeting or send a qualified representative to present such proposal.

Other Stockholder Proposals or Nominees for Presentation at the 2018 Annual Meeting (Advance Notice)

Article II, Section 2.07 of our By-Laws requires that any stockholder proposal, including director nominations, that is not to be included in next year’s proxy statement (either under Exchange Act Rule 14a-8 or our proxy access By-Laws), but is instead sought to be presented directly at the 2018 annual meeting, must be delivered to, or mailed and received by, the Secretary at the principal executive office of the Company not less than 90 days not more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Additional information about the advance notice requirements can be found in our By-Laws.

●	When to send these proposals. Proposals and nominations submitted pursuant to our advance notice By-Laws must be received by our corporate secretary on or after January 4, 2018 but on or before February 3, 2018 (unless the 2018 annual meeting is not scheduled to be held within the period between April 4, 2018 and June 3, 2018, in which case our By-Laws prescribe an alternate deadline).

●	Where to send these proposals. Proposals should be sent to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary. You should use first class, certified mail in order to ensure the receipt of your recommendation.

●	What to include. Proposals and nominations must include the information required by our advance notice By-Laws.

The N&CG Committee will evaluate recommendations from security holders in the same manner that it evaluates recommendations from other sources. You should note that the foregoing process relates only to bringing potential candidates to the attention of the N&CG Committee. Following this process will not give you the right to directly propose a nominee at any meeting of stockholders.

APPENDIX A

RESTATED CERTIFICATE OF INCORPORATION

OF UNITED RENTALS, INC.

United Rentals, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.        The name of the Corporation is United Rentals, Inc. The Corporation was incorporated under the name “United Rentals Holdings, Inc.” The original Certificate of Incorporation (the “Original Certificate”) of the Corporation was filed with the Secretary of State of the State of Delaware on July 20, 1998. The Original Certificate was amended and restated by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 5, 1998. That Amended and Restated Certificate of Incorporation was amended by a Certificate of Amendment of the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 29, 1998 and a Certificate of Amendment of the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 7, 2007 (as amended, the “Amended and Restated Certificate of Incorporation”).

2.        Pursuant to Section 245(a) of the Delaware General Corporate Law, this Restated Certificate of Incorporation integrates into a single instrument all of the provisions of the Amended and Restated Certificate of Incorporation which are in effect and operative as a result of having theretofore been filed with the Secretary of State of the State of Delaware as certificates of amendment to the Amended and Restated Certificate of Incorporation.

3.        Pursuant to Section 245(c) of the Delaware General Corporation Law, this Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Amended and Restated Certificate of Incorporation as theretofore amended, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

4.        The terms and provisions of this Restated Certificate of Incorporation have been duly adopted pursuant to the provisions of Section 245 of the Delaware General Corporation Law.

5.        The text of the Amended and Restated Certificate of Incorporation is hereby restated to read in its entirety as follows:

ARTICLE I.

The name of the Corporation is United Rentals, Inc.

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is United Corporate Services, Inc., 15 East North Street, Dover, Delaware 19901, County of Kent. The name of its registered agent at such address is United Corporate Services, Inc.

ARTICLE III.

A.	The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The amount of the total authorized capital stock of the Corporation is 505,000,000 shares, divided into (a) 500,000,000 shares of Common Stock having a par value of $0.01 per share, and (b) 5,000,000 shares of Preferred Stock having a par value of $0.01 per share.

B.	The Preferred Stock may be issued from time to time in one or more series. Subject to the restrictions prescribed by law, the Board of Directors is authorized to fix by resolution or resolutions the number of shares of any series of Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following: (a) the number of shares constituting that series and the distinctive designation of that series; (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (c) whether that series shall have voting rights in addition to the voting rights provided by law, and if so, the terms of such voting rights; (d) whether that series shall have conversion privileges, and if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (e) whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and the amount of such sinking funds; (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (h) any other relative rights, preferences and limitations of that series.

ARTICLE IV.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law.

ARTICLE V.

A.	By-Laws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend or repeal the By-Laws of the Corporation. Any By-Laws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Restated Certificate of Incorporation to the contrary, the By-Laws shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of ~~the~~ holders of at least ~~66-2/3%~~a majority of the voting power of all shares of capital stock of the Corporation entitled to vote generally ~~in~~for the election of directors~~, voting together as a single class~~.

B.	Amendment of Certificate of Incorporation. Notwithstanding any other provision contained in this Restated Certificate of Incorporation and notwithstanding that a lesser percentage may be specified by law, the By-Laws or otherwise, this Article V and Articles VI, VII, VIII and IX of this Restated Certificate of Incorporation shall not be amended or repealed, and no provision inconsistent therewith or providing for cumulative voting in the election of directors shall be adopted, unless such adoption, amendment or repeal is approved by the affirmative vote of holders of at least ~~66-2/3%~~a majority of the voting power of all shares of capital stock of the Corporation entitled to vote generally for the election of directors.

ARTICLE VI.

The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors (the “Board”). The Board may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

A.	Number of Directors. The number of directors comprising the entire Board shall, subject to the right, if any, of holders of Preferred Stock to elect directors under specified circumstances, be such number as may be fixed from time to time exclusively by the Board by action of a majority of the directors then in office. If the number of directors at any time is fixed at three or greater, then thereafter in no event shall such number be fewer than three or greater than nine, unless approved by action of not less than two-thirds of the directors then in office. No director need be a stockholder.

B.	Terms of Directors. At each annual meeting of stockholders beginning with the 2008 annual meeting of stockholders, the directors shall be elected for a term of office to expire at the next annual meeting of stockholders, subject to the election and qualification of their successors or the earlier of their death, resignation or removal; provided, however, that any director who prior to the annual meeting of stockholders in 2008 was elected to a term that continues beyond the date of the annual meeting of stockholders in 2008, shall continue in office for the remainder of his or her elected term or until his or her earlier death, resignation or removal.

C.	Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled by the Board (and not by the stockholders unless there are no directors then in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. A director elected to fill a newly created directorship or other vacancy shall hold office until the next annual meeting of stockholders, subject to the election and qualification of their successors or the earlier of their death, resignation or removal.

D.	Removal of Directors. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, the directors or any director may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least ~~66-2/3%~~a majority of the voting power of all shares of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that any director who prior to the annual meeting of stockholders in 2008 was elected to a term that continues beyond the date of the annual meeting of stockholders in 2008, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least ~~66-2/3%~~a majority of the voting power of all shares of the Corporation entitled to vote at an election of directors, voting together as a single class.

E.	Rights of Holders of Preferred Stock. Notwithstanding the foregoing provisions of this Article VI, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the rights and preferences of such Preferred Stock.

F.	Written Ballot Not Required. The election of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

ARTICLE VII.

The By-Laws of the Corporation may provide, without limitation, requirements relating to the notice and conduct of annual meetings, special meetings, and the nomination and election of directors of the Corporation.

ARTICLE VIII.

In furtherance and not in limitation of the powers conferred by law or in this Restated Certificate of Incorporation, the Board (and any committee of the Board) is expressly authorized, to the extent permitted by law, to take such action or actions as the Board or such committee may determine to be reasonably necessary or desirable to (a) encourage any person to enter into negotiations with the Board and management of the Corporation with respect to any transaction which may result in a change in control of the Corporation which is proposed or initiated by such person or (b) contest or oppose any such transaction which the Board or such committee determines to be unfair, abusive or otherwise undesirable with respect to the Corporation and its business, assets or properties or the stockholders of the Corporation, including, without limitation, the adoption of plans or the issuance of rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the Corporation, which rights, options, capital stock, notes, evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the Board or such committee and (ii) may provide that any holder or class of holders thereof designated by the Board or any such committee will be treated differently than all other holders in respect of the terms, conditions, provisions and rights of such securities.

ARTICLE IX.

Subject to the rights, if any, of holders of any class or series of Preferred Stock then outstanding, (i) stockholders are not permitted to call a special meeting of stockholders or to require the Board or officers of the Corporation to call such a special meeting, (ii) a special meeting of stockholders may only be called by a majority of the Board or by the chief executive officer, (iii) the business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board, and (iv) any action required or permitted to be taken by the stockholders must be taken at a duly called and convened annual meeting or special meeting of stockholders and cannot be taken by consent in writing.

Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statute) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-Laws of the Corporation.

ARTICLE X.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be duly executed this ~~16th~~     day of ~~March, 2009.~~                , 20    .

United Rentals, Inc.

By:	/s/ ~~Jonathan M. Gottsegen~~Joli L. Gross
Name: ~~Jonathan M. Gottsegen~~Joli L. Gross
Title: Senior Vice President, Deputy General Counsel And Corporate Secretary

APPENDIX B

RESTATED CERTIFICATE OF INCORPORATION

OF UNITED RENTALS, INC.

United Rentals, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.        The name of the Corporation is United Rentals, Inc. The Corporation was incorporated under the name “United Rentals Holdings, Inc.” The original Certificate of Incorporation (the “Original Certificate”) of the Corporation was filed with the Secretary of State of the State of Delaware on July 20, 1998. The Original Certificate was amended and restated by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 5, 1998. That Amended and Restated Certificate of Incorporation was amended by a Certificate of Amendment of the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 29, 1998 and a Certificate of Amendment of the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 7, 2007 (as amended, the “Amended and Restated Certificate of Incorporation”).

2.        Pursuant to Section 245(a) of the Delaware General Corporate Law, this Restated Certificate of Incorporation integrates into a single instrument all of the provisions of the Amended and Restated Certificate of Incorporation which are in effect and operative as a result of having theretofore been filed with the Secretary of State of the State of Delaware as certificates of amendment to the Amended and Restated Certificate of Incorporation.

3.        Pursuant to Section 245(c) of the Delaware General Corporation Law, this Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Amended and Restated Certificate of Incorporation as theretofore amended, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

4.        The terms and provisions of this Restated Certificate of Incorporation have been duly adopted pursuant to the provisions of Section 245 of the Delaware General Corporation Law.

5.        The text of the Amended and Restated Certificate of Incorporation is hereby restated to read in its entirety as follows:

ARTICLE I.

The name of the Corporation is United Rentals, Inc.

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is United Corporate Services, Inc., 15 East North Street, Dover, Delaware 19901, County of Kent. The name of its registered agent at such address is United Corporate Services, Inc.

ARTICLE III.

A.	The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The amount of the total authorized capital stock of the Corporation is 505,000,000 shares, divided into (a) 500,000,000 shares of Common Stock having a par value of $0.01 per share, and (b) 5,000,000 shares of Preferred Stock having a par value of $0.01 per share.

B.	The Preferred Stock may be issued from time to time in one or more series. Subject to the restrictions prescribed by law, the Board of Directors is authorized to fix by resolution or resolutions the number of shares of any series of Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following: (a) the number of shares constituting that series and the distinctive designation of that series; (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (c) whether that series shall have voting rights in addition to the voting rights provided by law, and if so, the terms of such voting rights; (d) whether that series shall have conversion privileges, and if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (e) whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and the amount of such sinking funds; (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (h) any other relative rights, preferences and limitations of that series.

ARTICLE IV.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law.

ARTICLE V.

A.	By-Laws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend or repeal the By-Laws of the Corporation. Any By-Laws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Restated Certificate of Incorporation to the contrary, the By-Laws shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

B.	Amendment of Certificate of Incorporation. Notwithstanding any other provision contained in this Restated Certificate of Incorporation and notwithstanding that a lesser percentage may be specified by law, the By-Laws or otherwise, this Article V and Articles VI, VII, VIII and IX of this Restated Certificate of Incorporation shall not be amended or repealed, and no provision inconsistent therewith or providing for cumulative voting in the election of directors shall be adopted, unless such adoption, amendment or repeal is approved by the affirmative vote of holders of at least 66-2/3% of the voting power of all shares of capital stock of the Corporation entitled to vote generally for the election of directors.

ARTICLE VI.

The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors (the “Board”). The Board may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

A.	Number of Directors. The number of directors comprising the entire Board shall, subject to the right, if any, of holders of Preferred Stock to elect directors under specified circumstances, be such number as may be fixed from time to time exclusively by the Board by action of a majority of the directors then in office. If the number of directors at any time is fixed at three or greater, then thereafter in no event shall such number be fewer than three or greater than nine, unless approved by action of not less than two-thirds of the directors then in office. No director need be a stockholder.

B.	Terms of Directors. At each annual meeting of stockholders beginning with the 2008 annual meeting of stockholders, the directors shall be elected for a term of office to expire at the next annual meeting of stockholders, subject to the election and qualification of their successors or the earlier of their death, resignation or removal; provided, however, that any director who prior to the annual meeting of stockholders in 2008 was elected to a term that continues beyond the date of the annual meeting of stockholders in 2008, shall continue in office for the remainder of his or her elected term or until his or her earlier death, resignation or removal.

C.	Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled by the Board (and not by the stockholders unless there are no directors then in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. A director elected to fill a newly created directorship or other vacancy shall hold office until the next annual meeting of stockholders, subject to the election and qualification of their successors or the earlier of their death, resignation or removal.

D.	Removal of Directors. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, the directors or any director may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that any director who prior to the annual meeting of stockholders in 2008 was elected to a term that continues beyond the date of the annual meeting of stockholders in 2008, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote at an election of directors, voting together as a single class.

E.	Rights of Holders of Preferred Stock. Notwithstanding the foregoing provisions of this Article VI, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the rights and preferences of such Preferred Stock.

F.	Written Ballot Not Required. The election of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

ARTICLE VII.

The By-Laws of the Corporation may provide, without limitation, requirements relating to the notice and conduct of annual meetings, special meetings, and the nomination and election of directors of the Corporation.

ARTICLE VIII.

In furtherance and not in limitation of the powers conferred by law or in this Restated Certificate of Incorporation, the Board (and any committee of the Board) is expressly authorized, to the extent permitted by law, to take such action or actions as the Board or such committee may determine to be reasonably necessary or desirable to (a) encourage any person to enter into negotiations with the Board and management of the Corporation with respect to any transaction which may result in a change in control of the Corporation which is proposed or initiated by such person or (b) contest or oppose any such transaction which the Board or such committee determines to be unfair, abusive or otherwise undesirable with respect to the Corporation and its business, assets or properties or the stockholders of the Corporation, including, without limitation, the adoption of plans or the issuance of rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the Corporation, which rights, options, capital stock, notes, evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the Board or such committee and (ii) may provide that any holder or class of holders thereof designated by the Board or any such committee will be treated differently than all other holders in respect of the terms, conditions, provisions and rights of such securities.

ARTICLE IX.

~~Subject to the rights, if any, of holders of any class or series of Preferred Stock then outstanding, (i) stockholders are not permitted to call a special meeting of stockholders or to require the Board or officers of the Corporation to call such a special meeting, (ii) a special meeting of stockholders may only be called by a majority of the Board or by the chief executive officer, (iii) the business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board, and (iv) any~~Any action required or permitted to be taken by the stockholders must be taken at a duly called and convened annual meeting or special meeting of stockholders and cannot be taken by consent in writing.

Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statute) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-Laws of the Corporation.

ARTICLE X.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be duly executed this ~~16th~~     day of ~~March~~            , ~~2009.~~20    .

United Rentals, Inc.

By:	/s/ ~~Jonathan M. Gottsegen~~Joli L. Gross
Name: ~~Jonathan M. Gottsegen~~Joli L. Gross
Title: Senior Vice President, Deputy General Counsel And Corporate Secretary

APPENDIX C

BY-LAWS

-of-

UNITED RENTALS, INC.

(a Delaware corporation hereinafter called the “Corporation”)

ARTICLE I

Offices

SECTION 1.01. Offices. The Corporation may have offices both within and without the State of Delaware as the Board of Directors may from time to time determine.

ARTICLE II

Meetings of Stockholders

SECTION 2.01. Place of Meetings. Meetings of stockholders may be held at any place, either within or without the State of Delaware, designated by the Board of Directors.

SECTION 2.02. Annual Meeting. The annual meeting of stockholders for election of directors shall be held on such date and at such time as shall be designated by the Board of Directors. Any other proper business may be transacted at the annual meeting.

SECTION 2.03. Special Meetings. ~~Stockholders are not permitted to call a special meeting of stockholders or to require the Board of Directors or officers of the Corporation to call such a special meeting. A special meeting of stockholders may only be called by a majority of the Board of Directors or by the chief executive officer, to be held on such date and at such time and place as may be stated in the notice of the meeting. The business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board of Directors. Any action required or permitted to be taken by the stockholders must be taken at a duly called and convened annual meeting or special meeting of stockholders and cannot be taken by consent in writing.~~

(a)        A special meeting of stockholders may be called by a majority of the Board of Directors or by the chief executive officer.

(b)        A special meeting of the stockholders shall be called by the Board of Directors upon written request to the Secretary (each, a “Special Meeting Request”) of one or more record holders of shares of stock of the Corporation representing in the aggregate not less than 25% of the voting power of all shares of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting (the “Requisite Percentage”). A Special Meeting Request shall be signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting (each, a “Requesting Stockholder”), shall comply with this Section 2.03 and, if applicable, Section 2.07, and shall include: (i) a statement of the specific purpose or purposes of the special meeting, (ii) the information required by the second paragraph of Section 2.07, (iii) an acknowledgement by the Requesting Stockholders and the beneficial owners, if any, on whose behalf the Special Meeting Request is made that a disposition of shares of the Corporation’s stock owned of record or beneficially as of the date on which the Special Meeting Request in respect of such shares is delivered to the Secretary that is made at any time prior to the special meeting shall constitute a revocation of such Special Meeting Request with respect to such disposed shares, and (iv) documentary evidence that the Requesting Stockholders or the beneficial owners, if any, on whose behalf the Special Meeting Request is being made “own” (as defined in Section 3.10(c)(iv)) the Requisite Percentage as of the date of such written request to the Secretary; provided; however, that if the Requesting Stockholders are not the beneficial owners of the shares representing the

Requisite Percentage, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with any Special Meeting Request, such documentary evidence must be delivered to the Secretary within ten days after the date on which such Special Meeting Request is delivered to the Secretary) that the beneficial owners on whose behalf the Special Meeting Request is being made “own” the Requisite Percentage as of the date on which such Special Meeting Request is delivered to the Secretary. In addition, the Requesting Stockholders and the beneficial owners, if any, on whose behalf the Special Meeting Request is being made shall promptly provide any other information reasonably requested by the Corporation.

(c)        Special meetings of the stockholders shall be held on such date and at such time and place as may be stated in the notice of the meeting; provided, however, that in the case of a special meeting requested by stockholders, the date of any such special meeting shall not be more than ninety (90) days after the date that a Special Meeting Request that satisfies the requirements of this Section 2.03 is received by the Secretary.

(d)        Notwithstanding the foregoing provisions of this Section 2.03, a special meeting requested by stockholders shall not be held if (i) the Special Meeting Request does not comply with this Section 2.03, (ii) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law, (iii) the Special Meeting Request is received by the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (iv) an annual or special meeting of the stockholders that included an identical or substantially similar item of business (“Similar Business”) was held not more than 120 days before the date that the Special Meeting Request was received by the Secretary, (v) the Board of Directors has called or calls for an annual or special meeting of stockholders to be held within 90 days after the date that the Special Meeting Request is received by the Secretary and the business to be conducted at such meeting includes Similar Business or (vi) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended, or other applicable law. For purposes of this Section 2.03, the nomination, election or removal of directors shall be deemed to be Similar Business with respect to all items of business involving the nomination, election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors. The Board of Directors shall determine in good faith whether the requirements set forth in this Section 2.03 have been satisfied.

(e)        In determining whether a special meeting of stockholders has been requested by the record holders of shares representing in the aggregate at least the Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (i) each Special Meeting identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board of Directors) and (ii) such Special Meeting Requests have been dated and delivered to the Secretary within 60 days of the earliest dated Special Meeting Request identifying substantially the same purpose or purposes. A Requesting Stockholder may revoke a Special Meeting Request at any time by written revocation delivered to the Secretary and if, following such revocation, there are outstanding un-revoked requests from Requesting Stockholders holding less than the Requisite Percentage, the Board of Directors may, in its discretion, cancel the special meeting with respect to the business to be conducted pursuant to the Special Meeting Request. If none of the Requesting Stockholders appears or sends a duly authorized agent to present the business to be presented for consideration that was specified in the relevant Special Meeting Request, the Corporation need not present such business for a vote at such special meeting.

(f)        The business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board of Directors. Any action required or permitted to be taken by the stockholders must be taken at a duly called and convened annual meeting or special meeting of stockholders and cannot be taken by consent in writing.

SECTION 2.04. Quorum. The holders of a majority of the shares of stock entitled to vote on a matter thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by law, the certificate of incorporation or these By-Laws. In the absence of a quorum of the holders of any class of stock entitled to vote on a matter, the holders of such class so present or represented may, by majority vote, adjourn the meeting of such class from time to time until a quorum of such class shall be so present or represented.

SECTION 2.05. Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or in his absence (or election not to preside) by the Vice Chairman, if any, or in his absence (or election not to preside) by the President, or in his absence (or election not to preside) by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence (or election not to so act) the chairman of the meeting may appoint any person to act as secretary of the meeting.

SECTION 2.06. Conduct of Meetings. The Board of Directors may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

SECTION 2.07. Advance Notification of Nomination of Directors and Other Business to be Transacted at Stockholder Meetings. To be properly brought before the annual or any special meeting of stockholders, nominations of persons for election to the Board of Directors and any other business must be (i) specified in the notice of the meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors or any committee appointed by the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee appointed by the Board of Directors, or (iii) properly brought before the meeting by a stockholder who is a stockholder of record of the Corporation on the date the notice provided for in this Section 2.07 is delivered to, or mailed and received by, the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures and other requirements set forth in this Section 2.07. In addition to any other applicable requirements, for business to be properly brought before any meeting of stockholders by a stockholder, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (ii) in the case of the annual meeting, such business, other than a nomination, must constitute a proper matter for stockholder action, and (iii) in the case of any special meeting, such business shall be limited to the nomination of a person or persons, as the case may be, for election to such position(s) as are specified in the Corporation’s notice of the meeting in the event that the Corporation calls a special meeting of stockholders for the purpose of electing one or more persons to the Board of Directors. To be timely, a stockholder’s notice must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (i) in the case of the annual meeting, not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is not scheduled to be held within a period that commences within 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), for notice by the stockholder to be timely, it must be so delivered, or mailed and received, by the later of the close of business on (i) the day 90 days prior to such Other Meeting Date or (ii) the tenth day following the day on which such Other Meeting Date is publicly announced or disclosed and (ii) in the case of any special meeting, not later than the close of business on the tenth day following the day on which the date of the special meeting and the nominees proposed by the Board of Directors to be elected at such meeting are publicly announced or disclosed.

Such stockholder’s notice to the Secretary shall set forth: (i) whether the stockholder is providing the notice at the request of a beneficial holder of stock, whether the stockholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the stockholder or such beneficial holder in the Corporation or the matter to which such stockholder’s notice relates, and the details thereof, including the name of such other person (the stockholder, any beneficial holder on whose behalf the notice is being given, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”), (ii) the name and address of all Interested Persons, (iii) a complete listing of the record and beneficial ownership positions (including number or amount) of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Corporation or any of its subsidiaries held by all Interested Persons, (iv) whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery or receipt of such stockholder’s notice by or for the benefit of any Interested Person with respect to the Corporation or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Corporation, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Corporation or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and, if so, a summary of the material terms thereof, (v) a representation that the stockholder is a holder of record of stock of the Corporation that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in such stockholder’s notice. The stockholder’s notice shall be updated not later than ten days after the record date for the determination of stockholders entitled to vote at the meeting to provide any material changes in the foregoing information as of the record date.

Any stockholder’s notice relating to the nomination of directors must also contain (i) the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any successor regulation), (ii) each nominee’s signed consent to serve as a director of the Corporation if elected, and (iii) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation). The Corporation may also require any proposed nominee to furnish such other information, including completion of the Corporation’s directors questionnaire, as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation, or whether such proposed nominee would be considered “independent” as a director or as a member of the audit or any other committee of the Board of Directors under the various rules and standards applicable to the Corporation. Any stockholder’s notice with respect to a matter other than the nomination of directors must also contain (i) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by stockholders and (ii) a brief written statement of the reasons why such stockholder favors the proposal.

In the case of a nomination by a stockholders of a person or persons for election to the Board of Directors at the annual or any special meeting, only persons who are nominated in accordance with the procedures set forth in this Section 2.07 shall be eligible for election as directors of the Corporation. In the case of any other business proposed by a stockholder for transaction at the annual meeting of stockholders, no such business shall be conducted at the annual meeting of stockholders unless it is properly brought before the meeting in accordance with the procedures set forth in this Section 2.07; provided, however, that nothing in this Section 2.07 shall be deemed to preclude discussion by any stockholder of any business properly brought before the meeting in accordance with the procedures set forth in this Section 2.07. The officer of the Corporation or other person presiding at the meeting shall, if the facts warrant, determine that a nomination was not properly made, or that business was not properly brought before the meeting, in each case in accordance with the provisions of this Section 2.07 and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.07, if the stockholder or a qualified representative of the stockholder does not appear at the annual or special meeting of stockholders of the Corporation to present any such nomination, or make any such proposal, such nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. In no event shall the postponement or adjournment of an annual meeting already publicly noticed, or any announcement of such postponement or adjournment, commence a new period (or extend any time period) for the giving of notice as provided in this Section 2.07.

For purposes of this Section 2.07, (i) “beneficially owned” has the meaning provided in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, and (ii) a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.

This Section 2.07 shall not apply to (i) stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act or (ii) the election of directors selected by or pursuant to the provisions of the certificate of incorporation relating to the rights of the holders of any class or series of stock of the Corporation having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances.

SECTION 2.08. Compliance with Securities and Exchange Act of 1934. Notwithstanding any other provision of these By-laws, the Corporation shall be under no obligation to include any stockholder proposal in its proxy statement materials or otherwise present any such proposal to stockholders at a special or annual meeting of stockholders if the Board of Directors reasonably believes that the proponents thereof have not complied with Sections 13 and 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and the Corporation shall not be required to include in its proxy statement material to stockholders any stockholder proposal not required to be included in its proxy material to stockholders in accordance with such Act, rules or regulations.

ARTICLE III

Directors

SECTION 3.01. Number of Directors. The number of directors which shall constitute the entire Board of Directors shall be as set by the Board of Directors from time to time. No reduction in the number of directors constituting the entire Board of Directors shall have the effect of removing any director before that director’s term of office expires.

SECTION 3.02. Term of Office. Subject to the provisions of the certificate of incorporation, each director, including a director elected to fill a vacancy, shall hold office until such director’s successor is elected and qualified or the earlier resignation or removal of such director.

SECTION 3.03. Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman, the Vice Chairman, the Chief Executive Officer, the President or the Secretary or by resolution of the Board of Directors. Unless waived, notice of the time and place of special meetings shall be delivered to each director either (i) personally (either orally or in writing),

(ii) by telephone, (iii) by telex, telecopy, facsimile or other electronic transmission (including email), or (iv) by first-class mail, postage prepaid, addressed to a director at that director’s address as it is shown on the records of the Corporation. If the notice is mailed, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting (ten days in the case of a director whose address as shown on the records of the Corporation is outside of the United States of America). If the notice to a director is sent in any other manner, it shall be sent at least 24 hours before the time of the holding of the meeting.

SECTION 3.04. Quorum. At all meetings of the Board of Directors, a majority of the entire Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business. In case, at any meeting of the Board of Directors, a quorum shall not be present, the members of the Board of Directors present may adjourn the meeting from time to time until a quorum shall be present.

SECTION 3.05. Organization. Meetings of the Board of Directors shall be presided over by the Chairman, if any, or in his absence by the Vice Chairman, if any, or in the absence of the foregoing persons by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence (or election not to so act) the chairman of the meeting may appoint any person to act as secretary of the meeting.

SECTION 3.06. Meetings by Conference Telephone or Similar Device. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 3.07. Board Action by Written Consent Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee. Written consents representing actions taken by the Board of Directors or any committee thereof may be executed by telex, telecopy, facsimile or other electronic transmission (including attachments sent by email), and such electronic transmission shall be valid and binding to the same extent as if it were an original.

SECTION 3.08. Election of Directors. Except as provided in the Corporation’s certificate of incorporation, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present; provided, however, that the directors shall be elected by a plurality of the votes cast at any meeting at which a quorum is present for which (i) the Secretary of the Corporation receives a notice pursuant to these By-Laws that a stockholder intends to nominate a director or directors and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date on which the Company first mails its notice of meeting for such meeting to the stockholders. For purposes of this Section 3.08, a majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director.

SECTION 3.09. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may adopt, amend and repeal rules for the conduct of its business. In the absence of a provision by the Board of Directors or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to these By-laws.

SECTION 3.10. Stockholder Nominations Included in the Corporation’s Proxy Materials.

(a)        Inclusion of Stockholder Nominees in Proxy Statement. Subject to the provisions of this Section 3.10, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders:

(i)          the names of any person or persons nominated for election (each, a “Stockholder Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Section 3.10 (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);

(ii)         disclosure about each Stockholder Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement;

(iii)        any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of each Stockholder Nominee’s election to the Board of Directors (subject, without limitation, to Section 3.10(e)(ii)), if such statement does not exceed 500 words and fully complies with Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”); and

(iv)        any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of each Stockholder Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 3.10 and any solicitation materials or related information with respect to a Stockholder Nominee.

For purposes of this Section 3.10, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Corporation designated by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on the Corporation, any Eligible Holder, any Nominating Stockholder, any Stockholder Nominee and any other person so long as made in good faith (without any further requirements). The chairman of any annual meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Stockholder Nominee has been nominated in accordance with the requirements of this Section 3.10 and, if not so nominated, shall direct and declare at the meeting that such Stockholder Nominee shall not be considered.

(b)        Maximum Number of Stockholder Nominees.

(i)        The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Stockholder Nominees than that number of directors constituting the greater of (i) two or (ii) 20% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 3.10 (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Stockholder Nominees who the Board of Directors itself decides to nominate for election at such annual meeting; (2) Stockholder Nominees who cease to satisfy, or Stockholder Nominees of Nominating Stockholders that cease to satisfy, the eligibility requirements in this Section 3.10, as determined by the Board of Directors; (3) Stockholder Nominees whose nomination is withdrawn by the Nominating Stockholder or who become unwilling to serve on the Board of Directors; and (4) the number of incumbent directors who had been Stockholder Nominees with respect to any of the preceding three annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 3.10(d) below but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii)         If the number of Stockholder Nominees pursuant to this Section 3.10 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Stockholder Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Stockholder Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 3.10(d), a Nominating Stockholder or a Stockholder Nominee ceases to satisfy the eligibility requirements in this Section 3.10, as determined by the Board of Directors, a Nominating Stockholder withdraws its nomination or a Stockholder Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Stockholder Nominee or any successor or replacement Stockholder Nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Stockholder Nominee will not be included as a Stockholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(c)        Eligibility of Nominating Stockholder.

(i)          An “Eligible Holder” is a person who has either (1) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 3.10(c) continuously for the three-year period specified in Subsection (ii) below or (2) provides to the Secretary of the Corporation, within the time period referred to in Section 3.10(d), evidence of continuous ownership of such shares for the three-year period specified in subsection (ii) below from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

(ii)         An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 3.10 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 3.10, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder cease to satisfy the eligibility requirements in this Section 3.10, as determined by the Board of Directors, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

(iii)        The “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice.

(iv)        For purposes of Section 2.03 and this Section 3.10, a Requesting Stockholder or an Eligible Holder, as applicable, “owns” only those outstanding shares of the Corporation as to which the Requesting Stockholder or Eligible Holder possesses both:

(A)	the full voting and investment rights pertaining to the shares; and

(B)	the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) purchased or sold by such Requesting Stockholder or Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Requesting Stockholder or Eligible Holder, (3) borrowed by such Requesting Stockholder or Eligible Holder or any of its affiliates for any purpose or purchased by such Requesting Stockholder or Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Requesting Stockholder or Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Requesting Stockholder’s or Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Requesting Stockholder or Eligible Holder or any of its affiliates.

An Eligible Holder “owns” shares held in the name of a Stockholder Nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice, has recalled such loaned shares as of the date of the Nomination Notice and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board.

(v)        No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.

(d)        Nomination Notice. To nominate a Stockholder Nominee, the Nominating Stockholder must, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of stockholders, submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:

(i)          A Schedule 14N (or any successor form) relating to each Stockholder Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Stockholder as applicable, in accordance with rules and regulations of the Securities and Exchange Commission;

(ii)         A written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Stockholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(A)	the information required with respect to the nomination of directors pursuant to Section 2.07 of these By-Laws;

(B)	the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(C)	a representation and warranty that the Nominating Stockholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(D)	a representation and warranty that each Stockholder Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;

(E)	a representation and warranty that each Stockholder Nominee:

1)    does not have any direct or indirect relationship with the Corporation that would cause the Stockholder Nominee to be considered not independent pursuant to the Corporation’s Independence Standards as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;

2)    meets the Audit Committee and Compensation Committee independence requirements under each of (x) the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded and (y) the Corporation’s Corporate Governance Guidelines as most recently published on its website;

3)    is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

4)    is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision);

5)    meets the director qualifications set forth in the Corporation’s Corporate Governance Guidelines as most recently published on its website; and

6)    is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Stockholder Nominee;

(F)	a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 3.10(c) and has provided evidence of ownership to the extent required by Section 3.10(c)(i);

(G)	a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 3.10(c) through the date of the annual meeting and a statement regarding the Nominating Stockholder’s intent with respect to continued ownership of the Minimum Number of shares for at least one year following the annual meeting and intends to continue to hold the Minimum Number of shares for at least one year following the annual meeting;

(H)	details of any position of a Stockholder Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Nomination Notice;

(I)	a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to a Stockholder Nominee or any Stockholder Nominee of the Board;

(J)	a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Stockholder Nominee at the annual meeting;

(K)	if desired, a Supporting Statement; and

(L)	in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(iii)        An executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Stockholder (including each group member) agrees:

(A)	to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(B)	to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director Stockholder Nominees or any Stockholder Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C)	to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Stockholder Nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;

(D)	to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Stockholder Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 3.10; and

(E)	in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 3.10(c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication of (i) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (ii) such failure; and

(iv)        An executed agreement, in a form deemed satisfactory by the Board of Directors, by each Stockholder Nominee:

(A)	to provide to the Corporation such other information and certifications, including completion of the Corporation’s director questionnaire, as it may reasonably request;

(B)	at the reasonable request of the Nominating and Corporate Governance Committee, to meet with the Nominating and Corporate Governance Committee to discuss matters relating to the nomination of such Stockholder Nominee to the Board of Directors, including the information provided by such Stockholder Nominee to the Corporation in connection with his or her nomination and such Stockholder Nominee’s eligibility to serve as a member of the Board of Directors;

(C)	that such Stockholder Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s Corporate Governance Guidelines, Code of Conduct, Related Party Transaction Policy and any other Corporation policies and guidelines applicable to directors; and

(D)	that such Stockholder Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Corporation that has not been disclosed to the Corporation, (ii) any agreement, arrangement or understanding with any person or entity as to how such Stockholder Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation or (iii) any Voting Commitment that could limit or interfere with such Stockholder Nominee’s ability to comply, if elected as a director of the Corporation, with its fiduciary duties under applicable law.

The information and documents required by this Section 3.10(d) to be provided by the Nominating Stockholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 3.10(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation. For purposes of this Section 3.10, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.

(e)        Exceptions.

(i)          Notwithstanding anything to the contrary contained in this Section 3.10, the Corporation may omit from its proxy statement any Stockholder Nominee and any information concerning such Stockholder Nominee (including a Nominating Stockholder’s Supporting Statement) and no vote on such Stockholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Stockholder Nominee, if:

(A)	the Corporation receives a notice pursuant to Section 2.07 of these By-Laws that a stockholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;

(B)	the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 3.10, the Nominating Stockholder withdraws its nomination or the chairman of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 3.10 and shall therefore be disregarded;

(C)	the Board of Directors determines that such Stockholder Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Corporation’s bylaws or certificate of incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the primary stock exchange on which the Corporation’s common stock is traded;

(D)	such Stockholder Nominee was nominated for election to the Board of Directors pursuant to this Section 3.10 at one of the Corporation’s three preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Stockholder Nominee;

(E)	such Stockholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or

(F)	the Corporation is notified, or the Board of Directors determines, that the Nominating Stockholder or the Stockholder Nominee has failed to continue to satisfy the eligibility requirements described in Section 3.10(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Stockholder Nominee becomes unwilling or unable to serve on the Board of Directors or any violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or such Stockholder Nominee under this Section 3.10.

(ii)         Notwithstanding anything to the contrary contained in this Section 3.10, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Stockholder Nominee included in the Nomination Notice, if the Board of Directors determines that:

(A)	such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(B)	such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(C)	the inclusion of such information in the proxy statement would otherwise violate the proxy rules of the Securities and Exchange Commission or any other applicable law, rule or regulation.

The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.

ARTICLE IV

Officers

SECTION 4.01. General. The officers of the Corporation shall be chosen by the Board of Directors and shall, unless otherwise determined by the Board of Directors, be a Chairman, a Vice Chairman, a Chief Executive Officer, a President, a Chief Financial Officer, and a Secretary. The Board of Directors, in its discretion, may also choose one or more Vice Presidents, Assistant Secretaries, and other officers. Each such officer shall hold office until his successor is elected and qualified or his earlier resignation or removal. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights.

SECTION 4.02. Powers and Duties of Officers. The chief executive officer of the Corporation shall have such powers in the management of the Corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to such office. The chief executive officer shall see that all orders and resolutions of the Board of Directors are carried into effect.

The other officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in a resolution by the Board of Directors or delegated to them by the chief executive officer and, to the extent not so provided or delegated, as generally pertain to their respective offices, subject to the control of the Board of Directors and the chief executive officer. Without limiting the foregoing, the Secretary shall have the duty to record the proceedings of the meetings of the stockholders, the Board of Directors and any committee thereof in a book to be kept for that purpose.

ARTICLE V

Miscellaneous

SECTION 5.01. Waivers of Notice. Whenever any notice is required by law, the certificate of incorporation or these By-laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, and, in the case of a waiver of notice of a meeting, whether or not the business to be transacted at or the purposes of such meeting is set forth in such waiver, shall be deemed equivalent thereto. The attendance of any person at any meeting, in person, or, in the case of the meeting of stockholders, by proxy, shall constitute a waiver of notice of such meeting by such person, except where such person attends such meeting for the express purpose of objecting at the beginning of such meeting to the transaction of any business on the grounds that such meeting is not duly called or convened.

SECTION 5.02. Fiscal Year. The fiscal year of the Corporation shall be fixed from time to time by the Board of Directors.

SECTION 5.03. Seal. The corporate seal shall have inscribed thereon the name of the Corporation and shall be in such form as may be approved from time to time by the Board of Directors.

SECTION 5.04. Entire Board. As used in these By-laws, “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies in the Board of Directors.

SECTION 5.05. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim relating to the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or these By-laws, or (iv) any action asserting a claim relating to the Corporation governed by the internal affairs doctrine.

☐                   ⬛

UNITED RENTALS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Michael J. Kneeland, William B. Plummer, Joli L. Gross or any of them, with full power of substitution, proxies to represent and to vote at the annual meeting of stockholders of United Rentals, Inc. (the “Company”) to be held on May 4, 2017 at 9:00 a.m., Eastern time, at the Boston Marriott Cambridge, 50 Broadway, Cambridge, Massachusetts and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting.

(Continued and to be signed and dated on the reverse side)

⬛ 1.1	14475 ⬛

ANNUAL MEETING OF STOCKHOLDERS OF

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

May 4, 2017

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on Thursday, May 4, 2017:

The Notice of and Proxy Statement for the 2017 Annual Meeting of Stockholders

and the Company’s 2016 Annual Report to Stockholders are available electronically at

https://materials.proxyvote.com/911363.

GO GREEN

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Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i   Please detach along perforated line and mail in the envelope provided.  i

∎

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3,

FOR “EVERY YEAR” ON PROPOSAL 4, “FOR” PROPOSAL 5, “AGAINST” PROPOSAL 6 AND “FOR” PROPOSAL 7.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors
	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
Jenne K. Britell	☐	☐	☐	2.	Ratification of Appointment of Public Accounting Firm	☐	☐	☐
José B. Alvarez	☐	☐	☐	3.	Advisory Approval of Executive Compensation	☐	☐	☐
Bobby J. Griffin	☐	☐	☐		Every Year	Every 2 years	Every 3 years	ABSTAIN
Michael J. Kneeland	☐	☐	☐	4.	Advisory Vote on Frequency of Executive Compensation Vote ☐	☐ FOR	☐ AGAINST	☐ ABSTAIN
Singleton B. McAllister	☐	☐	☐	5.	Company Proposal to Amend the Company’s Restated Certificate of Incorporation to Remove Supermajority Voting Requirements	☐	☐	☐
Jason D. Papastavrou	☐	☐	☐	6.	Stockholder Proposal on Special Shareowner Meetings	☐	☐	☐
Filippo Passerini	☐	☐	☐	7.

Company Proposal to Amend the Company’s Restated Certificate of Incorporation to Allow Amendment to By-Laws Granting Stockholders Holding 25% or More the Ability to Call Special Meetings of Stockholders

						☐	☐	☐
Donald C. Roof	☐	☐	☐
Shiv Singh	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THIS PROXY WILL BE VOTED  “FOR” ALL  NOMINEES IN  PROPOSAL 1, “FOR” PROPOSAL 2,

				“FOR” PROPOSAL 3, FOR “EVERY YEAR” ON PROPOSAL 4, “FOR” PROPOSAL 5, “AGAINST” PROPOSAL 6, AND “FOR” PROPOSAL 7.

				ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ANNUAL MEETING OF STOCKHOLDERS OF

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

May 4, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

COMPANY NUMBER

ACCOUNT NUMBER

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on Thursday, May 4, 2017:    The Notice of and Proxy Statement for the 2017 Annual Meeting of Stockholders and the Company’s 2016 Annual Report to Stockholders are available electronically at https://materials.proxyvote.com/911363.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3,

FOR “EVERY YEAR” ON PROPOSAL 4, “FOR” PROPOSAL 5, “AGAINST” PROPOSAL 6 AND “FOR” PROPOSAL 7.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors
	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
Jenne K. Britell	☐	☐	☐	2.	Ratification of Appointment of Public Accounting Firm	☐	☐	☐
José B. Alvarez	☐	☐	☐	3.	Advisory Approval of Executive Compensation	☐	☐	☐
Bobby J. Griffin	☐	☐	☐		Every Year	Every 2 years	Every 3 years	ABSTAIN
Michael J. Kneeland	☐	☐	☐	4.	Advisory Vote on Frequency of Executive Compensation Vote ☐	☐ FOR	☐ AGAINST	☐ ABSTAIN
Singleton B. McAllister	☐	☐	☐	5.	Company Proposal to Amend the Company’s Restated Certificate of Incorporation to Remove Supermajority Voting Requirements	☐	☐	☐
Jason D. Papastavrou	☐	☐	☐	6.	Stockholder Proposal on Special Shareowner Meetings	☐	☐	☐
Filippo Passerini	☐	☐	☐	7.

Company Proposal to Amend the Company’s Restated Certificate of Incorporation to Allow Amendment to By-Laws Granting Stockholders Holding 25% or More the Ability to Call Special Meetings of Stockholders

						☐	☐	☐
Donald C. Roof	☐	☐	☐
Shiv Singh	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THIS PROXY WILL BE VOTED  “FOR” ALL  NOMINEES IN  PROPOSAL 1, “FOR” PROPOSAL 2,

				“FOR” PROPOSAL 3, FOR “EVERY YEAR” ON PROPOSAL 4, “FOR” PROPOSAL 5, “AGAINST” PROPOSAL 6, AND “FOR” PROPOSAL 7.

				ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

⬛

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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